     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1999


                                                      REGISTRATION NO. 333-75233
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 FUNDTECH LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               ISRAEL                                 7372                             NOT APPLICABLE
   (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                                 FUNDTECH LTD.

                                  BEIT HABONIM
                                2 HABONIM STREET
                            RAMAT GAN 52462, ISRAEL
                               011-972-3-575-2750
                            FAX: 011-972-3-575-1725
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 FUNDTECH CORP.
                        30 MONTGOMERY STREET, SUITE 501
                         JERSEY CITY, NEW JERSEY 07302
                                  201-946-1100
                               FAX: 201-946-1313
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                  COPIES OF ALL COMMUNICATIONS TO BE SENT TO:

        DAVID P. STONE, ESQ.                 MICHAEL S. HYMAN, ESQ.               ALEXANDER D. LYNCH, ESQ.
     WEIL, GOTSHAL & MANGES LLP                  FUNDTECH CORP.                      BROBECK, PHLEGER &
          767 FIFTH AVENUE                    30 MONTGOMERY STREET,                     HARRISON LLP
      NEW YORK, NEW YORK 10153                      SUITE 501                           1633 BROADWAY
            212-310-8000                  JERSEY CITY, NEW JERSEY 07302           NEW YORK, NEW YORK 10019
          FAX: 212-310-8007                       201-946-1100                          212-581-1600
      CLIFFORD M.J. FELIG, ADV.                 FAX: 201-946-1313                     FAX: 212-586-7878
        HERZOG, FOX & NEEMAN                                                       AARON M. LAMPERT, ADV.
             ASIA HOUSE                                                            NASCHITZ, BRANDES & CO.
          4 WEIZMAN STREET                                                             5 TUVAL STREET
       TEL AVIV 64239, ISRAEL                                                      TEL AVIV 67897, ISRAEL
         011-972-3-692-2020                                                          011-972-3-623-5000
       FAX: 011-972-3-696-6464                                                     FAX: 011-972-3-623-5005

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 27, 1999


                              [FUNDTECH LTD. LOGO]

                           2,500,000 ORDINARY SHARES


     Fundtech Ltd. is offering 2,500,000 of its ordinary shares. Fundtech's ordinary shares are traded on the Nasdaq National Market under the symbol "FNDTF." The last reported sale price of the ordinary shares on the Nasdaq National Market on April 23, 1999 was $36.75 per share.


                            ------------------------

                INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------

                                                              PER SHARE       TOTAL
                                                              ----------    ----------
Public Offering Price.......................................  $             $
Underwriting Discounts and Commissions......................  $             $
Proceeds to Fundtech........................................  $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     WE HAVE APPLIED TO THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL FOR AN EXEMPTION FROM THE OBLIGATION TO PUBLISH THIS PROSPECTUS IN THE MANNER REQUIRED PURSUANT TO ISRAELI LAW. NOTHING IN THE EXEMPTION, IF GRANTED, MAY BE CONSTRUED AS APPROVING THE ADEQUACY OR RELIABILITY OF THE MATTERS CONTAINED IN THIS PROSPECTUS OR AS ANY EXPRESSION OF OPINION AS TO US OR OUR SECURITIES.


     Fundtech has granted the underwriters a 30-day option to purchase up to an additional 375,000 ordinary shares to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the ordinary shares to purchasers on
            , 1999.

                            ------------------------

BANCBOSTON ROBERTSON STEPHENS                               SALOMON SMITH BARNEY

CIBC WORLD MARKETS
                               HAMBRECHT & QUIST
                                                        LEHMAN BROTHERS

               The date of this prospectus is             , 1999.

                                [FUNDTECH LOGO]
                      [THE FUNDTECH SOLUTION -- SCHEMATIC]


                             THE FUNDTECH SOLUTION



      --  Scalable Client/Server Architecture



      --  Internet/Intranet



      --  Centralized Control of Funds



      --  Cost-Effectiveness



      --  Global Risk Management



      --  Regulatory Compliance



      --  Global Treasury Management



     Fundtech is a leading provider of software which enables businesses and their banks to process payments, transfer funds and manage cash positions electronically. Our client/server software products automate the process of transferring funds among corporations, banks and clearance systems, and enable businesses to manage global cash positions efficiently and in real-time.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, ORDINARY SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     4
Risk Factors................................................     7
Use of Proceeds.............................................    18
Price Range of Ordinary Shares..............................    19
Dividend Policy.............................................    19
Capitalization..............................................    20
Unaudited Pro Forma Consolidated Combined Financial
  Information...............................................    21
Selected Historical Consolidated Financial Data.............    22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    23
Business....................................................    33
Management..................................................    48
Principal Shareholders......................................    57
Certain Relationships and Related Party Transactions........    59
Shares Eligible for Future Sale.............................    61
Description of Capital Stock................................    62
Conditions in Israel........................................    64
Taxation....................................................    65
Underwriting................................................    73
Legal Matters...............................................    75
Experts.....................................................    75
Where You Can Find More Information.........................    75
Enforceability of Civil Liabilities.........................    76
Index to Consolidated Financial Statements..................   F-1

                            ------------------------

     Our Consolidated Financial Statements are prepared in United States dollars and in accordance with accounting principles generally accepted in the United States. All references to "dollars" or "$" in this prospectus are to United States dollars, and all references to "Shekels" or "NIS" are to New Israeli Shekels. On March 25, 1999, the exchange rate between the NIS and the dollar, as quoted by the Bank of Israel, was NIS 4.06 to $1.00.

     In this prospectus, unless we indicate otherwise, "we," "us," "our," the "Company" and "Fundtech" refer to Fundtech Ltd. and our wholly-owned subsidiaries, Fundtech Corp. and Fundtech U.K. Limited. Historical information relating to Fundtech does not give pro forma effect to Fundtech's acquisition of certain businesses from CheckFree Holdings Corporation in April 1998. For pro forma information, see "Unaudited Pro Forma Consolidated Combined Financial Information."

                               PROSPECTUS SUMMARY

     The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the ordinary shares. You should read the entire prospectus, including Risk Factors and Consolidated Financial Statements and related Notes, before deciding to invest in our ordinary shares.

                                    FUNDTECH

Our Company................  We are a leading provider of software which enables businesses and their banks to process payments, transfer funds and manage cash positions electronically. Our client/server software products automate the process of transferring funds among corporations, banks and clearance systems and enable businesses to manage global cash positions efficiently and in real-time.

Our Products...............  Our suite of products and related services are designed to integrate all elements of the electronic payments cycle, including:

                             - Electronic funds transfer
                               -- interconnects financial institutions with
                                  clearance systems such as FedWire and SWIFT
                               -- products include FEDplu$, PAY$tar and PAYplus
                                  RTGS

                             - Cash management
                               -- interconnects financial institutions with
                                  their business clients
                               -- products include Access Banking, webAccess and
                                  Access.pro

                             - Treasury management
                               -- centralizes treasury management for large
                                  financial institutions and corporations to manage global cash positions
                               -- products include RECON$tar and Global CASHstar

Our Customers..............  Our solutions are used by thousands of corporate end-users and have been sold to more than 220 financial institutions, including:


                                          Allied Irish Bank                 National Australia Group
                                          Bank of Tokyo-Mitsubishi          Republic National Bank
                                          Fidelity Investments              Sanwa Bank
                                          Industrial Bank of Japan          Swedbank
                                          Merrill Lynch                     Visa International
                                          Morgan Guaranty Trust Company     Washington Mutual
                                            of N.Y.

Our Market.................  The increasing integration of global economies has led to a dramatic increase in the number of financial transactions consummated through electronic payments and funds transfers. In 1997, more than 145 million funds transfers, having an approximate aggregate value of $650 trillion, took place in the United States and more than three times as many transactions occurred internationally. Funds transfer constitutes a critical component of customer service in the financial services industry. Businesses are demanding cash management solutions that permit real-time management of funds across multiple accounts, currencies and international borders. To service the emerging needs of their business clients, financial institutions are seeking a more cost-efficient method of offering funds transfer and cash management services and are increasingly migrating to all-electronic platforms.

                             Trends which continue to drive demand for our products in this dynamic market environment include:

                             - increasing need for centralized cash and treasury
                               management;

                             - global adoption of real-time settlement of funds
                               transfers;

                             - migration to client/server and Internet-based
                               solutions;

                             - growth in electronic commerce;

                             - consolidation in the financial services industry;
                               and

                             - ongoing changes in the regulatory environment.

Our Strategy...............  We plan to address these trends by providing technologically advanced and cost-effective
                             software and service solutions to financial
                             institutions and their clients. We will accomplish this by:

                             - capitalizing on our experience in electronic
                               payments and cash and treasury management solutions;

                             - expanding our product offerings into the high-end
                               of the market;

                             - penetrating into new geographic markets;

                             - offering new products and services to existing
                               customers;

                             - introducing an Internet-based platform for the
                               distribution of our solutions to both new and existing customer segments;

                             - leveraging strategic alliances and distributor
                               relationships; and

                             - seeking to acquire complementary technologies and
                               products.

                            ------------------------


     Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment option and is based on the number of shares outstanding on April 23, 1999.

                                  THE OFFERING

Ordinary shares offered by
Fundtech......................         2,500,000 shares


Ordinary shares outstanding
after the offering............         13,405,654 shares


Use of proceeds...............         We intend to use the net proceeds for the
                                       continued growth of our product and
                                       service offerings, the expansion of
                                       worldwide sales channels, general
                                       corporate purposes and possible
                                       acquisitions.

Nasdaq National Market
symbol........................         FNDTF

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   PRO
                                                                                                  FORMA
                                              1994      1995      1996      1997      1998       1998(1)
                                             -------   -------   -------   ------   --------   -----------
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues.............................  $    --   $   469   $ 3,568   $8,019   $ 23,132     $26,071
Gross profit...............................       --       276     2,493    5,953     16,714      18,235
Operating income (loss)....................   (1,233)   (2,964)   (1,489)     446    (11,963)      5,146
Net income (loss)..........................  $(1,130)  $(2,885)  $(1,461)  $  636   $(11,392)    $ 5,493
Basic earnings (loss) per share............  $ (0.29)  $ (0.91)  $ (0.50)  $ 0.22   $  (1.12)    $  0.54
Diluted earnings (loss) per share..........  $ (0.29)  $ (0.91)  $ (0.50)  $ 0.08   $  (1.12)    $  0.51
Shares used in computing:
  Basic earnings (loss) per share..........    3,945     3,180     2,925    2,837     10,151      10,151
  Diluted earnings (loss) per share........    3,945     3,180     2,925    7,935     10,151      10,824


                                                                   DECEMBER 31, 1998
                                                              ----------------------------
                                                                             PRO FORMA
                                                              ACTUAL      AS ADJUSTED(2)
                                                              -------    -----------------
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $13,019        $ 98,105
Working capital.............................................   18,140         103,226
Total assets................................................   32,717         117,803
Total long-term liabilities.................................      171             171
Shareholders' equity........................................   25,048         110,134


---------------
(1) The consolidated pro forma statements for the year ended December 31, 1998 are presented as if the acquisition of certain business from CheckFree Holdings Corporation had been consummated at the beginning of the period indicated. See "Unaudited Pro Forma Consolidated Combined Financial Information."


(2) Pro forma to give effect to the exercise of warrants and options into 113,696 ordinary shares during the period from January 1, 1999 through April 23, 1999, and as adjusted to reflect the sale of 2,500,000 ordinary shares offered by Fundtech at an assumed offering price of $36.75 per share after deducting the estimated underwriting discount and offering expenses.


                                ---------------

     Fundtech was incorporated in Israel in 1993. Our principal executive offices are located at Beit Habonim, 2 Habonim Street 52462, Ramat Gan, Israel. Our telephone and fax numbers are 011-972-3-575-2750 and 011-972-3-575-1725, respectively. The principal executive offices of our wholly-owned subsidiary, Fundtech Corp., are located at 30 Montgomery Street, Jersey City, New Jersey 07302. Its telephone and fax numbers are 201-946-1100 and 201-946-1313, respectively.
                                ---------------

     FUNDTECH, FEDplu$ and RECON$tar are registered trademarks of Fundtech. Fundtech has filed or intends to file applications to register or is in the process of transferring the following trademarks: Access Banking, Access.pro, Global CASHstar, PayPlus RTGS, PAY$tar, webAccess and WireUp. Trade names, service marks or trademarks of other companies appearing in this prospectus are the property of their respective holders.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should consider carefully the following risk factors in addition to the other information in this prospectus before purchasing our ordinary shares. Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to various factors, many of which are beyond the scope of our control. You should also consider carefully the statements under Risk Factors below and in other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                         BUSINESS AND SHAREHOLDER RISKS

WE HAVE A LIMITED OPERATING HISTORY WHICH INCLUDES SUBSTANTIAL OPERATING LOSSES

     We commenced operations in April 1993 and incurred operating and net losses in each fiscal year through 1996 and in the first quarter of 1997. Specifically, we incurred net losses of approximately $1.1 million for the year ended December 31, 1994, $2.9 million for the year ended December 31, 1995 and $1.5 million for the year ended December 31, 1996. Although we operated profitably in each of the last three fiscal quarters in 1997 and in each quarter of 1998 (before non-recurring expenses resulting from the write-off recorded in the second quarter of 1998 for research and development in progress acquired from CheckFree), we cannot be certain that such profitability will continue in future periods. We may fail to meet or exceed expectations of securities analysts or investors. Specifically, due to the purchasing patterns of the users of our products, the high level of competition that we encounter and rapid technological change in the industry in which we operate, we cannot be certain that our sales will continue to increase in future periods or that we will be profitable on a quarterly or annual basis in the future. As of December 31, 1998, we had an accumulated deficit of approximately $16.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR FUTURE OPERATING RESULTS

     Our quarterly revenues, margins and results of operations have fluctuated significantly in the past as a result of various factors, many of which are outside our control. These factors include:

     - the size, timing and shipment of orders for our products and services;

     - our customers' budget cycles;

     - global economic conditions;

     - the timing of the release of new product upgrades, enhancements or introductions by us and our competitors;

     - customer order deferrals in anticipation of new products, upgrades, enhancements or year 2000 implications;

     - the mix of product sales;

     - software "bugs" or other product quality problems;

     - product pricing; and

     - effectively providing customer support.

     If our sales in any quarter do not increase correspondingly with any increase in operating expenses, our results of operations for that quarter would be materially adversely affected.

WE ANTICIPATE INCURRING SUBSTANTIAL EXPENSES TO FUND GROWTH PRIOR TO THE GENERATION OF ASSOCIATED REVENUES

     It is likely that we will incur substantial expenses to fund our growth and expansion before we receive any associated revenues. As a result, growth and expansion may initially have a material adverse effect on our business, financial condition and results of operations.

     For the reasons described in the preceding paragraph and the preceding Risk Factor, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and that our results of operations in any particular quarter should not be relied upon as indicative of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

FUTURE EXPANSION OF OUR OPERATIONS MAY PLACE A STRAIN UPON OUR MANAGEMENT PERSONNEL AND OTHER RESOURCES

     Since 1993, the scope and the magnitude of our operations have grown rapidly. This growth has placed a significant strain on our management, operational, financial and other resources and systems. To manage future growth effectively, it will be necessary for us to improve our financial management and controls, reporting systems and procedures on a timely basis, implement new systems as necessary, and recruit, retain, train, motivate and manage our employees. There is great demand and increasing competition for qualified engineers and software development personnel. We may be unsuccessful in attracting or retaining, on a timely basis and at reasonable costs, all the personnel we may require. If our management team is unable to manage growth effectively, there could be a material adverse effect on our business, financial condition and results of operations. See "-- Our success depends on our ability to retain key personnel and attract other highly qualified personnel as needed."

WE MAY NOT BE ABLE TO ACHIEVE THE ANTICIPATED BENEFITS OF THE CHECKFREE ACQUISITION

     In April 1998, we purchased two businesses from CheckFree. We believe that we have substantially completed the integration of our products and the products of these businesses. We had no previous experience in acquiring a business and we may be unable to manage successfully the acquired CheckFree businesses, the former employees of CheckFree who joined us, customers of the acquired CheckFree businesses, or the development of products originated by the acquired CheckFree businesses.

WE MAY BE UNABLE TO SUCCESSFULLY UNDERTAKE AND INTEGRATE STRATEGIC ACQUISITIONS IN THE FUTURE

     If appropriate opportunities present themselves, we intend to acquire businesses, technology or product lines that we believe are strategic. Currently, we do not have any understandings, commitments or agreements with respect to any acquisition. We may be unable to successfully identify, negotiate or finance acquisitions, or integrate acquisitions with our current business. The process of integrating an acquired business, technology or product into our business may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing internal development of our business. Moreover, we may not realize the anticipated benefits of any acquisition. Acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect our business, operating results and financial condition. Any such future growth and any acquisitions of other businesses, technologies or products may require us to obtain additional equity or debt financing, which may not be available on commercially acceptable terms, if at all.

OUR PRODUCTS COULD BECOME OBSOLETE OR UNMARKETABLE

     Changes in technologies, industry standards, the regulatory environment, and customer requirements and new product introductions by our existing competitors or by new market entrants could render our existing products obsolete and unmarketable or require us to develop new products.

IN ORDER TO COMPETE EFFECTIVELY IN THE MARKETS FOR OUR PRODUCTS, WE MUST ENHANCE OUR EXISTING PRODUCTS AND DEVELOP NEW PRODUCTS THAT ARE ACCEPTABLE TO OUR CUSTOMERS

     Our timely access to information concerning changes in technology, industry standards, the regulatory environment and customer requirements, as well as our ability to develop, manufacture and market new and enhanced products successfully and on a timely basis, will be significant factors in our ability to remain competitive. We may encounter technical or other difficulties that could delay the introduction of new or enhanced products in the future. New products developed by us may not be successful or profitable. In addition, substantially all of our client/server products currently operate on the Windows NT and UNIX operating systems. If client/server solutions, Windows NT or UNIX do not continue to enjoy market acceptance, or should acceptance occur at a slower rate than we anticipate, our business, financial condition and results of operations could be materially adversely affected. See "Business -- Strategic Alliances."

OUR SOFTWARE PRODUCTS ARE SUBJECT TO SUBSTANTIAL RISKS OF PRODUCT DEFECTS

     Products as complex as ours sometimes contain undetected software errors or failures, especially when first introduced or when new versions are released. These errors or failures can cause delays in product introductions or require design modifications before or after the product is introduced. We have experienced these delays and the need for design modifications in the past. Our products are intended for use in applications that are critical to our customers' operations. As a result, our customers and potential customers have a greater sensitivity to product defects than do customers of software products generally.

WE MAY EXPERIENCE INSTALLATION DIFFICULTIES WITH OUR SOFTWARE

     To date, we have had limited experience installing our funds transfer software in financial institutions that process a very high volume of electronic payments. We cannot be certain that, despite testing by us and by current and potential customers, errors will not be found in new products or releases after the products are installed or that installation difficulties of a technical or other nature will not occur. These errors or other difficulties could result in the following:

     - loss of revenue or delay in market acceptance;

     - diversion of development resources;

     - damage to our reputation;

     - increased service requirements;

     - warranty costs; and

     - other damage.

     Any of these factors could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business -- Products," "-- Sales and Marketing" and "-- Customer Support and Maintenance."

WE EXPECT TO BE DEPENDENT UPON THE SUCCESS OF A LIMITED NUMBER OF PRODUCTS FOR A SIGNIFICANT PORTION OF OUR FUTURE REVENUES

     To date, a significant amount of our revenues has been derived from licenses and maintenance of our Access Banking, FEDplu$, PAY$tar, PAYplus RTGS and Global CASHstar software products and related services. Our future results of operations will depend, in large part, on achieving broader market acceptance of these products and related services. A reduction in the sales of any of these products or services could have a material adverse effect on our business, financial condition and results of operations.

WE EXPECT TO BE DEPENDENT UPON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR FUTURE REVENUES

     We believe that the market for our treasury management software products and services consists of a relatively small number of customers with very large potential accounts. These accounts may from time to time comprise a significant percentage of our revenues in a specific fiscal period. If we fail to attract and retain these accounts, our business, financial condition and results of operations may be materially adversely effected.

     We have entered into a contract with one particular customer for the sale of one of our treasury management products. This customer represented 8% of our revenue in 1998. The contract may be terminated by the customer upon short notice. The cancellation of a project of this size could have a material adverse effect on our business, financial condition and results of operations and could negatively impact the market acceptance of this product. See
"Business -- Customers and Markets."

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE VERY COMPETITIVE MARKETS FOR OUR PRODUCTS

     We believe there are several principal competitive factors in the industry in which we operate, including:

          - product performance;

          - technical features;

          - compatibility with existing operating systems;

          - reliability;

          - security;

          - relational database power;

          - price;

          - customer service and support; and

          - ease of use.

     We may be unable to differentiate our products from the products of our competitors or to develop or introduce successfully new products that are less costly than, or superior to, those of our competitors. In addition, existing and new competitors may establish relationships with our existing and potential customers. This could have a material adverse effect on our ability to compete.

     The industry in which we operate is highly competitive and evolving. Our competitors include BankServ, Credo Group Limited, FICS Group N.V., ICM Electronic Banking Services, Inc., Logica PLC, Magnet Communications, Inc., Politzer & Haney, Transaction Software Technologies, Inc. ("TST") and Transaction Systems Architects, Inc. ("TSAI"). Furthermore, several large banks have developed solutions internally which they have then marketed to other banks or implemented in banks that they have acquired.

     In addition to our current competitors, we expect substantial competition from both established and emerging companies. Many of our existing and potential competitors have or are likely to have more extensive engineering, development, marketing, distribution, financial, technological and personnel resources than we have. Increased competition could materially adversely affect our revenues and profitability through loss of market share, pricing pressure and other factors. Any of these factors could have a material adverse effect on our business, financial condition and results of operations. See
"Business -- Competition."

OUR BUSINESS IS AFFECTED BY CONDITIONS IN THE FINANCIAL SERVICES INDUSTRY

     Our customers are highly concentrated in the financial services industry. Our business is therefore susceptible to a downturn in that industry. For example, a decrease in spending for software and related services within this industry could result in a decrease in the number of potential customers for our products and a decrease in demand by existing customers for additional products. U.S. financial institutions are continuing to consolidate, increasing our customers' ability to negotiate price and decreasing the overall potential market for our products and services. These factors, as well as other changes occurring in the financial services industry, could have a material adverse effect on our business, financial condition and results of operations.

GOVERNMENT REGULATORY POLICY FOR THE FINANCIAL SERVICES INDUSTRY AFFECTS OUR BUSINESS

     Our current and prospective customers, which include state and federally chartered banks and savings and loan associations, operate in markets that are subject to extensive and complex regulation. While we are not ourselves directly subject to this regulation, our products and services must be designed to work within the regulatory constraints under which our customers operate. If our products and services fail to do so (currently or in the future), our business, financial condition and results of operations could be materially adversely affected. See "Business--Government Regulation."

OUR SUCCESS DEPENDS UPON THE DEVELOPMENT AND MAINTENANCE OF STRATEGIC ALLIANCES AND DISTRIBUTOR RELATIONSHIPS AND THE SUCCESS OF THESE COMPANIES

     A principal element of our strategy is to develop and maintain strategic alliances and distributor relationships that maximize our access to potential customers. We believe that these alliances and relationships enable us to offer our software products and related services to a larger customer base than could be reached solely through independent marketing efforts. We have strategic alliances with the following companies:

          - Compaq;

          - Microsoft; and

          - the Society for Worldwide Interbank Financial Telecommunications S.C. ("SWIFT").

     We also have distributor relationships with the following companies:

          - Compaq;

          - EDS Japan;

          - Fiserv Solutions;

          - Marshall and Illsley ("M&I"); and

          - Sterling Commerce

     Our success depends on the successful marketing of our products and services by these partners and distributors. If our key strategic partners or distributors fail to successfully develop and/or sustain a market for our products and related services, our business, financial condition and results of operations could be materially adversely affected. Additionally, if our strategic partners or distributors fail to generate new customers, we would need to increase our direct marketing expenditures as well as develop new strategic alliances with other parties.

     We view our alliances and distributor relationships as key factors in our overall business strategy and in the commercialization of our software products and related services. Our strategic partners and distributors may not view their relationship with us as significant for their own businesses and they may reassess their commitment to us at any time in the future.

     One of our strategic alliance and distribution agreements establishes minimum performance requirements for the distributor. Our other distribution and strategic alliance agreements rely on the voluntary efforts of the partners and distributors to pursue joint goals. We attempt to limit our liability under our distribution agreements and our agreements with end-users. In certain circumstances, however, misrepresentations made by distributors relating to our products could result in a claim for substantial damages against us. The provisions set forth in our distribution agreements purporting to insulate us from claims premised on the statements or actions of a distributor, or to limit our liability, may not be enforceable and may not otherwise protect us from liability for damages. In addition, our strategic partners and distributors are generally not prohibited, contractually or otherwise, from selling competing products. We cannot be certain that any of them will give or continue to give a high priority to marketing and supporting our products.

     One of our distribution agreements includes a provision granting exclusive distribution rights for our electronic payments products in specific countries in the Pacific region. These exclusive rights are conditioned on the distributor's attainment of specified revenue targets. Another of our distribution agreements includes a provision granting exclusive distribution rights for our electronic payments and banking products in Japan.

     Our strategic partners' and distributors' ability to incorporate our software products and related services into successful commercial ventures will depend, in part, on our ability to continue to enhance our existing software products and related services and to develop new products and services. An inability to do so may delay the ongoing development of software products and related services and could cause our strategic partners and distributors to seek alternative providers of software products and related services. This would have a material adverse effect on our business, financial condition and results of operations. Our results of operations could also be materially adversely affected by changes in the financial condition of a strategic partner or distributor (which could occur rapidly) or by other changes in the business or marketing strategies of the strategic partner or distributor. We may be unable to retain our current strategic partners or distributors. If our relationship with any of our strategic partners or distributors is terminated by either party, we may not be successful in replacing the strategic partner or distributor on a timely basis or at all with another suitable strategic partner or distributor. Any change in our distribution channels could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Strategy," "-- Sales and Marketing," "-- Strategic Alliances" and "-- Customer Support and Maintenance."

FAILURE OF OUR PRODUCTS OR CUSTOMERS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields must accept four digit entries to distinguish 21st century dates from 20th century dates. As a result computer systems and/or software used by many companies may need to be upgraded to comply with Year 2000 requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with compliance. Most of our software products were designed to be Year 2000 compliant, although several products that we acquired from CheckFree were designed before Year 2000 issues became widely perceived as a risk. We are putting these latter products through extensive testing to discover the extent of the Year 2000 compliance problems, if any, associated with these products. We cannot be certain that our software contains all necessary date code changes.

     We and our customers may be affected by Year 2000 issues. Customer's purchasing plans could be affected by Year 2000 issues as they may need to expend significant resources to correct their existing systems. This situation may result in reduced funds available to purchase our products and services. Compliance with Year 2000 requirements may disrupt our ability to continue developing and marketing our products and services. We and our customers may also incur unexpected expenditures in connection with Year 2000 compliance. While uncertainty exists concerning these expenditures, we do not believe that Year 2000 compliance will result in a material adverse effect on our business, financial condition or results of operations. Even if our products and services are Year 2000 compliant, however, the electronic funds transfer products and services used by funds-transferring parties not using our products may not be Year 2000 compliant, thereby disrupting the ability of our customers to use our products for funds transfer transactions with these parties. Furthermore, if funds transfers are unable to be processed by our customers because of Year 2000 compliance problems, third parties may commence litigation against us for the funds transfer failures.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO A NUMBER OF RISKS

     We currently market our products in several countries and are subject to many risks associated with international sales, including:

     - limitations and disruptions resulting from the imposition of government controls;

     - national standardization and certification requirements;

     - export license requirements;

     - economic or political instability;

     - trade restrictions;

     - changes in tariffs; and

     - difficulties in managing international operations.

     To date, we have not encountered significant difficulties in connection with the sale of our products and services in international markets. However, any of these risks could have a material adverse effect on our ability to deliver our products and services and on our business, financial condition and results of operations. In addition, as we expand internationally, we may contract in local currency, thus potentially exposing us to fluctuations in foreign currency exchange rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Inflation and Currency Fluctuations" and Note 13c to the Consolidated Financial Statements.

OUR PRODUCTS EMPLOY PROPRIETARY TECHNOLOGY WHICH IS DIFFICULT TO PROTECT AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

     Our success depends in significant part upon our proprietary software technology. We rely on a combination of contractual rights, trade secrets, copyright law, technical measures, non-disclosure agreements and trademarks to establish and protect our proprietary rights in our products and technologies. We sometimes enter into non-disclosure and confidentiality agreements with our employees and distributors with access to sensitive information. However, there is always the risk that:

     - these agreements will be breached;

     - we would not have adequate remedies for any breach;

     - others will acquire substantially equivalent proprietary technologies;

     - others will otherwise gain access to our proprietary technologies; or

     - any particular technology will not be regarded as a trade secret under applicable law.

     As a result of the reliance that we place on our trade secrets, loss of our trade secret protection could have a material adverse effect on our business, financial condition and results of operations. We have no registered patents or pending patent applications. The steps taken by us to protect our proprietary rights may be inadequate to prevent misappropriation of our technology or independent development or sale by others of our technology or of products with features based upon, or otherwise similar to, our products.

     Although we believe that our technology has been independently developed and that none of our technology or intellectual property infringes on the rights of others, we cannot be certain that we do not and will not so infringe the rights of others or that third parties will not assert infringement claims against us in the future. If infringement were found to exist, we would, under certain circumstances, be required to modify our products or technologies or obtain a license to permit their continued use. We may be unable to do so in a timely manner or upon acceptable terms and conditions. Any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

     In addition, if future litigation were to become necessary to protect trade secrets, know-how or other proprietary rights owned by us, to defend us against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others, the litigation, whether successful or unsuccessful, could result in substantial cost to us and a diversion of our efforts. Adverse determinations in any litigation or proceedings could also subject us to significant liabilities to third parties and prevent us from producing, selling or using our products or technologies, any of which could have a material adverse effect on our business, financial condition and results of operations. We may not have the resources to defend or prosecute a proprietary rights infringement or other action.

     Moreover, the laws of some countries may not protect our contractual rights, trade secrets, copyrights, technical measures, non-disclosure agreements, trademarks, products, processes or technologies to the same extent as in the U.S. See "Business -- Proprietary Rights."

OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN KEY PERSONNEL AND ATTRACT OTHER HIGHLY QUALIFIED PERSONNEL AS NEEDED

     Our success is, and will continue to be, dependent on the efforts of the members of our senior management team (including, in particular, Reuven Ben-Menachem, our Chairman, Chief Executive Officer and President), and on our ability to attract and retain additional engineering, marketing, financial and other technical personnel. Certain of our key personnel do not have employment contracts with us and may terminate their employment with us on short notice. We do not maintain "key man" life insurance policies for Mr. Ben-Menachem. If we lose any of our key personnel or are unable to attract or retain such engineering or software development personnel as we may from time to time require, our business, financial condition and results of operations may be materially adversely affected. See "Business -- Employees" and "Management."

OUR MANAGEMENT HAS BROAD DISCRETION TO USE THE PROCEEDS OF THIS OFFERING AS THEY DETERMINE

     We have not designated any specific use for the net proceeds from our sale of the ordinary shares that we are offering hereby. Rather, we intend to use the net proceeds from this offering to finance the continued growth of our business worldwide and the expansion of our sales channels and for general corporate purposes, including the potential acquisition of one or more complementary businesses. Any acquisition might utilize a significant portion of the net proceeds of this offering. Consequently, our management and our Board of Directors will have significant flexibility in applying the net proceeds of this offering. Our failure to apply such funds effectively could have a material adverse effect on our business, financial condition and results of operations. See "-- Growth through Acquisitions" and "Use of Proceeds."

A SMALL GROUP OF SHAREHOLDERS CONTROL A SIGNIFICANT PORTION OF OUR ORDINARY
SHARES


     Upon completion of this offering, our directors, executive officers, shareholders who owned greater than 5% of the outstanding ordinary shares prior to the offering and their respective affiliates will beneficially own approximately 32.9% of the outstanding ordinary shares (32.1% if the Underwriters' over-allotment option is exercised in full). As a result, these shareholders, if they act as a group, will be able to influence significantly the outcome of those matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This share ownership may have the effect of delaying or preventing a change in control. In addition, after this offering one shareholder will own approximately 16.2% of the ordinary shares. Under Israeli law, a holder of more than 25% of the ordinary shares has the right to block certain significant corporate changes, including mergers and consolidations. See "Description of Capital
Stock -- Voting, Shareholders' Meetings and Resolutions" and "Principal Shareholders."


THE MARKET PRICE OF OUR ORDINARY SHARES MAY DECREASE IF A LARGE NUMBER OF SHARES ARE SOLD FOLLOWING THIS OFFERING


     No prediction can be made as to the effect, if any, that market sales of ordinary shares or the availability of ordinary shares for sale will have on the market price of the ordinary shares prevailing from time to time. Sales of a substantial number of ordinary shares in the public market following this offering, or the perception that such sales could occur, could have a material adverse effect on the market price of our ordinary shares. Upon consummation of this offering, we will have 13,405,654 ordinary shares issued and outstanding. Of these shares, the 2,500,000 shares sold in this offering (plus any shares issued upon exercise of the Underwriters' over-allotment option), in addition to the 3,450,000 shares sold in our initial public offering and an additional 3,284,523 shares previously sold in compliance with the Securities Act, will be freely tradeable without restriction under the Securities Act. The remaining 4,171,131 outstanding ordinary shares will be eligible for sale in the public market immediately following this offering, subject to compliance with the volume and manner of sale limitations of Rule 144 under the Securities Act ("Rule 144") or pursuant to another exemption from the registration requirements of the Securities Act and in certain cases to 90-day lock-up agreements with the Representatives. Certain shareholders holding an aggregate of 4,189,516 ordinary shares have agreed not to offer, sell, contract to sell or otherwise dispose of any ordinary shares without the consent of BancBoston Robertson Stephens for a period of 90 days after the date of this prospectus.

     The holders of 2,000,787 ordinary shares have the right in some circumstances to require us to register their shares under the Securities Act for resale to the public. If these holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, the sales could have a material adverse effect on the market price for our ordinary shares. If we were required to include in a company-initiated registration statement shares held by these holders pursuant to the exercise of their piggyback or demand registration rights, the sales could have an adverse effect on our ability to raise needed capital. See "Management -- Stock Option Plans," "Shares Eligible for Future Sale" and "Underwriting."

THE MARKET PRICE OF OUR ORDINARY SHARES MAY FLUCTUATE SIGNIFICANTLY

     The market price and marketability of the ordinary shares may from time to time be significantly affected by a large number of factors, including many over which we have no control and that may not be directly related to us. These factors include the following:

     - extreme price and volume fluctuations in the stock market from time to time, which have often been unrelated to the operating performance of particular companies;

     - significant volatility in the market price and trading volume of securities of both high-technology and Israeli companies, which is not necessarily related to the operating performance of these companies;

     - announcements of technological innovations or new and enhanced commercial products by us or our competitors;

     - market conditions in the industry;

     - developments or disputes concerning proprietary rights;

     - changes in earnings;

     - economic and other external factors;

     - political and other developments in the State of Israel; and

     - period-to-period fluctuations in our financial results.

     Fluctuations in the trading price of the ordinary shares may adversely affect the liquidity of the trading market for the ordinary shares and, in the event that we seek to raise capital through future equity financing, our ability to raise such equity capital.

WE MAY BE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY

     Under certain circumstances, we may be characterized as a passive foreign investment company for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to our shareholders. U.S. shareholders should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in the ordinary shares. See "Taxation Regulation -- United States Federal Income Tax Considerations."

WE DO NOT EXPECT TO PAY CASH DIVIDENDS

     We have not declared or paid cash dividends on our ordinary shares in the past and we intend to retain all future earnings, if any, to finance the operation and expansion of our business. We therefore, do not expect to pay any dividends on our ordinary shares in the foreseeable future. In addition, under Israeli law, we may only pay cash dividends in any fiscal year from profits, as determined under Israeli law. See "Dividend Policy" and "Taxation."

                    RISKS RELATING TO OUR LOCATION IN ISRAEL

CONDITIONS IN ISRAEL AFFECT OUR OPERATIONS

     We are incorporated under the laws of the State of Israel. Our principal offices and some of our software development facilities are also located in the State of Israel. Although most of our sales currently are made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on our operations. Despite the progress towards peace between Israel and its Arab neighbors and the Palestinians, we cannot be certain that ongoing or revived hostilities or other factors related to Israel will not materially adversely affect us or our business. See "Conditions in Israel."

THE RATE OF INFLATION IN ISRAEL MAY NEGATIVELY IMPACT OUR BUSINESS

     A portion of our expenses are incurred in Israel, particularly salaries and other employee costs, which are paid in NIS and are affected by changes in the Israeli Consumer Price Index (the "CPI"). The dollar cost of our operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel is not offset by the devaluation of the NIS in relation to the dollar. In recent years, as inflation in Israel has generally exceeded the devaluation of the NIS against the dollar, we have experienced increases in the dollar cost of our operations in Israel. During 1995 and 1996, the rate of inflation in Israel was 8.1% and 10.6%, respectively, and the devaluation of the NIS against the dollar was 3.9% and 3.7%, respectively. This trend was reversed during 1997 and 1998 when the rate of inflation was 7.0% and 8.6%, respectively, and the rate of devaluation was 8.8% and 17.6%, respectively. However, we cannot be certain that the reversal will continue, that recent devaluations will not be followed by an increased rate of inflation or that we will not be materially adversely affected in the future if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of any devaluation lags behind increases in inflation in Israel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Inflation and Currency Fluctuations."

IN ORDER TO REMAIN ELIGIBLE FOR GOVERNMENT PROGRAMS AND TAX BENEFITS THAT WE CURRENTLY RECEIVE, WE MUST CONTINUE TO MEET SEVERAL CONDITIONS. THESE PROGRAMS AND TAX BENEFITS MAY BE TERMINATED OR REDUCED IN THE FUTURE

     We have benefitted from grants from the Government of Israel through the Office of the Chief Scientist of the Ministry of Industry and Trade (the "OCS") for the financing of a significant portion of our software development expenditures in Israel, and from the Government of Israel Fund for the Encouragement of Marketing Activities (the "Marketing Fund") for the financing of specific marketing expenses. We expect that the percentage of expenditures financed using grants from the OCS and the Marketing Fund will decline, and that the terms of the grants (particularly the level and timing of royalties payable with respect thereto) will become less favorable to us in the future. In addition, as a recipient of grants from the OCS, we are obligated to perform all manufacturing activities in Israel, unless we receive an express exemption from the OCS to perform these manufacturing activities abroad. We also benefit from other Government of Israel grants, programs and tax benefits, especially benefits available as a result of our "Approved Enterprise" status. Termination or reduction of any one or more of these grants, programs or benefits could have a material adverse effect on us.

     In order to meet the conditions of the grants and programs of the OCS, we have made representations to the Government of Israel about our future plans. From time to time our actual operations have differed from these plans. If there were any material deviation from our plans as represented and our actual operations, we could be required to refund to the Government of Israel benefits previously received and would likely be denied receipt of the grants or benefits, and participation in programs, thereafter. In addition, because Fundtech has received benefits under the law relating to Approved Enterprises, if we were to pay dividends while receiving these benefits, we would be subject to Israeli taxes to which we would not otherwise be subject. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effective Corporate Tax Rate," "Business -- Software Development," "Taxation" and Notes 9 and 12 to the Consolidated Financial Statements for a more complete discussion of these grants, programs and tax benefits.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US, OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS

     A substantial number of our executive officers and directors, as well as the Israeli experts named herein, are non-residents of the United States, and a significant portion of the assets of such persons are located outside of the United States. For further information regarding enforceability of civil liabilities against us and other related persons, see "Enforceability of Civil Liabilities."

                                USE OF PROCEEDS


     We will receive net proceeds of approximately $84.4 million from the sale of the 2,500,000 ordinary shares offered by us, or approximately $97.3 million if the underwriters' over-allotment option is exercised in full, in each case at an assumed public offering price of $36.75 (the last reported sale price of our ordinary shares on April 23, 1999) and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.


     We currently intend to use the net proceeds of this offering as follows:

     - continued growth of our product and service offerings;

     - expansion of worldwide sales channels; and

     - general corporate purposes.

     In addition, we may utilize a portion of the net proceeds of this offering to acquire one or more complementary businesses. From time to time we have been engaged in preliminary discussions with third parties concerning possible acquisitions by us of one or more businesses. However, we have not entered into any agreements with respect to any acquisitions (other than the CheckFree acquisition). There can be no assurance that we will come to any agreement with respect to any other acquisition, as to the terms of any other acquisition or that any other acquisition would ultimately be consummated. Any other acquisition might utilize a significant portion of the net proceeds of this offering.

     Pending these uses, we currently intend to invest the net proceeds in short-term, interest-bearing investments, or bank deposits. The investment policy that we intend to pursue pending the investment of the net proceeds of this offering in our business may result in a less favorable return for the investments compared to other investments.

                         PRICE RANGE OF ORDINARY SHARES

     The ordinary shares have been quoted on the Nasdaq National Market under the symbol "FNDTF" since Fundtech's initial public offering. The following table sets forth, for the periods indicated, the high and low closing sales prices for the ordinary shares:


                                                              HIGH      LOW
                                                              ----      ---
1998
  First Quarter (commencing March 13, 1998).................   18 5/8   16 3/4
  Second Quarter............................................   24 5/8   15 3/4
  Third Quarter.............................................   19 1/8   10 9/6
  Fourth Quarter............................................   20 11/16  8 3/4
1999
  First Quarter.............................................   31       19
  Second Quarter (through April 23, 1999)...................   44 1/4   30 1/4



     On April 23, 1999, the last closing sale price of the ordinary shares, as reported by the Nasdaq National Market, was $36.75 per share. As of March 23, 1999, Fundtech had 42 shareholders of record. Fundtech believes that the number of beneficial owners of the ordinary shares is in excess of 400.


                                DIVIDEND POLICY

     Fundtech intends to retain all future earnings for use in the development of its business and does not anticipate paying cash dividends in the foreseeable future. If cash dividends are declared by Fundtech, the cash dividends could be taxable to the recipients of the dividends. Because Fundtech has received benefits under the Law for the Encouragement of Capital Investments, 1959, as amended (the "Investment Law"), payment of cash dividends during the exemption period will subject that portion of Fundtech's income derived from the Approved Enterprise to Israeli taxes to which the income would not otherwise be subject. Fundtech has decided to reinvest the amount of the tax-exempt income derived from its "Approved Enterprises" permanently and not to distribute such income as dividends. See "Taxation."

     Cash dividends may be paid by an Israeli company only out of profits as determined under Israeli law. The declaration of any final annual cash dividends requires shareholder approval. Shareholders may reduce, but not increase, dividends from the amount proposed by the Board of Directors. See "Description of Capital Stock" and "Taxation."

     It is anticipated that any dividends paid to non-residents of Israel would be paid in NIS. See "Taxation -- Taxation of Non-Israeli Shareholders" and
"-- United States Federal Income Tax Considerations -- Taxation of Ordinary Shares -- Dividends."

                                 CAPITALIZATION


     The following table sets forth, as of December 31, 1998, the capitalization of Fundtech at December 31, 1998 and on a pro forma as adjusted basis to give effect to the exercise, during the period January 1, 1999 through April 23, 1999, of options and warrants to purchase 113,696 ordinary shares and to the sale of the 2,500,000 ordinary shares offered by us in the offering and our receipt of the net proceeds therefrom, based on an assumed offering price of $36.75 per share (the last reported price of Fundtech's ordinary shares on April 23, 1999) and after deducting the estimated underwriting discount and offering expenses. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus and should be read in conjunction with the Consolidated Financial Statements and Notes.



                                                                 DECEMBER 31, 1998
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Long term debt..............................................  $     --     $     --
                                                              --------     --------
Shareholder's equity(1):
  Ordinary shares:
     Authorized -- 19,949,998 of NIS 0.01 par value; Issued
      and outstanding -- 10,791,952 actual, 13,405,654 pro
      forma as adjusted.....................................        34           40
  Deferred shares:
     50,002 of NIS 0.01 par value shares authorized, issued
      and outstanding actual and pro forma as adjusted......        --           --
Additional paid-in capital..................................    41,664      126,744
Deferred compensation.......................................      (219)        (219)
Accumulated deficit.........................................   (16,431)     (16,431)
                                                              --------     --------
          Total shareholders' equity........................    25,048      110,134
                                                              --------     --------
               Total capitalization.........................  $ 25,048     $110,134
                                                              ========     ========


---------------

(1) Excludes (i) 1,114,150 ordinary shares issuable upon exercise of stock options and warrants outstanding as of April 23, 1999 at a weighted average exercise price of $10.08 per share and (ii) 50,002 Deferred Shares. An additional 105,592 ordinary shares have been reserved for issuance pursuant to stock options. See "Management -- Stock Option Plans," "Certain Relationships and Related Party Transactions" and "Description of Capital Stock."

        UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated combined information gives pro forma effect to the CheckFree acquisition, combining the consolidated historical statement of operations of Fundtech and of the acquired CheckFree businesses as if the CheckFree acquisition had been completed on January 1, 1998. This pro forma information should be read in conjunction with the respective consolidated historical financial statements (including notes thereto) of Fundtech and the acquired CheckFree businesses appearing elsewhere herein. The pro forma adjustments reflecting the consummation of the CheckFree acquisition are based on the purchase method of accounting, available financial information and the estimates and assumptions described in the notes to the Unaudited Pro Forma Consolidated Combined Financial Information. For purposes of preparing its Consolidated Financial Statements, Fundtech has established a new basis for the assets and liabilities of the acquired CheckFree businesses based upon the fair values thereof and Fundtech's purchase price therefor, including the costs of the CheckFree acquisition. The Unaudited Pro Forma Consolidated Combined Financial Information reflects Fundtech's best estimates. However, the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to various factors, including, without limitation, access to additional information and changes in value. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses. The following information is not necessarily indicative of the future financial position or operating results of the combined businesses or the financial position or operating results of the combined businesses had the CheckFree acquisition occurred at the beginning of 1998.

                                                                     YEAR ENDED DECEMBER 31, 1998
                                                        ------------------------------------------------------
                                                         FUNDTECH      ACQUIRED      PRO FORMA       PRO FORMA
                                                        HISTORICAL   BUSINESSES(1)   ADJUSTMENT      COMBINED
                                                        ----------   -------------   ----------      ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..............................................   $ 23,132       $3,177       $     (238)(2)   $26,071
Cost of revenues......................................      6,418        1,656             (238)(2)     7,836
                                                         --------       ------       ----------       -------
Gross profit..........................................     16,714        1,521               --        18,235
                                                         --------       ------       ----------       -------
Operating expenses:
  Software development, net...........................      6,636          382             (118)(3)     6,900
  Selling and marketing, net..........................      2,970          272              (58)(3)     3,184
  General and administrative..........................      2,471          514               20(3)      3,005
  In-process research and development write-off.......     16,600           --          (16,600)(4)        --
                                                         --------       ------       ----------       -------
         Total operating expenses.....................     28,677        1,168          (16,756)       13,089
                                                         --------       ------       ----------       -------
Operating income (loss)...............................    (11,963)         353          (16,756)        5,146
Financial income (loss), net..........................        571          (20)            (204)(5)       347
                                                         --------       ------       ----------       -------
Net income (loss).....................................   $(11,392)      $  333       $   16,552       $ 5,493
                                                         ========       ======       ==========       =======
Basic earnings (loss) per share.......................   $  (1.12)                                    $  0.54
                                                         ========                                     =======
Diluted earnings (loss) per share.....................   $  (1.12)                                    $  0.51
                                                         ========                                     =======
Shares used in computing:
  Basic earnings (loss) per share.....................     10,151                                      10,151
                                                         ========                                     =======
  Diluted earnings (loss) per share...................     10,151                                      10,824
                                                         ========                                     =======

---------------
(1) Data reflects period from January 1, 1998 until the date of the acquisition (the "1998 Period").
(2) Reflects eliminating entries for consolidation purposes (intercompany transactions prior to acquisition).
(3) Reflects pro forma increase in amortization expenses associated with the acquired intangible assets of approximately $3 million over their estimated useful lives of up to 10 years resulting from the application of purchase accounting (the increases was $78,000 in the 1998 period and the decrease in amortization expenses due to reversal of the amortization of intangible assets by CheckFree (the decreases was $234,000 in the 1998 period.
(4) The total purchase price paid in connection with the CheckFree acquisition has been allocated in the accompanying pro forma information to the tangible and identifiable intangible assets and liabilities ($3,116,000 goodwill) of the CheckFree businesses based upon Fundtech's estimates of their fair values. In connection with the allocation of the purchase price, the pro forma combined condensed statement of operations information includes the write-off of $16.6 million representing the estimated value of the in-process research and development of software acquired from CheckFree for which technological feasibility has not yet been established and for which no alternative future use exists. This write-off is not reflected in the Unaudited Pro Forma Consolidated Combined Statement of Operations since Pro Forma adjustments are limited to those events that are expected to have a continuing impact.
(5) Reflects pro forma adjustments in the amount of $204,000 for the year ended December 31, 1998 for interest expenses (which have been assumed to be 5.5% per annum) on $18,824,000 of loans assumed to finance the CheckFree acquisition.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of Fundtech presented below as of December 31, 1997 and 1998 and for each of the years ended December 31, 1996, 1997 and 1998 are derived from Fundtech's Consolidated Financial Statements set forth elsewhere in this prospectus which have been prepared in accordance with U.S. GAAP. The selected consolidated financial data of Fundtech as of December 31, 1995 and for each of the years ended December 31, 1993 and 1994 have been derived from audited consolidated financial statements of Fundtech not included in this prospectus. All of the financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

                                                                   YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------------
                                                      1994       1995       1996       1997       1998
                                                     -------    -------    -------    ------    --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license fees............................  $    --    $   284    $ 2,403    $4,997    $ 14,007
  Maintenance and services fees....................       --         68        498     2,313       7,116
  Hardware sales...................................       --        117        667       709       2,009
                                                     -------    -------    -------    ------    --------
         Total revenues............................       --        469      3,568     8,019      23,132
                                                     -------    -------    -------    ------    --------
Cost of revenues:
  Software license costs...........................       --         58        163       334         238
  Maintenance and services costs...................       --         36        316     1,086       4,549
  Hardware costs...................................       --         99        596       646       1,631
                                                     -------    -------    -------    ------    --------
         Total cost of revenues....................       --        193      1,075     2,066       6,418
                                                     -------    -------    -------    ------    --------
Gross profit.......................................       --        276      2,493     5,953      16,714
                                                     -------    -------    -------    ------    --------
Operating expenses:
  Software development, net........................    1,033      1,158      1,595     2,468       6,636
  Selling and marketing, net.......................       67      1,319      1,424     1,750       2,970
  General and administrative.......................      133        763        963     1,289       2,471
  In-process research and development write-off....       --         --         --        --      16,600
                                                     -------    -------    -------    ------    --------
         Total operating expenses..................    1,233      3,240      3,982     5,507      28,677
                                                     -------    -------    -------    ------    --------
Operating income (loss)............................   (1,233)    (2,964)    (1,489)      446     (11,963)
Financial income (loss), net.......................      103         79         28       190         571
                                                     -------    -------    -------    ------    --------
Net income (loss)..................................  $(1,130)   $(2,885)   $(1,461)   $  636    $(11,392)
Basic earnings (loss) per share....................  $ (0.29)   $ (0.91)   $ (0.50)   $ 0.22    $  (1.12)
                                                     =======    =======    =======    ======    ========
Diluted earnings (loss) per share..................  $ (0.29)   $ (0.91)   $ (0.50)   $ 0.08    $  (1.12)
                                                     =======    =======    =======    ======    ========
Shares used in computing:
  Basic earnings (loss) per share..................    3,945      3,180      2,925     2,837      10,151
                                                     =======    =======    =======    ======    ========
  Diluted earnings (loss) per share................    3,945      3,180      2,925     7,935      10,151
                                                     =======    =======    =======    ======    ========

CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term bank
  deposits.........................................  $    --    $   660    $ 1,314    $4,267    $ 13,019
Working capital....................................      554        390        779     6,645      18,140
Total assets.......................................    1,125      1,732      3,847     9,658      32,717
Short-term bank credits, including current
  maturities of long-term debt.....................       --          9        962       255          --
Long-term debt.....................................      230        247        271       261          --
Shareholders' equity...............................      552        684      1,475     7,404      25,048

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements which are subject to risks and uncertainties. Fundtech's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus. Fundtech undertakes no obligation to disclose publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

OVERVIEW

     Fundtech was incorporated in 1993. Fundtech is a leading provider of software which enables businesses and their banks to process payments, transfer funds and manage cash positions electronically. Fundtech's client/server software products automate the process of transferring funds among corporations, banks and clearance systems and enable businesses to manage global cash positions efficiently in real-time. Fundtech introduced its FEDplu$ product in May 1995, its PAY$tar product in January 1997 and its PAYplus RTGS product in December 1997. To date, Fundtech has derived substantially all of its revenues from licenses of its Access Banking, FEDplu$, PAY$tar, PAYplus RTGS and Global CASHstar products, and related services and third-party hardware sales.

     Fundtech's revenues are derived from software license fees, maintenance and services fees and hardware sales. Revenues from software license fees are recognized upon delivery of the software product to a customer, when collection is probable, all license payments are due within one year, the license fee is otherwise fixed or determinable and vendor-specific evidence exists to allocate the total fee to the elements of the arrangement and when persuasive evidence of an arrangement exists. Revenues from certain of Fundtech's contracts are recognized on a percentage-of-completion basis. Revenues from maintenance and services fees are recognized over the life of the maintenance agreement or at the time when services are rendered. Revenues from hardware sales are recognized upon shipment.

     Fundtech has received approximately $1.1 million in product development grants from the Government of Israel through the OCS. These grants are credited against software development expenses in the periods in which they are earned and received. Fundtech is obligated to repay these product development grants through the payment of royalties ranging from 3% to 5% (depending on the length of time to repayment) of revenues generated from the products until such time as the grants are repaid in full (and in some instances until 150% of the grant has been repaid). Fundtech is not obligated to repay the grants if Fundtech does not generate sufficient revenues to do so. The royalty payments are included in cost of sales in the periods in which they are accrued. In addition, Fundtech has received approximately $0.4 million in marketing grants from the Government of Israel's Fund for the Encouragement of Marketing Activities. Fundtech is obligated to repay approximately $0.2 million of the marketing grants through payment of royalties equal to 3% of Fundtech's total increase in export sales in comparison to 1995, from the end of the second year of implementation of the marketing plan until such date as the grants have been fully repaid.

     Fundtech records software development costs in accordance with Financial Accounting Standards Board ("FASB") Statement No. 86. Due to the immaterial amount of time between technological feasibility and the time that the software is generally available for sale, Fundtech has expensed software development costs as incurred.

     As a result of the need to develop new and enhanced products, Fundtech expects to continue making significant investments in software development before and after product introductions. Fundtech expects that the level of such continued investments will be at least comparable to the level of such investments in the past.

     The currency of the primary economic environment in which the operations of Fundtech are conducted is the dollar. Thus, Fundtech uses the dollar as its functional and reporting currency. Transactions and balances in other currencies are remeasured into dollars in accordance with the principles set forth in FASB Statement No. 52. Exchange gains and losses arising from remeasurement are recorded in income or expense as applicable. See "-- Impact of Inflation and Currency Fluctuations."

     Israeli companies, such as Fundtech, are generally subject to income tax at the corporate rate of 36%. However, Fundtech is eligible for certain tax benefits which should result in its income being taxed at a significantly lower rate for some time after it begins to report taxable income and exhausts its net operating loss carry-forwards. See "-- Effective Corporate Tax Rate."

     The following table presents Fundtech's consolidated revenues according to the geographical regions to which such revenues are attributable:

                                    1996                    1997                    1998
                            ---------------------   ---------------------   ---------------------
                             TOTAL                   TOTAL                   TOTAL
                            REVENUES   PERCENTAGE   REVENUES   PERCENTAGE   REVENUES   PERCENTAGE
                            --------   ----------   --------   ----------   --------   ----------
                                             (IN THOUSANDS, EXCEPT PERCENTAGES)
Israel....................   $   50        1.4%      $  204        2.5%     $   693        3.0%
U.S.A.....................    3,518       98.6        7,471       93.2       19,190       83.0
Australia.................       --         --          332        4.2          262        1.1
Europe....................       --         --           12        0.1        1,801        7.8
Other.....................       --         --           --         --        1,186        5.1
                             ------       ----       ------       ----      -------       ----
                             $3,568        100%      $8,019        100%     $23,132        100%
                             ======       ====       ======       ====      =======       ====


RECENT DEVELOPMENTS



     On April 23, 1999, Fundtech announced preliminary unaudited results for the three months ended March 31, 1999. Fundtech's revenues increased by $4,873,000 to $7,901,000 for the three months ended March 31, 1999 from $3,028,000 for the three months ended March 31, 1998, an increase of 161%. Income from operations increased by $1,517,000 to $1,670,000 for the three months ended March 31, 1999 from $153,000 for the three months ended March 31, 1998, an increase of 992%. Net income increased by $1,563,000 to $1,794,000 for the three months ended March 31, 1999 from $231,000 for the three months ended March 31, 1998, an increase of 677%. Diluted earnings per share increased by $0.13 to $0.16 for the three months ended March 31, 1999 from $0.03 for the three months ended March 31, 1998, an increase of 433%.


ACQUISITION OF THE CHECKFREE BUSINESSES

     In April 1998, Fundtech acquired from CheckFree two businesses engaged primarily in the design and development of cash management software products and the development and sale of wire transfer products. Fundtech paid $18,824,000 in cash (including acquisition expenses) for the acquired CheckFree businesses. The software products acquired, including Access Banking and InfoVue, and the corresponding technology under development, such as webACCESS, provide sophisticated cash management functionality and serve as a foundation for Fundtech to provide a next generation of cash management products. As a result of the CheckFree acquisition, Fundtech's new product suite will address all aspects of the payments cycle -- beginning with cash management and payment initiation at the user end and moving to funds transfer and reconciliation on the banking and settlement end. Further, the CheckFree acquisition enables Fundtech to continue developing more advanced, comprehensive electronic payments and banking solutions, while eliminating duplicative product development costs.

     Customers using the acquired technology include Bank of Tokyo, Mitsubishi Information Services, Banco Popular de Puerto Rico, Dai-Ichi Kangyo Bank of California, Key Services Corporation, National Australia Group, Republic National Bank and SouthTrust Bank. These clients provide Fundtech with a significant opportunity to sell complementary or upgraded products to such customers, and to derive cost savings by rationalizing its FEDplu$ distribution channel. Fundtech will no longer be required to share its maintenance revenue stream with CheckFree and can eliminate costs that were associated with CheckFree's operations. Fundtech also enhanced its existing employee base through the CheckFree acquisition by adding approximately 60 employees, primarily involved in service, software development and sales. The offices of the acquired CheckFree businesses are located in Norcross, Georgia. See "Unaudited Pro Forma Consolidated Combined Financial Information" and "Risk Factors--Integration of CheckFree Businesses."

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of revenues represented by each of the items in Fundtech's statement of operations:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Revenues:
  Software license fees.....................................   67.3%    62.3%    60.6%
  Maintenance and service fees..............................   14.0     28.8     30.8
  Hardware sales............................................   18.7      8.9      8.6
                                                              -----    -----    -----
         Total revenues.....................................  100.0    100.0    100.0
                                                              -----    -----    -----
Cost of revenues:
  Software license costs....................................    4.6      4.2      1.0
  Maintenance and service costs.............................    8.9     13.5     19.7
  Hardware costs............................................   16.7      8.1      7.1
                                                              -----    -----    -----
         Total cost of revenues.............................   30.2     25.8     27.8
                                                              -----    -----    -----
Gross profit................................................   69.8     74.2     72.2
                                                              -----    -----    -----
Operating expenses:
  Software development, net.................................   44.7     30.8     28.7
  Selling and marketing, net................................   39.9     21.8     12.8
  General and administrative................................   27.0     16.1     10.7
  In-process research and development write-off.............     --       --     71.8
                                                              -----    -----    -----
         Total operating expenses...........................  111.6     68.7    124.0
                                                              -----    -----    -----
Operating income (loss).....................................  (41.8)     5.5    (51.8)
Financial income, net.......................................    0.8      2.4      2.5
                                                              -----    -----    -----
Net income (loss)...........................................  (41.0)%    7.9%   (49.3)%
                                                              =====    =====    =====

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Software License Fees. Software license fees consist of revenues derived from software license agreements entered into between Fundtech and its customers. Software license fees increased by $9,010,000 to $14,007,000 in the year ended December 31, 1998 from $4,997,000 for the year ended December 31, 1997, an increase of 180%. This increase was attributable to the sale of new product offerings such as Global CASHstar and PAYplus RTGS, Fundtech's international payment system and due to the revenue generated from the new products of the acquired CheckFree businesses such as ACCESS.pro, webACCESS, InfoVue and MicroACH. Additionally, this increase was due to an increase of sales throughout Fundtech's distribution channels, such as Sterling Commerce, and Fiserv.

     Maintenance and Services Fees. Maintenance and services fees include revenues derived from maintenance contracts, installation and training revenue, consulting fees, certification fees and related items. Fundtech generally receives a contract for maintenance and services at the time of the sale of the system. Maintenance and services fees increased by $ 4,803,000 to $7,116,000 in the year ended December 31, 1998 from $2,313,000 in the year ended December 31, 1997, an increase of 208%. The increase is commensurate with the increase in systems sold during this period and due to the revenue generated from maintenance and services fees related to products of the acquired CheckFree businesses.

     Hardware Sales. Hardware sales consist of revenues received from resales of third-party hardware in connection with the license and installation of Fundtech's software. Hardware sales increased by $1,300,000 to $2,009,000 in the year ended December 31, 1998 from $709,000 in the year ended December 31, 1997, an increase of 183%. Hardware sales increased due to the increase in number of systems sold with hardware due to revenues generated by the acquired CheckFree businesses. Fundtech currently requests that its customers purchase hardware on their own and send it to Fundtech for testing with the software.

     Software License Costs. Software license costs consist primarily of the royalty payments related to grants from the Government of Israel, product media, duplication, manuals and shipping. Software license costs decreased by $96,000 to $238,000 in the year ended December 31, 1998 from $334,000 in the year ended December 31, 1997, a decrease of 29%. The gross margin on software license fees increased from 93% in the year ended December 31, 1997 to 98% in the year ended December 31, 1998. The increase in gross margin is attributable to the decrease in royalty payments as a percentage of total sales as certain of Fundtech's product offerings are not royalty bearing.

     Maintenance and Services Costs. Maintenance and services costs consist primarily of personnel costs, telephone support costs and other costs related to the provision of maintenance and consulting services. Maintenance and services costs increased by $3,463,000 to $4,549,000 in the year ended December 31, 1998 from $1,086,000 in the year ended December 31, 1997, an increase of 319%. The gross margin on maintenance and services fees decreased from 53% for the year ended December 31, 1997 to 36% for the year ended December 31, 1998. The decrease in gross margin was primarily due to an increase in personnel associated with the acquired CheckFree businesses.

     Hardware Costs. Hardware costs consist primarily of Fundtech's cost of computer hardware resold to its customers. Cost of hardware sales increased by $985,000 to $1,631,000 in the year ended December 31, 1998 from $646,000 in the year ended December 31, 1997, an increase of 152%. This increase is commeasurate with the increase in hardware sales by Fundtech in 1998.

     Software Development Expenses, Net. Software development expenses consist principally of expenses related to the development and testing of new products and product enhancements. Software development expenses increased by $4,168,000 to $6,636,000 in the year ended December 31, 1998 from $2,468,000 in the year ended December 31, 1997, an increase of 169%. The increase in software development costs related to the development of new product offerings by Fundtech such as the PAYplus RTGS system and Global CASHstar as well as enhancements to certain of Fundtech's existing products. In the years ended December 31, 1997 and 1998, Fundtech did not receive grants from the Government of Israel.

     Selling and Marketing Expenses, Net. Gross selling and marketing expenses increased by $1,167,000 to $3,015,000 in the year ended December 31, 1998 from $1,848,000 in the year ended December 31, 1997, an increase of 63%. However, gross selling and marketing expenses as a percentage of revenues decreased to 13% in December 31, 1998 from 23% in the year ended December 31, 1997 due to the increase in sales attributable to each salesperson. In the year ended December 31, 1997 and 1998, Fundtech accrued $98,000 and $45,000, respectively, for marketing grants from the Government of Israel. These grants were recorded as a reduction to selling and marketing expenses resulting in net selling and marketing expenses of $1,750,000 and $2,970,000 in 1997 and 1998, respectively.

     General and Administrative Expenses. General and administrative expenses increased by $1,182,000 to $2,471,000 in the year ended December 31, 1998 from $1,289,000 in the year ended December 31, 1997, an increase of 92%. As a percentage of total revenues, general and administrative expenses declined to 11% compared with 16% in the same period for 1997. This decrease is primarily attributed to efficiencies attained through the elimination of duplicate functions of the acquired CheckFree businesses.

     In-Process Research and Development Write-Off. In April 1998, Fundtech acquired from CheckFree assets and liabilities of certain businesses engaged primarily in the design and development of cash management software products and the development and sale of wire transfer products. Fundtech paid $18,824,000 for the acquired CheckFree businesses.

     The CheckFree acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded, as goodwill, which is amortized on a straight-line basis over 10 years. Fundtech recorded, according to FASB interpretation No. 4 (FIN 4), an expense in the amount of $16,600,000 which represents the estimated value of software acquired from CheckFree for which technologi-cal feasibility has not yet been established and for which no alternative future use exists (in-process research and development).

     Financial Income, Net. Net financial income increased by $381,000 to $571,000 in the year ended December 31, 1998 from $190,000 in the year ended December 31, 1997. The increase in the financial income is due mainly to interest earned on cash received from our initial public offering in March 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Software License Fees. Software license fees increased by $2,594,000 to $4,997,000 in the year ended December 31, 1997 from $2,403,000 for the year ended December 31, 1996, an increase of 108%. This increase is primarily due to the increased demand for Fundtech's FEDplu$ product. The majority of the increase in 1997 was the result of sales by Fundtech's distributors, including CheckFree and Sterling Commerce.

     Maintenance and Services Fees. Maintenance and services fees increased by $1,815,000 to $2,313,000 in the year ended December 31, 1997 from $498,000 in the year ended December 31, 1996, an increase of 364%. The increase is commensurate with the increase in systems sold during 1997. In addition, this increase was attributable to the increase in the number of large systems sold during 1997 to customers that required protocol certification by the Federal Reserve, which in turn increased the need for on-site consulting services.

     Hardware Sales. Hardware sales increased by $42,000 to $709,000 in the year ended December 31, 1997 from $667,000 in the year ended December 31, 1996, an increase of 6%. Although hardware sales increased in total dollars, they decreased as a percentage of revenue to 9% for the year ended December 31, 1997 from 19% for the year ended December 31, 1996. Fundtech currently requests that its direct-sales customers and distributors purchase and resell hardware on their own and send it to Fundtech for testing with the software.

     Software License Costs. Software license costs increased by $171,000 to $334,000 in the year ended December 31, 1997 from $163,000 in the year ended December 31, 1996, an increase of 105%. The gross margin on software license fees was 93% for each of the years ended December 31, 1997 and 1996. The increase in the dollar amount of the cost of license fees resulted from the increase in the number of software licenses sold.

     Maintenance and Services Costs. Maintenance and services costs increased by $770,000 to $1,086,000 in the year ended December 31, 1997 from $316,000 in the year ended December 31, 1996, an increase of 244%. The gross margin on maintenance and services fees increased from 37% for the year ended December 31, 1996 to 53% for the year ended December 31, 1997. The increase in gross margin was primarily due to an increased percentage of maintenance and services fee revenue being derived from maintenance contracts associated with the sales of software licenses in the period, which revenue typically has a higher gross margin than service-based revenue, as well as from an increase in the rates charged for consulting services.

     Hardware Costs. Cost of hardware sales increased by $50,000 to $646,000 in the year ended December 31, 1997 from $596,000 in the year ended December 31, 1996, an increase of 8%. Gross margin on hardware sales decreased to 9% in the year ended December 31, 1997 from 11% in the year ended December 31, 1996. This decrease in gross margin is due to the reduced prices of such hardware.

     Software Development Expenses, Net. Software development expenses increased by $674,000 to $2,468,000 in the year ended December 31, 1997 from $1,794,000 in the year ended December 31, 1996, an increase of 38%. In the year ended December 31, 1996, Fundtech received $199,000 in development grants from the Government of Israel, while in the year ended December 31, 1997, Fundtech received no such grants. The grants were recorded as a reduction to software development expenses resulting in a net software development expense in 1996 of $1,595,000. Consequently, software development expenses, net increased by $873,000 to $2,468,000 in the year ended December 31, 1997 from $1,595,000 in the year ended December 31, 1996, an increase of 55%. The increase in software development costs was related to the increase in the development of Fundtech's product offerings. During 1997, Fundtech released its PAY$tar and PAYplus RTGS product offerings for U.S. and non-U.S. financial institutions, respectively.

     Selling and Marketing Expenses, Net. Gross selling and marketing expenses increased by $184,000 to $1,848,000 in the year ended December 31, 1997 from $1,664,000 in the year ended December 31, 1996, an increase of 11%. However, gross selling and marketing expenses as a percentage of revenues decreased to 23% in 1997 from 47% in 1996 due to Fundtech's shift towards selling through distributors in 1997. In the year ended December 31, 1996, Fundtech accrued $240,000 in marketing grants from the Government of Israel and in the year ended December 31, 1997 Fundtech accrued $98,000 in such grants. These grants were recorded as a reduction to selling and marketing expenses resulting in net selling and marketing expenses of $1,750,000 and $1,424,000 in 1997 and 1996, respectively. As a result, net selling and marketing expenses increased by 23%.

     General and Administrative Expenses. General and administrative expenses increased by $326,000 to $1,289,000 in the year ended December 31, 1997 from $963,000 in the year ended December 31, 1996, an increase of 34%. This increase was attributable to the growth of Fundtech, including an increase in administrative staff support expenses from $630,000 in the year ended December 31, 1996 to $809,000 in the year ended December 31, 1997, an increase in occupancy costs from $87,000 in the year ended December 31, 1996 to $153,000 in the year ended December 31, 1997, and an increase in communications costs from $10,000 in the year ended December 31, 1996 to $46,000 in the year ended December 31, 1997. There was also an increase in other related items from $236,000 in the year ended December 31, 1996 to $281,000 in the year ended December 31, 1997.

     Financial Income, Net. Net financial income increased by $162,000 to $190,000 in the year ended December 31, 1997 from $28,000 in the year ended December 31, 1996, an increase of 579%. The increase in the financial income is due mainly to an increase in the interest earned on cash and short-term bank deposits raised in a private placement of equity consummated by Fundtech in March 1997.

SELECTED UNAUDITED QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited quarterly data for each of Fundtech's last eight quarters. Such data are expressed both in dollar amounts and as a percentage of total revenues for each quarter. The data have been prepared on a basis consistent with Fundtech's audited financial statements included elsewhere in this prospectus and include all necessary adjustments, consisting only of normal recurring adjustments, that Fundtech's management considers necessary for a fair presentation of such information. Such information should be read in conjunction with Fundtech's annual audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future quarter or year.

                                                                            THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------------------
                                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                            1997       1997       1997        1997       1998       1998       1998        1998
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
    Software license fees...............   $  415     $1,101     $1,506      $1,975     $2,018    $  2,926    $4,267      $4,796
    Maintenance and services fees.......      295        478        698         842        685       1,783     2,291       2,357
    Hardware sales......................      172        114        107         316        325         691       396         597
                                           ------     ------     ------      ------     ------    --------    ------      ------
        Total revenues..................      882      1,693      2,311       3,133      3,028       5,400     6,954       7,750
                                           ------     ------     ------      ------     ------    --------    ------      ------
Cost of revenues:
    Software license costs..............       41         60        115         118         67          91        40          40
    Maintenance and services costs......      137        284        226         439        294       1,162     1,427       1,666
    Hardware costs......................      176        105         85         280        277         561       322         471
                                           ------     ------     ------      ------     ------    --------    ------      ------
        Total cost of revenues..........      354        449        426         837        638       1,814     1,789       2,177
                                           ------     ------     ------      ------     ------    --------    ------      ------
Gross profit............................      528      1,244      1,885       2,296      2,390       3,586     5,165       5,573
                                           ------     ------     ------      ------     ------    --------    ------      ------
Operating expenses:
    Software development, net...........      527        435        692         814      1,267       1,592     2,002       1,775
    Selling and marketing, net..........      425        311        384         630        545         664       881         880
    General and administrative..........      299        301        372         317        425         474       712         860
    In-process research and development
      write-off.........................       --         --         --          --         --      16,600        --          --
                                           ------     ------     ------      ------     ------    --------    ------      ------
        Total operating expenses........    1,251      1,047      1,448       1,761      2,237      19,330     3,595       3,515
                                           ------     ------     ------      ------     ------    --------    ------      ------
Operating income (loss).................     (723)       197        437         535        153     (15,744)    1,570       2,058
Financial income (loss), net............        3        (40)       176          51         78         168       166         159
                                           ------     ------     ------      ------     ------    --------    ------      ------
Net income (loss).......................   $ (720)    $  157     $  613      $  586     $  231    $(15,576)   $1,736      $2,217
                                           ======     ======     ======      ======     ======    ========    ======      ======

                                                                       PERCENTAGE OF TOTAL REVENUES
                                          ---------------------------------------------------------------------------------------
Revenues:
    Software license fees...............     47.1%      65.1%      65.2%       63.0%     66.7%       54.2%      61.4%       61.9%
    Maintenance and services fees.......     33.4       28.2       30.2        26.9      22.6        33.0       32.9        30.4
    Hardware sales......................     19.5        6.7        4.6        10.1      10.7        12.8        5.7         7.7
                                           ------     ------     ------      ------     -----      ------     ------      ------
        Total revenues..................    100.0      100.0      100.0       100.0     100.0       100.0      100.0       100.0
                                           ------     ------     ------      ------     -----      ------     ------      ------
Cost of revenues:
    Software license costs..............      4.6        3.5        5.0         3.8       2.2         1.7        0.6         0.5
    Maintenance and services costs......     15.5       16.8        9.8        14.0       9.7        21.5       20.5        21.4
    Hardware costs......................     20.0        6.2        3.6         8.9       9.2        10.4        4.6         6.1
                                           ------     ------     ------      ------     -----      ------     ------      ------
        Total cost of revenues..........     40.1       26.5       18.4        26.7      21.1        33.6       25.7        28.0
                                           ------     ------     ------      ------     -----      ------     ------      ------
Gross profit............................     59.9       73.5       81.6        73.3      78.9        66.4       74.3        72.0
                                           ------     ------     ------      ------     -----      ------     ------      ------
Operating expenses:
    Software development, net...........     59.8       25.7       29.9        26.0      41.8        29.5       28.8        22.9
    Sales and marketing, net............     48.2       18.4       16.6        20.1      18.0        12.3       12.7        11.3
    General and administrative..........     33.8       17.7       16.2        10.1      14.1         8.8       10.2        11.1
    In-process research and development
      write-off.........................       --         --         --          --        --       307.4         --          --
                                           ------     ------     ------      ------     -----      ------     ------      ------
        Total operating expenses........    141.8       61.8       62.7        56.2      73.9       358.0       51.7        45.3
                                           ------     ------     ------      ------     -----      ------     ------      ------
Operating income (loss).................    (81.9)      11.7       18.9        17.1       5.0      (291.6)      22.6        26.7
Financial income (loss), net............      0.3       (2.4)       7.6         1.6       2.6         3.2        2.4         2.0
                                           ------     ------     ------      ------     -----      ------     ------      ------
Net income (loss).......................    (81.6)%      9.3%      26.5%       18.7%      7.6%     (288.4)%     25.0%       28.7%
                                           ======     ======     ======      ======     =====      ======     ======      ======

     Fundtech's quarterly results of operations may be subject to significant fluctuations due to several factors, including the size, timing and completion of orders; customer budget cycles; the timing of the release of new product upgrades, enhancements or introductions by Fundtech and its competitors; customer order deferrals in anticipation of new products, upgrades or enhancements; the mix of product sales; software "bugs" or other product quality problems; product pricing; the effective provision by Fundtech of customer support; and other factors. Fundtech anticipates that its operating expenses will continue to increase significantly. If Fundtech's sales in any quarter do not increase correspondingly, Fundtech's results of operations for that quarter could be materially adversely affected. For the foregoing reasons, Fundtech believes that quarter-to-quarter comparisons of Fundtech's results of operations are not necessarily meaningful and that Fundtech's results of operations in any particular quarter should not be relied upon as necessarily indicative of future performance. Moreover, there can be no assurance that the profitability attained in 1998 will continue.

LIQUIDITY AND CAPITAL RESOURCES

     Fundtech has financed its operations primarily through the sale of equity securities to its shareholders in the amount of approximately $42,000,000, including net proceeds from the IPO in the amount of approximately $29,000,000, grants from the Government of Israel and borrowings from banks.

     As of December 31, 1998, Fundtech's working capital was $18,140,000. Cash and cash equivalents and short-term bank deposits were $13,019,000 and $4,267,000 at December 31, 1998 and 1997, respectively. Fundtech utilized net cash from operations amounting to $2,180,000 for the year ended December 31, 1998 and utilized $1,056,000 for the year ended December 31, 1997.

     In April 1998, Fundtech acquired the CheckFree businesses for approximately $18,824,000 in cash, including expenses.

     Fundtech believes that cash on hand and cash flow from operations, together with the proceeds from this offering, will provide adequate financial resources to finance Fundtech's current operations and the planned expansion of its operations for the foreseeable future. However, in the event that Fundtech were to make one or more acquisitions for consideration consisting, in whole or in part of cash, Fundtech might be required to seek external debt or equity financing for such acquisition or acquisitions or to fund subsequent operations.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS; MARKET RISK

     The dollar cost of Fundtech's operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel is (or is not) offset (or is offset on a lagging basis) by the devaluation of the NIS in relation to the dollar. Inflation in Israel will have a negative effect on the profitability to Fundtech of contracts under which Fundtech is to receive payment in dollars or dollar-linked NIS while incurring expenses in NIS linked to the Israeli CPI, unless such inflation is offset by a devaluation of the NIS.

     In 1995 and 1996, the rate of inflation in Israel was 8.1% and 10.6%, respectively, and the devaluation of the NIS against the dollar was 3.9% and 3.7%, respectively. This imbalance was reversed during 1997 and 1998 when the rate of inflation was 7.0% and 8.6%, respectively, and the rate of devaluation was 8.8% and 17.6%, respectively, resulting in increasing the dollar cost of operating in Israel. However, there can be no assurance that the reversal will continue, that the recent devaluations will not be followed by an increased rate of inflation or that Fundtech will not be materially adversely affected in the future if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of any such devaluation lags behind increases in inflation in Israel.

     A devaluation of the NIS in relation to the dollar would have the effect of decreasing the dollar value of any asset of Fundtech which consists of NIS or receivables payable in NIS (unless such receivables are linked to the dollar). Such a devaluation would also have the effect of reducing the dollar amount of any expenses or liabilities of Fundtech which are payable in NIS (unless such expenses or payables are linked to the dollar). Conversely, any increase in the value of the NIS in relation to the dollar would have the effect of increasing the dollar value of any unlinked NIS assets of Fundtech and the dollar amounts of any unlinked NIS liabilities and expenses of Fundtech.

     Because exchange rates between the NIS and the dollar fluctuate continuously (albeit with a historically declining trend in the value of the NIS), exchange rate fluctuations and especially larger periodic devaluations will have an impact on Fundtech's profitability and period-to-period comparisons of Fundtech's results. Such impact is recorded in Fundtech's financial statements as financial income or expense. To date, Fundtech has not engaged in currency-hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on Fundtech's results of operations.

     Fundtech does not utilize financial instruments for trading purposes and holds no derivative financial instruments which could expose Fundtech to significant market risk.

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer programs being written using two digits (rather than four) to identify a given year. Computer programs that have time-sensitive software may interpret the date code "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in other normal business activities. We maintain a significant number of computer software programs and operating systems across our entire organization, including various administrative and billing functions, all of which are potentially subject to Year 2000 problems.

     Fundtech's Year 2000 compliance program is divided into two sections: software programs licensed to Fundtech's customers and internal information technology systems. Phases common to both sections include preparing inventory of all software and hardware items affected by the Year 2000 issue, assessing the Year 2000 compliance of identified items, repairing or replacing items that are determined not to be Year 2000 compliant, testing items, and creating contingency plans.

     The software product section of Fundtech's compliance program includes all Fundtech software products licensed by Fundtech's customers. As of March 24, 1999 substantially all of Fundtech's software products had been assessed for Year 2000 compliance. The software repair and testing phases began in June 1997. The assessment phase will be repeated periodically through January 2000 to verify that any changes made to Fundtech's existing software do not bring any of Fundtech's software components out of Year 2000 compliance. The repair and testing steps will be repeated as necessary depending on the outcome of the periodic assessments. Both phases are dependent on the availability of Year 2000 compliant versions of software from some external vendors. If Fundtech's testing uncovers any material Year 2000 compliance issues in any widely-used versions of our software, it may be necessary for Fundtech to upgrade all affected customers to a newer version of Fundtech's software which is Year 2000 compliant.


     The infrastructure section of our compliance program consists of hardware and software used by Fundtech's staff in the course of operating its business. We estimate that as of April 23, 1999 this phase was 95% complete. The repair/replacement phase and testing phase are both expected to be completed by June 1999, although both phases are dependent on the availability of Year 2000 compliant versions of certain software and hardware.


     In its review process, Fundtech confirmed that a substantial majority of all of its customers, the disruption of whose operations could have a material adverse impact on Fundtech's operations, are subject to regulations promulgated by the Federal Reserve mandating Year 2000 compliance. Fundtech expects that substantially all such customers will comply with such regulations prior to January 1, 2000.

     Fundtech expects that its employees will perform all significant work for the Year 2000 project described above. Fundtech does not anticipate hiring any additional employees, nor does Fundtech anticipate incurring any significant consulting expenses for the Year 2000 project. The cost of software tools and consulting expenses used for detection of Year 2000 compliance problems and repair of affected software is not currently expected to exceed $500,000.

     Contingency planning has not yet begun for either section, but Fundtech expects preliminary contingency plans to be completed by June 1999.

     Compliance with Year 2000 requirements may disrupt Fundtech's ability to continue developing and marketing its electronic payments and funds transfers and cash and treasury management solutions. Fundtech may also incur certain unexpected expenditures in connection with Year 2000 compliance. While uncertainty exists concerning such expenditures, Fundtech does not believe that Year 2000 compliance will result in a material adverse effect on its business, financial condition or results of operations. Even if Fundtech's products and services are Year 2000 compliant, the electronic funds transfer products and services used by funds-transferring parties not using Fundtech's products may not be Year 2000 compliant, thereby disrupting the ability of Fundtech's customers to use Fundtech's products for funds transfer transactions with these parties. Furthermore, if funds transfers were unable to be processed by Fundtech's customers because of Year 2000 compliance problems, there can be no assurance that third parties will not commence litigation against Fundtech for such funds transfer failure.

EFFECTIVE CORPORATE TAX RATE

     Fundtech's development facility in Israel has been granted "Approved Enterprise" status under Israel's Law for the Encouragement of Capital Investments. Fundtech has derived, and expects to continue to derive, a portion of its income from Approved Enterprise investments. Under the Approved Enterprise program, Fundtech is entitled to reductions in the tax rate normally applicable to Israeli companies with respect to income generated from its Approved Enterprise investments. Fundtech is entitled to a tax exemption for a period of two years commencing in the first year in which such income is earned, subject to certain time restrictions. The first year of tax exemption for Fundtech Ltd. was 1998. At December 31, 1998, Fundtech had net operating loss carryforwards in the U.S. of approximately $4.7 million. See "Taxation Regulation" and Note 12 to the Consolidated Financial Statements.

                                    BUSINESS


     We are a leading provider of software which enables businesses and their banks to process payments, transfer funds and manage cash positions electronically. Our client/server software products automate the process of transferring funds among corporations, banks and clearance systems and enable businesses to manage global cash positions efficiently and in real-time. Our suite of products and related services are designed to integrate all elements of the electronic payments cycle, including electronic funds transfer, cash management and treasury management. Our solutions are used by thousands of corporate end-users and have been sold to more than 220 financial institutions, including Allied Irish Bank, Bank of Tokyo-Mitsubishi, Fidelity Investments, Industrial Bank of Japan, Merrill Lynch, Morgan Guaranty Trust Company of N.Y., National Australia Group, Republic National Bank, Sanwa Bank, Swedbank, Visa International and Washington Mutual.


INDUSTRY BACKGROUND

     The increasing integration of global economies has led to a dramatic increase in the number of financial transactions consummated each day through electronic payments and funds transfers. In 1997, 90 million funds transfers having an approximate aggregate value of $288 trillion took place in the United States over the Federal Reserve's FedWire system. The Clearing House Interbank Payments System (CHIPS) handled 59 million transactions at a total aggregate dollar amount exceeding $360 trillion. More than three times as many transactions occurred internationally with SWIFT payments message transfer volumes at 540 million, making funds transfer a critical component of customer service in the financial services industry.

     National and multinational financial institutions and businesses must facilitate this ever-increasing volume of electronic payments and funds transfers. The transfer and settlement of funds has traditionally been error-prone, inefficient and costly due to a significant manual back-office component on both sides of the transfer. In addition, the integration of global economies has increased both the complexity and the importance of managing the flow of a corporation's funds on a daily basis. Businesses are demanding from their financial institutions cash management solutions that permit real-time management of funds across multiple accounts, currencies and international borders. To service the emerging needs of their business clients, financial institutions are seeking a more cost-efficient method of offering funds transfer and cash management services and are increasingly migrating to electronic intranet and client/server based platforms.


     Electronic payments enable businesses to transfer funds in a rapid and secure manner, and permit the financial institutions which implement such transfers to do so accurately, rapidly and cost-effectively. Electronic payments and funds transfers are made through: (1) a financial institution at which the transferring party has an account; (2) a financial institution at which the receiving party has an account; and (3) a clearing bank at which the financial institutions of both parties have their own accounts. Linking all these parties is a network comprised of financial institutions which serve as intermediaries, receiving payment instructions and transmitting them to the next appropriate institution along the payment route. In the United States, the primary funds transfer network is the FedWire, which connects more than 11,000 financial institutions. Internationally, the primary funds transfer network is SWIFT, which connects approximately 6,000 financial institutions and related enterprises in more than 178 countries. In contrast to the FedWire, SWIFT is a message-carrying network that carries only payment instructions. Such instructions are processed throughout the day, but require interbank settlement of funds that typically takes place at the end of the day (a "net settlement basis").


     Electronic banking provides a link between banks and their business clients, enabling such clients to manage their cash, debt and other accounts in a real time comprehensive and secure manner, and permit the financial institutions with which such businesses have accounts to implement, record and report the financial transactions conducted by such businesses rapidly and cost-effectively. Some of the features that comprise an electronic banking solution include: (1) facilitating the transfer of cash within an organization;
(2) enabling control of cash movement through interfacing with financial institutions; and (3) providing the capability to report on the status of all types of accounts, including lines of credit, and on the availability of funds. To provide their business clients with a competitive level of customer service, financial institutions are increasingly seeking to offer sophisticated electronic banking solutions.

MARKET TRENDS

  Increasing Need for Centralized Cash and Treasury Management

     Large business enterprises have recognized the need to control the movement of funds within their organizations through the final settlement process, which is typically performed by banks. Without an effective solution, such corporations must rely on expensive, manually intensive processes, and remain exposed to non-payment, fraud, credit and foreign exchange risks. Consequently, these companies are demanding increasingly sophisticated treasury management solutions which provide an automated, efficient and cost-effective network for managing their internal cash flows and reconciliations.

  Global Adoption of Real-Time Settlement of Funds Transfers

     A real-time gross settlement ("RTGS") payments system allows payment instructions between financial institutions to be processed and settled individually and continuously throughout the trading day, enabling financial institutions and their customers to use the transferred funds immediately and reducing the risk of non-payment. The rapid liberalization of financial markets across the globe has created a critical need for a solution to facilitate the clearing of electronic payments and funds transfers on an RTGS basis, replacing the traditional net settlement basis. For example, on January 1, 1999, the member countries of the European Union began implementing a single monetary policy and currency, the "Euro." To support the creation of an integrated money market and the administration of a Euro-denominated, unified monetary policy, the central banks of the member countries are developing an electronic payments system, the Trans-European Automated Real Time Gross Settlement Express Transfer ("TARGET") system. Governments in many other countries are also encouraging financial institutions within their regulatory regimes to adopt RTGS. In addition, recent economic turmoil in Asia has demonstrated the need for tighter control of payment systems and to make such systems more efficient and reliable. Fundtech believes that the introduction of TARGET, the international trend toward the adoption of RTGS and the desire of financial institutions to significantly reduce non-payment, credit and fraud risks by shortening the time from the initiation of an electronic funds transfer to its completion, will generate increased demand for electronic payments solutions that offer RTGS capabilities.

  Migration to Client/Server and Internet-Based Solutions

     In lieu of traditional mainframe solutions, financial institutions are increasingly implementing client/server information systems, predominantly based on Windows NT and UNIX platforms, which allow for standardization of their operating and computing environments. These flexible information systems have expanded the capability of financial institutions to service their customers at many locations. The trend of financial institutions migrating to advanced client/server solutions will likely increase the demand for compatible electronic payments and banking solutions.

     We believe that banks see the Internet and related technologies (such as Web browsers) as added delivery channels, new customer interfaces that can be used not just for cash management information reporting and transaction initiation, but also for delivering comprehensive corporate banking products.

  Growth in Electronic Commerce

     The Internet and its unique capacity for the remote distribution of information continues to expand its role as a powerful global communications medium enabling millions of people to share information and conduct business electronically. International Data Corporation ("IDC") estimates that the number of World Wide Web users will grow from approximately 97 million in 1998 to approximately 319 million by 2002. The Web is emerging as a medium for global electronic commerce. A growing number of consumers and businesses have begun to transact business over the Web, such as paying bills, booking airline tickets, trading securities, and purchasing financial and consumer products. Moreover, online transactions can be faster, less expensive and more convenient than transactions requiring human interaction. As corporations and consumers increasingly engage in electronic commerce, financial institutions are seeking solutions that provide their clients with the ability to electronically purchase goods and services. Similarly, these financial institutions are implementing technological solutions that enable the electronic distribution of their products, such as on-line banking and bill payment.

  Consolidation in the Financial Services Industry

     The financial services industry is undergoing significant consolidation, forcing financial institutions to handle larger volumes of electronic funds transfers at more locations. Consequently, financial institutions are more likely to require an electronic payments solution that can handle complex transactions at multiple locations, and an electronic banking solution that can provide current, comprehensive account and other information to corporate clients. For example, acquiring banks are seeking to improve internal liquidity management and reporting among their distinct acquired banking entities. These factors are increasingly driving financial institutions to consider purchasing third-party-provided software solutions to achieve cost-effective and reliable electronic payments and banking processing. Scaleable solutions based on client/server architecture, and versatile solutions based on intranet architecture capable of accepting multiple server formats and requiring little investment in new hardware, meet these emerging needs of financial institutions.

  Ongoing Changes in the Regulatory Environment

     Electronic payments and funds transfers are subject to extensive worldwide government regulation. For example, the United States Federal Reserve recently converted the network linking its computer systems to a unified communications network with common standards and equipment. In addition, heightened stringency of reporting requirements for funds transfer (for example, the Bank Secrecy Act of 1996) has been employed to mitigate, among other concerns, illegal funds transfers, such as money-laundering. Banks are also required to comply with the Office of Foreign Asset Control provisions which include restrictions on persons or entities that can be recipients of funds transfers originating in the United States. These types of regulations increase the need for comprehensive Electronic payments solutions that can be easily modified to reflect changes in the regulatory environment.

CURRENT SITUATION

     Currently, most large banks use mainframe-based automated payments processing systems. The majority of other financial institutions and large business enterprises employ paper-based payments processing systems that do not provide reliable centralized or real-time control of funds. These manual, paper-based systems lack the flexibility to cost-effectively scale to handle the dramatic growth in funds traffic and are prone to human error, non-payment, fraud and credit risks. These paper-based and legacy mainframe systems cannot be easily modified to meet the rapid changes in regulatory requirements, formats or Year 2000 issues.

     Similarly, corporations feeling increased competitive pressure and seeking to do business globally are increasingly finding the traditional systems provided by their financial institutions inadequate to meet their cash management requirements. These systems are often inefficient and costly to maintain. Financial institutions need the ability to provide their corporate clients with robust, innovative cash management solutions that offer a wide range of functionalities and can operate across hardware types, multiple web and software formats and multiple currencies.

THE FUNDTECH SOLUTION

     Fundtech's software products offer a comprehensive electronic payments and banking solution that addresses the entire payment cycle -- from the efficient transfer of funds to the real-time management of cash positions -- through secure interfacing across multiple banking systems and currencies. Most of these products are based on an object-oriented software architecture that utilizes the Windows NT and UNIX operating systems. Fundtech develops products, such as FEDplu$, PAY$tar, PAYplus RTGS, Global CASHstar and Access Banking, that are scaleable, affordable, regulatory-compliant, easy to use and that offer additional security beyond that associated with the Windows NT and UNIX operating systems. Fundtech offers its customers both standard packages that are easily implemented within their existing operating systems, and add-on product modules to meet their specific needs. Recognizing the mission-critical nature of the functions handled by its applications, Fundtech also offers its customers a high level of technical support, training and consulting services to achieve maximum customer productivity gains and to assure customer satisfaction.

     Fundtech's products deliver the following benefits to its customers:

          Affordability. Fundtech's products have made electronic payments and banking technology available to a wide range of financial institutions and their corporate customers at an affordable price, due to the products' underlying architecture and overall design. Fundtech's solutions also enable its customers to improve their operational efficiency, thus further lowering the operating costs related to funds transfer and cash management services. These cost savings are derived from the reduction of manual back office support and the minimization of time-consuming, expensive user training.

          Client/Server Compatibility. Fundtech's solutions are built for the Windows NT and UNIX platforms, which provide flexible client/server solutions to its customers' payments processing and cash management needs. This technological design enables users to standardize their operating and computing environments and to utilize network connectivity.

          Web Accessibility. Many of Fundtech's solutions are being developed to operate on business intranets or the Internet.

          Centralized Control of Funds. Fundtech's solutions provide its customers with centralized control over the flow of funds, by conveying graphical representations of critical data from all relevant databases to the manager's computer desktop via the client/server architecture.

          Regulatory Compliance. Fundtech's solution assists customers in complying with changing worldwide regulatory environments. Fundtech's products allow customers not only to maintain a high level of customer service, but also to avoid costly penalties associated with non-compliance.

          Risk Reduction. Fundtech's solution reduces the exposure of financial institutions and their corporate clients to non-payment, fraud, credit and foreign exchange risks by supporting on-line and real-time account determination, balance validation and funds memo posting.

          Scaleability. Fundtech's products utilize an open, scaleable architecture that allows them to meet the needs of growing organizations and to be implemented in organizations of varying sizes. As financial institutions and their corporate clients expand their operations, Fundtech's products accommodate increases in the number of users within an enterprise, the addition of users at multiple sites and increases in the number of transactions, without requiring modification of the underlying software.

STRATEGY

     Fundtech's objective is to be the leading provider of electronic payments and banking software utilizing the client/server and Internet platforms. To achieve this objective, Fundtech has adopted a strategy which includes the following key elements:

          Capitalize on Electronic Payments and Banking Industry
     Experience. Fundtech was founded by veterans of the electronic payments and banking industry, who dedicated Fundtech to bringing technologically advanced, cost-effective solutions to the market. Fundtech intends to capitalize on this industry expertise by continuing to identify the needs of the electronic payments and banking industry and to develop technologically advanced solutions to meet those needs. In this regard, Fundtech leverages its core capabilities in visual programming tools and object-oriented software development to improve the functionality, ease-of-use, scaleability, flexibility and cost-effectiveness of its products. Fundtech has translated its collective employee knowledge into a comprehensive, integrated suite of technologically advanced software products designed to meet the needs of financial institutions and their corporate clients.

          Expand into High-End of the Market. Fundtech intends to identify and target new market segments for its products. For example, Fundtech plans to build upon the successes of its products in the market for mid-sized financial institutions to design solutions for larger financial institutions. Additionally, Fundtech believes that current industry trends are creating a demand for electronic payments and banking systems among large business enterprises. Fundtech intends to use its product and industry expertise to develop products that address this new, evolving market segment. For example, Fundtech is developing its Global CASHstar product to provide large corporations with sophisticated internal cash flow and reconciliation capabilities.

          Penetrate into New Geographic Markets. Fundtech intends to build upon the success of its software products in the United States to penetrate markets in Europe and the Asia Pacific regions. Specifically, Fundtech believes that its RTGS product capabilities position it to capitalize on international trends as regulatory authorities in those regions increasingly demand real-time settlement of funds transfers. Fundtech intends to expand its direct sales and marketing efforts in Europe and in the Asia Pacific region and to utilize its existing distributors and establish new alliances to further increase its sales in those regions. Fundtech recently opened a sales and marketing office in London, England. Fundtech may also pursue other geographic areas, through distributor relationships or direct sales efforts.

          Offer New Products and Services to Existing Customers. Fundtech seeks to leverage its existing customer base by selling licenses for complementary products and modules. For example, Fundtech has developed PhoneWire, an add-on product which provides secure telephone initiation and recording of Electronic payments transactions. Fundtech plans to continue to develop new products to complement its core products.

          Introduce an Internet-Based Platform. Fundtech believes that the Internet will provide an attractive new platform for delivery of electronic payment and cash and treasury management solutions. Fundtech intends to offer clients the ability to perform a wide variety of cash and treasury management functions over an Internet connection to Fundtech's treasury management services system, which will enable them to interface with banks and clearance systems.

          Leverage Strategic Alliances and Distributor Relationships. Fundtech has developed marketing and advisory alliances with Compaq, Microsoft and SWIFT, and distributor relationships with Compaq, EDS Japan, Fiserv, M&I, and Sterling Commerce. These strategic partners and distributors provide Fundtech with enhanced market position and marketing resources and large, well-trained work forces. Fundtech believes that its strategic alliances and distributor relationships will enable Fundtech to achieve broader market acceptance for its products by capitalizing on the existing client relationships and ongoing sales and marketing efforts of its strategic partners and distributors in various markets.

          Grow through Strategic Acquisitions. Fundtech may acquire complementary technologies and products both to enhance the features and functionality of, and to add new products and services to, its existing product line. In addition, Fundtech may enter into acquisitions the primary target of which is a developed client base which would afford Fundtech with a significant opportunity to sell products which are complementary to or upgrades of the products currently used by such customers.

PRODUCTS AND SERVICES

     Fundtech's suite of products and related services are designed to integrate all elements of the electronic payments cycle, including: (1) electronic funds transfer; (2) cash management; and (3) treasury management. Fundtech believes that its products are among the most technologically advanced and cost-effective solutions in the electronic payments and banking industry. Fundtech's products facilitate all aspects of the electronic payments and banking cycle including payment initiation, electronic balance reporting, account reconciliation, real-time account balance verification, and other sophisticated auditing and reporting functionality. Fundtech's products offer exceptional graphical user interfaces, enabling its customers to easily receive accurate and focused information concerning the status of electronic payment transactions and other cash management data.

         PRODUCT NAME                           DESCRIPTION                    RELEASE DATE
         ------------                           -----------                    ------------
ELECTRONIC FUNDS TRANSFERS SOLUTIONS
FEDplu$........................  Supports payment processing, risk           May 1995
                                 management and regulatory compliance for
                                 U.S. FedWire payments

PAY$tar........................  Supports payment processing, risk           January 1997
                                 management and regulatory compliance for
                                 international multi-currency payments

PAYplus RTGS...................  Supports payment processing, risk           December 1997
                                 management and regulatory compliance for
                                 payments systems of countries other than
                                 the U.S.
CASH MANAGEMENT SOLUTIONS
Access Banking.................  Access Banking allows financial             March 1995
                                 institutions to deliver a complete set of
                                 cash management services to their clients
                                 through a full range of delivery channels,
                                 including the Internet.

InfoVue........................  Windows-based cash management software      October 1995
                                 suite for interfacing with Access Banking

webAccess......................  HTML browser-based cash management          September 1998
                                 interface to Access Banking server at the
                                 bank

Access.pro.....................  Internet-based cash management across       Under development
                                 global accounts in multiple currencies.
TREASURY MANAGEMENT SOLUTIONS
RECON$tar......................  Automated reconciliation of payments and    February 1996
                                 other electronic transactions

Global CASHstar................  Multicurrency treasury management system    Under development
                                 for large financial institutions and large
                                 business enterprises
SERVICES
WireUP.........................  Contingency recovery for Fundtech's         December 1997
                                 clients

Treasury Service...............  Global Internet/intranet for Cash           Under development
                                 Management

ELECTRONIC FUNDS TRANSFER SOLUTIONS

  FEDplu$

     Fundtech's FEDplu$ product is a client/server funds transfer solution used to connect a financial institution's wire room to the Federal Reserve's FedWire system. FEDplu$ enhances and improves productivity and customer service for financial service institutions in what has long been an area of manually intensive back-office operations. FEDplu$, which can interface with many different bank accounting packages while automating the wire transfer process, made an immediate impact on the targeted market of midsized financial institutions. Since Fundtech released FEDplu$ in May 1995, it has been sold to more than 150 financial institutions.

     FEDplu$ interconnects with branches and customers using LAN/WAN architecture and relational databases. FEDplu$ provides financial institutions with complete funds transfer capacity at substantially lower cost than other technologies. At the same time, FEDplu$ both reduces payments risk (through real-time updates of account balances by means of an on-line interface with the host computer) and improves customer service (through its comprehensive database containing all the information about a transfer -- from its creation to accounting and memo posting).

  PAY$tar

     Fundtech's PAY$tar product is a fully integrated domestic and international multi-currency payments solution that enables the handling of transactions and the processing of various network message systems such as SWIFT, local clearing and settlement networks, internal bank accounting systems, and remote customer/branch workstations. Since Fundtech released PAY$tar in January 1997, it has been sold to six banks in New York and London.

     PAY$tar supports high-value payments with initiation from customers and branches via LAN/WAN, telephone or fax. Based on Windows NT client/server technology, PAY$tar provides comprehensive funds transfer automation, regulatory compliance and management of non-payment, fraud, credit and foreign exchange risks. In addition, PAY$tar reduces payment risk for the financial institution initiating the transfer through on-line verification of customer balances. PAY$tar enhances customer service by providing immediate confirmation and advising of payments; a comprehensive electronic audit trail on each payment from its creation through account posting; and on-line access to a database for historical research and investigations. PAY$tar supports multi-banking, anticipated-funds monitoring, Nostro account management, and regulatory reporting, making it among the most advanced and flexible funds transfer solutions on the market today.

  PAYplus RTGS

     Fundtech's PAYplus RTGS solution is a client/server funds transfer software product that is used to connect the wire room of financial institutions outside the United States with the applicable real-time gross settlement system. PAYplus RTGS enhances the functionality of SWIFT's Computer-Based Terminal ("CBT") by providing full payment processing based on SWIFT's CBT message formats. PAYplus RTGS enables: (1) management of a financial institution's cash reserves at a central bank; (2) forecasting of end-of-day funds availability; (3) reconciliation of transactions performed by customers of the financial institution directly with the central bank; and (4) management of non-payment, fraud, foreign exchange and credit risks. Since Fundtech released Payplus RTGS in December 1997, it has been sold to 11 institutions.

  Other Products

     Fundtech also has add-on products that supplement its electronic funds transfer solutions by automatic processing of faxed wire transfer requests, storage and the retrieval of transactions by wire and phone.

CASH MANAGEMENT SOLUTIONS

  Access Banking

     Fundtech's Access Banking solution is a UNIX-based client/server product that enables banks and other financial institutions to provide cash management services to their corporate clients. To date, Access Banking has been sold to approximately 60 financial institutions. Through Access Banking, clients can obtain balance history and intra-day reporting, manage check payments, originate ACH transactions and initiate wire transfer payments. Access Banking consists of a server located in the back office of a bank and a remote access module located at the premises of the bank's corporate client. Clients can interact with the bank's Access Banking server remotely via touch-tone telephone with voice response, teletype terminal emulation, or facsimile transmission. Internet-based access methods are under development.

  InfoVue

     Fundtech's InfoVue product is a Windows-based cash management software suite for interfacing with Access Banking. The InfoVue suite includes balance reporting of current and previous-day balances, ACH origination, wire initiation, book transfers and check management. New modules developed within the past twelve months include:

     - InfoVue Loans -- reports previous-day loan balances, payments due and interest rate information; facilitates the initiation of loan payments and advances; allows management of the entire line of credit or specific notes;

     - InfoVue Positive Pay -- provides daily reporting of exception items requiring verification before final payment, especially unmatched exceptions from ARP/SMS or other account reconciliation systems, including imaging of exception items such as photographic images of excepted checks.

     To date, InfoVue has been sold to more than 50 financial institutions, and is used by thousands of their corporate clients.

  webACCESS

     webACCESS employs an HTML browser-based cash management interface to the Access Banking server at the bank. Financial institutions can use webACCESS to provide low-cost, branded banking services via Internet, intranet or extranet.

  Access.pro

     Fundtech's Access.pro product, an Internet-based product currently under development, will enable corporations to perform sophisticated cash management functions across accounts at multiple branches, in multiple currencies, and in multiple countries and regulatory environments. Like Global CASHstar, Access.pro is Internet-based. Access.pro will reduce the cost of delivering remote banking services through universal access and simplified maintenance and distribution of remote software.

TREASURY MANAGEMENT SOLUTIONS

  RECON$tar

     Fundtech's RECON$tar solution is a client/server system based on Windows NT and SQL Server software that enables financial institutions to reconcile automatically various types of transactions, such as incoming/outgoing wire transfer transactions. Flexibility was incorporated into the product to cover a wide range of reconciliation requirements and to permit tailoring of the product to meet specific processing, accounting and reporting needs.

  Global CASHstar

     Fundtech is currently developing Global CASHstar, a treasury management system for large financial institutions and industrial companies. Global CASHstar will facilitate the transfer of cash to and from an institution's branches worldwide; control cash movement by providing audatibility, accounting, and reconciliation for the related activities; report on funds availability, cash balance management and risk management; and make immediate notification of pertinent financial information. In September 1997, Fundtech entered into an agreement with Merrill Lynch & Co., Inc. for the creation of a software solution for worldwide treasury operations. Pursuant to the agreement, Fundtech retains proprietary rights to this system and expects that it will apply these rights to the needs of other large financial institutions and industrial companies.

SERVICES

  WireUp--Contingency Processing Centers

     Fundtech's WireUp--Contingency Processing Centers were developed to respond to the need expressed by many of Fundtech's customers for a contingency back-up system for wire transfer operations (in accordance with government regulations), and to realize Fundtech's objective of entering a niche market within the client base of Fundtech and its partners. Fundtech established its first WireUp--Contingency Processing Center service center in San Leandro, California, and anticipates establishing two additional service centers to provide services effectively to Fundtech's geographically dispersed customer base. The recently released WireUp Contingency Processing Service has been sold to four banks.

  Treasury Services

     Fundtech's Treasury Services will provide global treasury management capabilities on a service bureau basis. Through the Internet, Fundtech will provide its clients with a virtual private network which replaces the need for an intranet and allows for distributed treasury workflow throughout an organization. The Treasury

Service Internet connection will then allow the virtual private network to interface with numerous banks, enabling advanced cash management functionality.

CUSTOMERS AND MARKETS

     Fundtech's scaleable products are sold to a wide array of financial institutions and large business enterprises. Representative customers which have purchased at least $50,000 of Fundtech's products during the last three fiscal years include the following:

U.S. BANKS -- OVER $5 BILLION IN ASSETS

Bankers Trust
Chase Manhattan Bank
Comerica Bank
Imperial Bank

Michigan National Bank


Morgan Guaranty Trust Company


  of N.Y.

Republic National Bank of NY
Washington Mutual
AGENCY BANKS

ABN-Amro
Banco Atlantico, S.A.
Banco De Credito Del Peru
Bank of Tokyo -- Mitsubishi
Fuji Bank and Trust
Dai-Ichi Kangyo Bank
Merita Bank
U.S. BANKS -- $1-$5 BILLION IN ASSETS

California Commerce Bank
Central Pacific Bank
Citizens Business Bank
East-West Bank
General Bank
Manufacturers Bank

NON-U.S. BANKS

Allied Irish Bank
Banco Popular, Puerto Rico
DG Bank
Israel Discount Bank Ltd.
National Australia Group
Sanwa Bank (Japan)
State Bank NSW Ltd. (Australia)
Swedbank (U.K., Sweden)
U.S. BANKS -- LESS THAN $1 BILLION

City National Bank
Foothill Independent Bank
International Bank of Commerce
Mega Bank
MTB Bank
National City Bank of Minneapolis
Texas Independent Bank

LARGE BUSINESS ENTERPRISES

Fidelity Investments
Merrill Lynch & Co.
Visa International

     The markets for Fundtech's products consist of the following end-users:

          U.S. Banks -- This group of customers may be divided into three tiers. The top tier consists of over 100 banks each with more than $5 billion in assets. These banks process a high volume of wire transfers both in the U.S. and internationally and generally utilize highly customized systems. The second tier consists of approximately 3,000 banks with over $100 million in assets. The institutions in this market require standardized payments processing products so that they may provide competitive payments processing services to their customers. The third tier consists of approximately 7,000 small banks with less than $100 million in assets, which seek regulatory compliance solutions.

          Agency Banks and Branches of Foreign Banks Located in the United States -- These banks, located mainly in financial centers such as New York City, San Francisco, Los Angeles and Dallas, process both international and domestic U.S. payments at various volume levels both for their own activities and for their parent organizations. Depending on the specific needs of the bank, Fundtech markets the appropriate combination of FEDplu$, PAY$tar and complementary products.

          Banks Located Outside of the U.S. -- The payments systems of both developed and developing countries are undergoing a major conversion to RTGS, spawning a great demand for wholesale payments applications that support real-time posting and immigration of financial data. Fundtech intends to pursue the worldwide market for electronic payments systems with a version of PAYplus RTGS modified for each country's RTGS model.

          Corporate Clients of Banks -- The largest segment of end-users of Fundtech's products consists of the corporate clientele of banks and other financial institutions. These corporations access Fundtech's solutions remotely via Wire$tar, InfoVue and other remote access modules for Access Banking.

          Large Business Enterprises -- These enterprises consist of: (1) financial institutions which provide regular treasury management services to large corporations; (2) large non-bank financial institutions, primarily brokerage houses, bond dealers, and insurance firms, which need to conduct their own internal treasury management and risk management activities; and (3) Fortune 500 companies with significant multinational operations which require a real-time view of their cash position.

CASE STUDIES

     American Savings Bank, based in Stockton, California, was manually processing Fedwire messages daily. Specifically, bank employees were keying in the data at least twice for each wire transfer and the bank had no automated procedures to comply with federal regulations restricting the transfer of funds to specified individuals and entities. In January 1995, American Savings Bank installed FEDplu$, which enabled it to dramatically increase the number of wire transfers electronically processed per day. In 1996, American Savings Bank was acquired by Washington Mutual of Seattle, Washington, which chose Fundtech's Windows NT-based software for the combined multi-bank operation. Washington Mutual, with assets of approximately $100 billion, selected FEDplu$ based on its ease of use and user-friendly features.

     Banco Atlantico, headquartered in Barcelona, Spain, previously utilized a Unisys-based system to process the daily volume of U.S. domestic and international funds transfers at its New York branch office. In 1997, Banco Atlantico selected Fundtech's PAY$tar funds transfer solution to replace the Unisys system after a thorough evaluation of the alternatives. Some of the key factors which led Banco Atlantico to select PAY$tar included its functionality, connectivity, client/server architecture and Fundtech's professional support organization. Banco Atlantico is installing PAY$tar at its Miami branch.

     Citizens Business Bank of Ontario, California is a 20-branch bank. In 1995, the bank installed FEDplu$, which enabled the bank to reduce its operating costs, enhance its customer service and ensure compliance with applicable banking regulations. Special features of FEDplu$ which influenced Citizens Business Bank's decision to license FEDplu$ included: (1) laser disk storage of previous transactions, which reduces research requests and eliminates paper storage costs; (2) the Remote Entry Unit feature, which allows wire transfers to be initiated by the bank's customers directly (following a built-in test key authentication) rather than through the bank's wire room operators; and (3) the high level of security offered by Fundtech's products.

     SouthTrust Bank of Birmingham, Alabama, with over $32 billion in assets, selected the Access Banking server as its cash management solution. The initial solution provided its corporate clients with balance reporting, wire initiation, check management and stop payments functionality. In 1998 SouthTrust upgraded its cash management solution by adding webACCESS, Access Banking's browser-based delivery channel, and InfoVue, Access Banking's Windows-based delivery channel. In 1997, SouthTrust added ACH origination and Positive Pay modules to its Access Banking platform. These new additions allow SouthTrust to offer a broader, more comprehensive electronic offering to its corporate clients. In particular, ACH origination allows its corporate clients to electronically transmit payroll files to the bank for processing, which saves time and reduces errors. Positive Pay, which provides daily reporting capability, speeds the flow of information between the bank and its clients, which helps reduce the risk of check fraud. To date, SouthTrust Bank has established electronic connections to over 2,000 of its corporate clients.

SALES AND MARKETING

     Fundtech sells its products through its direct sales force and through distributors including EDS Japan, Fiserv, M&I, Sterling Commerce and Compaq. Fundtech's sales and marketing department is comprised of 12 individuals located throughout the United States, three individuals located in Israel, one located in Australia and four individuals located in the United Kingdom. Because the sale of electronic payments and banking products is highly technical, the sales cycle can be as long as six months, varying by product and customer.

     Fundtech's distributors serve as an integral part of Fundtech's marketing and service network worldwide. They have contributed significantly to Fundtech's growth through cross-selling Fundtech products to their current client/product bases and extensive marketing and promotion of Fundtech's name and products.

     Compaq is a manufacturer of computer hardware used for on-line transaction processing worldwide, and has assembled a consortium of companies (the "NPF Consortium") whose combined offering, The Non-Stop Payments Factory ("NPF"), which is based on the Windows NT platform, is designed to comprehensively address the wholesale banking needs of major international financial institutions. Fundtech has been selected as the NPF Consortium's funds transfer software provider. Fundtech has entered into a marketing agreement with Compaq which grants Compaq exclusive distribution rights to PAYplus RTGS in Australia and New Zealand, where Compaq has already contracted with one bank, and non-exclusive distribution rights globally. Compaq's worldwide sales force markets Fundtech's products.

     EDS Japan, a subsidiary of Electronic Data Systems Corporation, is a professional consulting services firm engaging in systems development and data center and network management and offering special expertise in cash management, risk management and customer relationship banking. EDS Japan's clients include Citibank N.A., Fujitsu Ltd., General Motors, Yamaha Motor Co., Ltd. and Mitsubishi Motor Co., Ltd. Fundtech has entered into contracts with EDS Japan for the distribution in Asia of its cash management products.

     Fiserv is an independent producer of financial data processing systems and related information management services and products which it markets to financial institutions worldwide. Fundtech has entered into contracts with two divisions of Fiserv, Fiserv Pittsburgh and Fiserv CBS. Fiserv Pittsburgh is selling Fundtech's products to its client base through two sales representatives. Fiserv's out-sourcing division, Fiserv CBS, sells PAY$tar to its substantial customer base. Fiserv has two sales representatives marketing Fundtech's products.

     M&I provides financial data processing, out-sourcing, systems integration, and a range of software products to more than 600 financial institutions in North America, Europe, and the Pacific Rim. M&I provides exclusive referrals to Fundtech for funds transfer systems within its customer base. Fundtech provides all sales and technical support for a percentage of the license fee.

     Sterling Commerce is a banking/financial software company with a strong presence in the EDI (Electronic Data Interchange) and cash management software marketplace. Sterling Commerce is private-labeling FEDplu$ under the name "Vector: Fedwire."

     Fundtech focuses a significant amount of its sales and marketing resources on its distributors, communicates with them regularly and provides them with ongoing support. In addition, Fundtech, in conjunction with its distributors, participates in exhibitions of its products worldwide, places advertisements in local publications, encourages exposure in the form of articles and editorials in communications journals and other periodicals and prepares direct mailings of flyers and advertisements focusing on Fundtech's products. Fundtech also markets its products directly through our World Wide Web home page.

STRATEGIC ALLIANCES

     The material strategic alliances formed by Fundtech to date include:

  Compaq

     Compaq has funded the initial development and integration of the NPF Consortium's software products. Compaq's sales and marketing program for NPF uses worldwide sales and systems integration resources to promote the integrated offering. In addition, Fundtech and Compaq participate together in trade shows, banking industry advertising and other joint marketing activities.

  Microsoft

     Fundtech is a Microsoft Independent Software Vendor and is also a Microsoft Solution Provider. In the context of this strategic relationship, Fundtech develops its software solutions to operate on Microsoft operating systems, such as Windows, Windows NT and BackOffice. Microsoft provides Fundtech with marketing support such as including Fundtech in Microsoft's regional banking seminars, advertising some of Fundtech's products in Microsoft Solution Provider directories (including the World Wide Web page), and jointly participating with Fundtech in trade shows, banking industry advertising and other public relations opportunities. In addition, Microsoft provides Fundtech with technical and software development support.

  SWIFT


     Another strategic partner of Fundtech is SWIFT, a global information network that links approximately 6,000 banks, securities firms and stock exchanges in more than 178 countries. Member financial institutions exchange payment instructions and funds and securities transfer details using standard message formats. SWIFT signed a strategic partnership agreement with Fundtech during 1996 for the integration of SWIFT's CBT product (based on Windows NT). SWIFT's CBT product is in the process of replacing SWIFT's ST200 message terminal, which is currently in use by more than 600 North American members. As of December 31, 1998, Fundtech was one of approximately 15 SWIFT strategic partners in the world and the only such partner that is a provider of integrated electronic payments software. In May 1998, SWIFT awarded Fundtech with the SWIFT Gold Medal Award for excellence in electronic payments solutions.


SOFTWARE DEVELOPMENT


     Fundtech believes that its software development team provides a significant competitive advantage. The team is comprised of developers with experience in visual programming design and object-oriented software development of mission-critical applications. Fundtech believes this assembly of diverse technical expertise contributes to the highly integrated functionality of its products. Fundtech's ability to attract and retain highly qualified employees will be the principal determinant of its success in maintaining technological leadership. The total software development staff consisted of 133 full-time employees, as of April 23, 1999. All of Fundtech's products have been developed internally by its product development staff. Fundtech believes significant investments in product development are required to remain competitive.


     To ensure that its products are developed successfully, within their budgets and according to schedule, Fundtech sends its products through four distinct design and testing stages: (1) specifications are developed through consultation with prospective users to ensure that the product matches the user's requirements; (2) an internal quality assurance team verifies the integrity of the product at each stage of development prior to beta testing; (3) beta testing data is used to evaluate the functionality of the products and their ability to perform under realistic conditions; and (4) a controlled group of users is polled regularly to identify any modifications that may be necessary. In addition, Fundtech works closely with current and potential end-users, Fundtech's strategic partners and leaders in certain industry segments to identify market needs and define appropriate product specifications. Fundtech's employees also participate in numerous user focus groups to review product design. Fundtech has software development sites in Israel, New Jersey, Massachusetts and Georgia. Fundtech believes that separating development by geographic region both allows for development to be close to the targeted market and increases Fundtech's opportunity to attract development talent.

CUSTOMER SUPPORT AND MAINTENANCE

     Fundtech believes that effective customer support and maintenance in the software industry requires rapid, efficient and comprehensive installation of the product. Upon installation, Fundtech strives to provide superior customer support by solving problems quickly and providing customers with consistent, accurate and understandable technical information. Fundtech employs test scripts and bank production data to test its solutions and its products are shipped with back-up procedures installed. Fundtech recognizes that, in the event problems do arise, timely solutions are essential for mission-critical solutions like FEDplu$, PAY$tar, PAYplus RTGS and Access Banking. Fundtech's policy is to emphasize responsiveness to customer inquiries and to provide telephonic support twenty-four hours a day. Customer inquiries range from production problems to user questions and hardware issues. In addition, Fundtech utilizes Remote Access Services (RAS-Windows NT service) to enhance remote customer support. Certain of Fundtech's distributors also provide sales, service and technical support functions for Fundtech's products to end-users in the distributors' respective territories.

COMPETITION

     Fundtech believes that the principal competitive factors in the industry in which it operates are product performance, technical features, compatibility with existing operating systems, reliability, security, relational database powers, price, customer service and support, ease of use and Year 2000 compliance. Fundtech believes that its products and related services are competitive with respect to these factors. However, there can be no assurance that Fundtech will be able to differentiate its products from the products of its competitors or to develop or introduce successfully new products that are less costly than or superior to those of its competitors. In addition, existing and new competitors of Fundtech may have established relationships with Fundtech's existing and potential customers, which could have a material adverse effect on Fundtech's ability to compete.

     The industry in which Fundtech operates is highly competitive and evolving. Competing providers of Electronic payments and Banking solutions include, but are not limited to, BankServe, Credo Group Limited, FICS Group N.V., ICM Electronic Banking Services, Inc., Logica PLC, Magnet Communications, Inc., Politzer & Haney, Transaction Software Technologies, Inc. and Transaction Systems Architects, Inc. Furthermore, certain large banks have developed solutions internally which they have then marketed to other banks or implemented in banks that they have acquired. In addition to its current competitors, Fundtech expects substantial competition from both established and emerging companies. Many of Fundtech's existing and potential competitors have or are likely to have more extensive engineering, development, marketing, distribution (particularly with respect to direct sales forces), financial, technological and personnel resources than Fundtech.

     Increased competition could materially adversely affect Fundtech's revenues and profitability through loss of market share, pricing pressures and other factors, any of which could have a material adverse effect on Fundtech's business, financial condition and results of operations.

PROPRIETARY RIGHTS

     Fundtech relies upon a combination of contractual rights, trade secrets, copyrights, technical measures, non-disclosure agreements and trademarks to establish and protect its proprietary rights in its products and technologies. In addition, although Fundtech sometimes enters into non-disclosure and confidentiality agreements with its employees and distributors with access to sensitive information, there can be no assurance that these agreements will not be breached, that Fundtech would have adequate remedies for any breach, that others will not acquire substantially equivalent proprietary technologies, that others will not otherwise gain access to Fundtech's proprietary technologies, or that any particular technology will be regarded as a trade secret under applicable law. As a result of the reliance that Fundtech places on its trade secrets, loss of Fundtech's trade secret protection could have a material adverse effect on Fundtech's business, financial condition and results of operations. Fundtech has no registered patents or pending patent applications. There can be no assurance that the steps taken by Fundtech to protect its proprietary rights will be adequate to prevent misappropriation of Fundtech's technology or independent development or sale by others of software products with features based upon, or otherwise similar to, those of Fundtech's products.

     Although Fundtech believes that its technology has been independently developed and that none of its technology or intellectual property infringes on the rights of others, there can be no assurance that Fundtech does not and will not so infringe or that third parties will not assert infringement claims against Fundtech in the future. If such infringement were found to exist, Fundtech would, under certain circumstances, be required to modify its products or technologies or obtain a license to permit their continued use. There can be no assurance that Fundtech would be able to do either in a timely manner or upon acceptable terms and conditions, and any failure to do so could have a material adverse effect on Fundtech's business, financial condition and results of operations. In addition, if future litigation were to become necessary to protect trade secrets, know-how or other proprietary rights owned by Fundtech, to defend Fundtech against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others, such litigation, whether successful or unsuccessful, could result in substantial cost to, and diversion of efforts by, Fundtech. Adverse determinations in any such litigation or proceedings also could subject Fundtech to significant liabilities to third parties and could prevent Fundtech from producing, selling or using certain of its products or technologies, any of which could have a material adverse effect on Fundtech's business, financial condition and results of operations. There can be no assurance that Fundtech will have the resources to defend or prosecute a proprietary rights infringement or other action. In addition, the laws of certain countries may not protect Fundtech's contractual rights, trade secrets, copyrights, technical measures, non-disclosure agreements, trademarks, products, processes or technologies to the same extent as in the U.S.

GOVERNMENT REGULATION

     Fundtech's current and prospective customers, which include financial institutions such as state and federally chartered banks and savings and loan associations as well as customers in other industries that Fundtech may target in the future, operate in markets that are subject to extensive and complex regulation. While Fundtech is not itself directly subject to such regulation, Fundtech's products and services must be designed to work within the extensive and evolving regulatory constraints under which its customers operate. The failure of Fundtech's products and services to support customers' compliance with current regulations and to address changes in customers' respective regulatory environments, or to adapt to such changes in an efficient and cost-effective manner, could have a material adverse effect on Fundtech's business, results of operations and financial condition.

EMPLOYEES


     As of April 23, 1999, Fundtech had 48 employees in Israel, five employees in the United Kingdom, and 188 employees in the United States (including 67 employees added through the CheckFree acquisition). Of the 188 employees in the United States, 82 were employed in software development, 67 in operations, 14 in sales and marketing, and 25 in administration. Of the 48 employees in Israel, 31 were employed in software development, five in operations, five in sales and marketing and 7 in administration. Fundtech considers its relations with its employees to be good and has never experienced a labor dispute, strike or work stoppage. Fundtech's employees are not represented by a labor union.


     None of Fundtech's employees is a party to a collective bargaining agreement with Fundtech. However, Fundtech is subject to certain provisions of collective bargaining agreements among the Government of Israel, the Histadrut (General Federation of Labor in Israel) and the Coordinating Bureau of Economic Organizations (including the Industrialists' Association) that are applicable to Fundtech's Israeli employees by virtue of expansion orders of the Israeli Ministry of Labor and Welfare. In addition, Israeli labor laws are applicable to all of Fundtech's employees in Israel. Those provisions and laws principally concern the length of the work day, minimum daily wages for workers, procedures for dismissing employees, determination of severance pay and other conditions of employment.

     A general practice followed by Fundtech, although not legally required, is the contribution of funds on behalf of most of its full-time employees in Israel to an individual insurance policy known as "Managers' Insurance." This policy provides a combination of savings plan, insurance and severance pay benefits to the insured employee; it provides for payments to the employee upon retirement or death and secures the severance pay, if any, to which the employee is legally entitled upon termination of employment. The remaining part of this obligation is presented on the balance sheet of Fundtech as provision for severance pay. See Note 8 to the Consolidated Financial Statements.

     All Israeli employers, including Fundtech, are required to provide certain increases in wages as partial compensation for increases in the CPI. The specific formula for such increases varies according to agreements reached among the Government of Israel, the Manufacturers' Association and the Histadrut. Israeli employees and employers also are required to pay pre-determined sums (which include a contribution to national health insurance) to the Israel National Insurance Institute, which provides a range of social security benefits.

PROPERTIES


     Fundtech does not own any real property. As of April 23, 1999, Fundtech leased an aggregate of approximately 260 square meters of office space in Ramat Gan, Israel and an aggregate of approximately 6,000, 10,000, 2,000 and 22,000 square feet of office space in Lexington, Massachusetts, Jersey City, New Jersey, San Leandro, California and Norcross, Georgia, respectively. In 1998, aggregate annual lease payments for Fundtech's facilities were approximately $605,000.


LEGAL PROCEEDINGS

     Fundtech is not a party to any material litigation, either in Israel or abroad, and is not aware of any pending or threatened litigation that would have a material adverse effect on Fundtech or its business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table lists the names and ages of the current directors, executive officers and key employees of Fundtech:


NAME                                        AGE                         POSITION
----                                        ---                         --------
Reuven Ben-Menachem.......................  38     Chief Executive Officer, President and Chairman
Ariu Levi.................................  51     President of Fundtech Corp.
Joseph P. Mazzetti........................  58     Executive Vice President, Sales and Marketing
Michael Carus.............................  33     Executive Vice President and Chief Financial
                                                   Officer
Gil Gadot.................................  37     Executive Vice President, Head of Israeli
                                                   Operations
Isaac Yaniv...............................  37     Senior Vice President, Head of RTGS Technology
Paul J. Citarella.........................  41     Senior Vice President, Electronic Banking
Michael S. Hyman..........................  41     Vice President, General Counsel and Secretary
George M. Lieberman.......................  56     Director
Boaz Misholi..............................  47     Director
Jay B. Morrison...........................  51     Director
Rina Shainski.............................  39     Director
Eddy Shalev...............................  51     Director
Rimon Ben-Shaoul..........................  55     Director


     Reuven Ben-Menachem, a co-founder of Fundtech, has served as Fundtech's Chief Executive Officer and President, as a director of Fundtech since its inception in April 1993 and as Chairman of the Board of Directors since August 1998. Before founding Fundtech, Mr. Ben-Menachem was employed at Logica Data Architects, a funds transfer software provider, most recently as a Technical Director and a Product Manager. From January 1984 until June 1986, Mr. Ben-Menachem served as Director of Banking Systems at Manof Communications Systems, a middleware software provider. Prior thereto, Mr. Ben-Menachem served as a senior programmer/analyst in the Israeli Air Force.

     Ariu Levi, a co-founder of Fundtech, has been President of Fundtech Corp. since it commenced operations in 1993. Before founding Fundtech, from 1991 to 1993, Mr. Levi was the Vice President of West Coast Sales at Winter Partners, an international banking software company. From 1981 to 1991, Mr. Levi was employed in the payments systems consultancy and sales and marketing divisions at TMI, Inc. and Logica USA. From 1973 to 1981, Mr. Levi was Vice President at the Cashiers Division of Bank America, and was responsible for the management of Bank America's consolidated cash flow and payment systems policy. Mr. Levi has 24 years of experience in the wholesale payments industry.

     Joseph P. Mazzetti has served as Executive Vice President, Sales and Marketing of Fundtech since December 1997 and served as Senior Vice President, Sales and Marketing of Fundtech since joining Fundtech in 1994. From 1992 to 1994, Mr. Mazzetti was employed as an Executive Vice President at PRT Corp., a Year 2000 solution company. From 1984 to 1992, Mr. Mazzetti was employed at Logica Data Architects, most recently as Executive Vice President of the Financial Products Group, where he had responsibility for funds transfer, message switching, and asset/liability product lines. Mr. Mazzetti has more than 30 years of experience in information technology in the public and private sectors with concentration in the banking and financial institutions market.

     Michael Carus has served as Executive Vice President and Chief Financial Officer of Fundtech since May 1998, and as Senior Vice President and Chief Financial Officer from September 1997 to May 1998. From May 1995 to August 1997, Mr. Carus was employed by Geotek Communications Inc., a wireless communications solution provider, most recently as Vice President and Acting Chief Financial Officer, Corporate Controller and Chief Accounting Officer. From 1988 to 1995, Mr. Carus was employed by Coopers & Lybrand as a Certified Public Accountant, most recently in the position of Manager - Business Assurance.

     Gil Gadot has served as Executive Vice President and Head of Israeli Operations of Fundtech since September 1998. From 1995 until September 1998, Mr. Gadot was Senior Vice President of Operations -- Technology, and served as Vice President of Research and Development of Fundtech since it commenced operations in 1993 until 1995. From 1987 to 1993, Mr. Gadot was a senior project manager of DSSI, a leading systems and software supplier with operations in Israel and the United States. Mr. Gadot has more than 15 years of software development experience, particularly in advanced graphical user interface, operating and real-time systems.

     Isaac Yaniv has served as a Senior Vice President and Head of RTGS Technology since September 1998. From 1995 until September 1998, Mr. Yaniv was Senior Vice President and Head of Israeli Operations. From 1993 to 1995, Mr. Yaniv was Managing Director of 2001 Systems and Services Ltd., a software development and systems integration firm. Mr. Yaniv has more than ten years of design and development experience in technical and management positions in the financial industry.

     Paul J. Citarella has served as Senior Vice President and General Manager of the Electronic Banking Division of Fundtech since April 1998. Mr. Citarella held the same position at CheckFree Corporation where he was employed from 1996 to April 1998. From 1985 to 1995, Mr. Citarella was employed by Unisys Corporation, an information technology solutions provider, where he held management and sales positions with that company's Financial Services Division.

     Michael S. Hyman has served as Vice President, General Counsel and Secretary of Fundtech since September 1998. From January until September 1998, Mr. Hyman worked as a special counsel to the law firm of Wilson Sonsini Goodrich and Rosati. In 1996 and 1997, Mr. Hyman worked in Israel as an associate at the law firm of Leshem, Brandwein & Co. In 1994 and 1995, Mr. Hyman worked as a foreign expert at the law firm of Dankner -- Lusky & Co. Mr. Hyman was admitted as a member of the bar of the State of Illinois in 1982 and the State of Israel in 1986.

     George M. Lieberman has served as a Director of Fundtech since December 1998. Mr. Lieberman has been with WIT Capital, a pioneer online investment banking firm, as Senior Vice President and CIO since February 1998. Prior to February 1998, Mr. Lieberman held a number of positions at Merrill Lynch including First Vice President of Technology Strategy and Planning and was a member of the Merrill Lynch Technology Advisory Board. Mr. Lieberman has more than 30 years of information technology management and development experience across a broad spectrum of industries. He holds two computer related patents. Mr. Lieberman was also responsible for the development of major systems projects at many financial industry companies including Citibank and ADP. Mr. Lieberman holds advanced degrees in Industrial Engineering and Operations Research.

     Boaz Misholi has served as a director of Fundtech since its inception in 1993, and was co-Chairman of the Board of Directors until August 1998. Since 1992, Mr. Misholi has served as the Chairman of the Board and CEO of Aura Investments Ltd. ("Aura"), a company listed on the Tel Aviv Stock Exchange ("TASE"), whose primary business is the development of high-tech companies. In addition, Mr. Misholi has served as Chairman of the Board of MAGMA Industries (an Israeli company listed on TASE) since 1993, and as Chairman of the Board of Directors of VersaMed Ltd. since 1996. From 1982 to 1988, Mr. Misholi was the founder, CEO and Chairman of Comverse Technology and its subsidiaries in Israel, EFRAT and TeleMesser. Mr. Misholi has more than 20 years of involvement in founding, managing and investing in high-tech companies in the United States and Israel. Mr. Misholi received his B.Sc. in Computer Engineering from the Technion, Israel Institute of Technology (the "Technion").

     Jay B. Morrison has served as a director of Fundtech since 1995 and was co-Chairman of the Board of Directors until August 1998. Dr. Morrison has been a General Partner of Newbury Ventures, Inc., a venture capital investment firm, since 1992. Prior thereto, Dr. Morrison held a number of positions with Govett & Co. Ltd., a European international fund management company, including Chief Financial Officer and President of its venture capital subsidiary from 1990 to 1991. Dr. Morrison holds B.Ie. and M.S. degrees from Ohio State University and a Ph.D. from the University of California, Berkeley, and has more than 14 years of experience in investing in and working with emerging growth companies.

     Rina Shainski was recently appointed to serve as a director of Fundtech after serving as an alternate director of Fundtech since August 1998. Ms. Shainski has served as Vice President Business Development of Clal Industries and Investments Ltd., one of Israel's largest investment and holding companies, which is invested primarily in the industrial and technology sectors, since September 1997. From 1989 until 1996 Ms. Shainski was employed by Tecnomatix Technologies Ltd., most recently as Director Research & Development and Vice President Business Development. Ms. Shainski has more than 17 years of software development and management experience in high-tech software companies. Ms. Shaninski holds an M.Sc. degree in Computer Science from Weizmann Institute and a B.Sc. degree in Physics from Tel Aviv University.


     Eddy Shalev has served as a Director of Fundtech since 1996, and has been affiliated with Fundtech since 1993. Since 1985, Mr. Shalev has served as Chief Executive Officer of E. Shalev Ltd., an affiliate of CIBC Oppenheimer Corp., in charge of the Tel Aviv office. Since 1992, Mr. Shalev has participated in many private equity investments in emerging growth and technology companies. Mr. Shalev also co-founded Mofet Israel Technology Fund, a venture capital fund, in 1992 and is a general partner of Genesis Partners LLP. Previously, Mr. Shalev worked in the Computer Center of the Israeli Ministry of Defense. Mr. Shalev earned an M.Sc. degree in Information Systems Management and a B.A. degree in Statistics from Tel Aviv University.

     Rimon Ben-Shaoul has served as a director of Fundtech since August 1998. He has also served as President of Clal Industries and Investments Ltd., one of Israel's largest holding companies, which is invested primarily in the industrial and technology sectors, since May 1997. From 1985 until 1997, Mr. Ben-Shaoul served as President and as a member of the board of directors of Clal Insurance Company Ltd. Mr. Ben-Shaoul also serves as the chairman or a member of the boards of directors of several other companies in which Clal Industries and Investments Ltd. has interests. Mr. Ben-Shaoul earned a B.A. in Economics as well as an M.B.A. from Tel Aviv University.

     The Amended and Restated Articles of Association of Fundtech (the "Articles of Association"), provide that, unless otherwise resolved by an ordinary resolution of the General Meeting of Fundtech, the number of directors of Fundtech shall be between five and seven directors. The minimum number of directors is four. Officers of Fundtech serve at the discretion of the Board of Directors. Directors may be removed at any time by an ordinary resolution of the shareholders, provided the shareholders are given 21 days' notice.

     Prior to every annual ordinary meeting of Fundtech, the Board of Directors of Fundtech is to select between five and seven persons to be proposed to the shareholders of Fundtech for election as directors of Fundtech until the next annual ordinary meeting. Except for such nominees, no candidate for the office of a director may be proposed at an annual ordinary meeting of Fundtech unless not less than 72 hours and not more than 42 days prior to the date appointed for the annual ordinary meeting, a notice in writing, signed by members holding at least 10% of Fundtech's issued and outstanding shares who are entitled to attend a meeting in respect of which notice has been sent and who are entitled to vote thereat, is delivered to Fundtech stating that such members intend to propose candidates for the office of directors instead of the nominees proposed by the Board of Directors. The directors are elected by an ordinary resolution at every annual ordinary meeting, for a term of office which shall end upon the convening of the first annual ordinary meeting held after the date of their election.

     The Articles of Association provide that a director may appoint, by written notice to Fundtech, any individual to serve as an alternate director. Any alternate director shall have all of the rights and obligations of the appointing director except the power to appoint an alternate for himself. Unless the period or scope of any such appointment is limited by the appointing director, such appointment is effective for all purposes and for a period of time concurrent with the term of the appointing director. Currently, no alternate directors have been appointed.

INDEPENDENT DIRECTORS

     Under the requirements for quotation on Nasdaq, Fundtech is required to have at least two independent directors on its Board of Directors and to establish an audit committee, a majority at least of whose members are independent of management. Fundtech is in compliance with this requirement.

DUTIES UNDER THE COMPANIES ORDINANCE

     Fundtech is subject to the provisions of the Israeli Companies Ordinance (New Version), 1983, as amended (the "Companies Ordinance"). The Companies Ordinance codifies the duty of care and fiduciary duties that an "Office Holder" has to a company. An Office Holder is defined in the Companies Ordinance as a director, managing director, chief business manager, president, executive vice president, vice president, other manager directly subordinate to the managing director or any other person who fills one of the above positions in the company, even if he or she carries a different title. Each person listed in the table under "Management" set forth above (other than Mr. Ariu Levi, who is an officer of Fundtech Corp.) is an Office Holder of Fundtech Ltd.

     Under the Companies Ordinance, an Office Holder's duty of care and fiduciary duty include, among other things, avoiding any conflict of interest between the Officer Holder's position in the company and his personal or other affairs, avoiding any competition with the company, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or herself or others and revealing to the company any information or documents relating to the company's affairs which the Office Holder has received due to his or her position as an Office Holder. Under the Companies Ordinance, all arrangements as to compensation by Fundtech of Office Holders who are not directors require approval of the Board of Directors and when the majority of the members of the Board have a personal interest, approval by the shareholders is required. Shareholder approval is also required for all arrangements relating to the compensation of directors in any capacity.

APPROVAL OF CERTAIN TRANSACTIONS UNDER THE COMPANIES ORDINANCE; AUDIT COMMITTEE

     The Companies Ordinance requires that certain transactions, actions and arrangements be approved as provided for in a company's Articles of Association. In certain circumstances, shareholder, audit committee or board of directors approval is also required. The vote required by the Audit Committee and the Board for approval of such matters, in each case, is a majority of the disinterested directors participating in a duly convened meeting.

     The Companies Ordinance's disclosure provisions require that an Office Holder of a company promptly disclose any direct or indirect "personal interest" (including a personal interest of certain relatives or of a corporation in which the Office Holder or such relative is an interested party) that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction (whether extraordinary or regular) by the company in which he or she has a personal interest. An extraordinary transaction is a transaction other than in the ordinary course of business, otherwise than on market terms or likely to have a material impact on the company's profitability, assets or liabilities. If the Office Holder's personal interest derives only from the personal interest of his relative in a regular transaction, then the Office Holder would be exempt from the above mentioned disclosure obligations.

     Once the Office Holder complies with the above disclosure requirement, the company may approve the transaction in accordance with the provisions of its Articles of Association. If the transaction is with the Office Holder or a third party in which the Office Holder has a personal interest, the approval must confirm that the transaction is not adverse to the company's interest and, in the case of a transaction with an Office Holder, the approval must also confirm that the Office Holder acted in good faith. Furthermore, if the transaction is an extraordinary transaction, then, in addition to any approval stipulated by the Articles of Association, it also must be approved by the company's Audit Committee and then by the Board of Directors (in each case, without the participation of the interested Office Holder), and, under certain circumstances, by a majority of the shareholders of the Company at a general meeting.

     The Articles of Association of Fundtech provide that the Board may delegate all of its powers to such committees of the Board as it deems appropriate, subject to the provisions of the Companies Ordinance.

     For information concerning the direct and indirect personal interests of certain Office Holders and principal shareholders of Fundtech in certain transactions with Fundtech, see "Certain Relationships and Related Party Transactions."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Companies Ordinance provides that an Israeli company cannot exempt an officer from liability with respect to a breach of his duty of care or his fiduciary responsibilities. However, the Articles of Association of Fundtech provide that, subject to the provisions of the Companies Ordinance, Fundtech may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders with respect to: (i) a breach of his duty of care to Fundtech or to another person; (ii) a breach of his fiduciary duty to Fundtech, provided that the Office Holder acted in good faith and had reasonable cause to assume that his act would not prejudice the interests of Fundtech; or
(iii) a financial liability imposed upon him in favor of another person in respect of an act performed by him in his capacity as an Office Holder of Fundtech. In addition, Fundtech may indemnify an Office Holder against: (i) a financial liability imposed on him in favor of another person by any judgment, including a compromise judgment or an arbitrator's award approved by a court in respect of an act performed in his capacity as an Office Holder of Fundtech, and
(ii) reasonable litigation expenses, including attorneys' fees, incurred by such Office Holder or charged to him by a court in proceedings instituted against him by Fundtech or on its behalf or by another person, or in a criminal charge from which he was acquitted, all in respect of an act performed in his capacity as an Office Holder of Fundtech. The Articles of Association of Fundtech state that an Office Holder of Fundtech, for purposes of this Article, includes a director, a general manager, the chief executive officer, an executive vice president, a vice president, other managers directly subordinate to the general manager and any person who fills one of the above positions in Fundtech, even if he carries a different title. Fundtech has obtained directors and officers liability insurance for the benefit of Fundtech's Office Holders.

VOTING AGREEMENT

     Aura and Clal have entered into a voting arrangement whereby Aura has agreed to vote its shares in support of at least one Clal nominee to the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors has formed an Audit and Control Committee (the "Audit Committee") and a Compensation Committee. The Audit Committee, which consists of Dr. Jay Morrison, George Lieberman and Ms. Rina Shainski, exercises the powers of the Board of Directors with respect to the accounting, reporting and financial control practices of Fundtech. The Compensation Committee, which consists of Messrs. Boaz Misholi and Eddy Shalev, Dr. Jay Morrison and Ms. Rina Shainski, administers Fundtech's stock option plans and Fundtech's overall compensation practices.


DIRECTOR COMPENSATION

     Pursuant to its directors' stock option plan, Fundtech granted or will grant options to purchase up to 6,000 ordinary shares to each member of the board of directors.

     We do not otherwise currently compensate directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation paid or distributed during the years ended December 31, 1998, 1997 and 1996 by Fundtech for services rendered by (i) Fundtech's chief executive officer and (ii) Fundtech's four most highly compensated executive officers (the "Named Executive Officers") other than the chief executive officer.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                    ANNUAL          ------------
                                                 COMPENSATION        SECURITIES
                                              -------------------    UNDERLYING       ALL OTHER
NAME & PRINCIPAL POSITION              YEAR    SALARY     BONUS       OPTIONS      COMPENSATION(1)
-------------------------              ----   --------   --------   ------------   ---------------
Reuven Ben-Menachem..................  1998   $165,417   $140,000      21,000(2)        2,954
  Chief Executive Officer, President   1997    141,246      5,000          --           2,866
  and Chairman                         1996    125,000     25,000          --          43,245
Ariu Levi............................  1998     90,000     22,545          --           2,954
  President of Fundtech Corp.          1997     90,000      6,380          --           2,866
                                       1996     90,000         --          --           3,300
Joseph P. Mazzetti...................  1998    146,875     25,000      15,000           2,954
  Executive Vice President -- Sales
  and                                  1997    110,000     10,000      10,500           2,866
  Marketing                            1996    110,000         --      27,000           3,300
Michael Carus........................  1998    145,833     40,000      15,000           2,954
  Executive Vice President and Chief   1997     40,833         --      60,000             716
  Financial Officer                    1996         --         --          --              --
Gil Gadot............................  1998    115,000     20,000      10,000           2,954
  Executive Vice
  President -- Operations              1997     90,000     20,000          --           2,866
  and Technology                       1996     90,000         --      30,002          30,798

---------------
(1) Represents relocation, housing and health insurance premiums.
(2) Includes 6,000 options granted pursuant to the Director's Option Plan and 15,000 options granted pursuant to Fundtech's employee option plans.

     No other annual compensation, stock appreciation rights, long-term restricted stock awards, or long-term incentive plan payouts were awarded to, earned by, or paid to the named executive officers during any of Fundtech's last three fiscal years.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 1998. We have never granted any stock appreciation rights.

                                                  INDIVIDUAL GRANTS
                                 ----------------------------------------------------
                                   NUMBER                                                 POTENTIAL REALIZABLE VALUE
                                     OF       PERCENTAGE OF                               AT ASSUMED ANNUAL RATES OF
                                 SECURITIES   TOTAL OPTIONS                              STOCK PRICE APPRECIATION FOR
                                 UNDERLYING     GRANTED TO     EXERCISE                         OPTION TERM(4)
                                  OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION    -----------------------------
NAME                              GRANTED     FISCAL YEAR(2)   SHARE(3)       DATE            5%              10%
----                             ----------   --------------   ---------   ----------    ------------    -------------
Reuven Ben-Menachem............    15,000(1)       2.4%         $11.625     10/19/03       $48,176         $106,458
                                    6,000(5)       1.0%          16.750      8/12/03        27,766           61,356
Ariu Levi......................        --           --               --           --            --               --
Joseph Mazzetti................    15,000(1)       2.4%          11.625     10/19/03        48,176          106,458
Michael Carus..................    15,000(1)       2.4%          11.625     10/19/03        48,176          106,458
Gil Gadot......................    10,000(1)       1.6%          11.625     10/19/03        32,117           70,972

---------------
(1) Each option represents the right to purchase one ordinary share. These options were granted pursuant to Fundtech's employee option plans on October 20, 1998. All of the options vest at a rate of 12.5% every six months.

(2) In the year ended December 31, 1998, we granted options to employees and directors to purchase an aggregate of 624,438 ordinary shares, including options to purchase an aggregate of 42,000 ordinary shares granted to Fundtech's directors.

(3) The exercise price on the date of grant was equal to 100% of the fair market value of the ordinary shares on the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future ordinary share prices. These amounts represent certain assumed rates of appreciation in the value of our ordinary shares from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the ordinary shares and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(5) Each option represents the right to purchase one ordinary share. These options were granted to Reuven Ben-Menachem as a director on August 13, 1998 pursuant to the Directors' Option Plan. The options vest at a rate of 25% every three months.

   OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table summarizes for each of the Named Executive Officers option exercises during fiscal 1998, including the aggregate value of gains on the date of exercise, the total number of unexercised options for ordinary shares, if any, held at December 31, 1998 and the aggregate dollar value of unexercised in-the-money options for ordinary shares, if any, held at December 31, 1998. Value of unexercised in-the-money options at fiscal year-end is the difference between the exercise or base price of such options and the fair market value of the underlying ordinary shares on December 31, 1998, which was $20.625 per share. These values have not been, and may never be, realized, as these options have not been, and may never be, exercised. Actual gains, if any, upon exercise will depend on the value of ordinary shares on the date of any exercise of options.

                                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED          IN-THE MONEY OPTIONS
                                                       OPTIONS AT FISCAL YEAR-END         AT FISCAL YEAR-END
                          SHARES ACQUIRED    VALUE     ---------------------------   ----------------------------
NAME                        ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                      ---------------   --------   -----------   -------------   -----------    -------------
Reuven Ben-Menachem.....          --             --       1,500             19,500    $  5,813        $152,438
Ariu Levi...............          --             --          --                 --          --              --
Joseph Mazzetti.........          --             --      24,187             28,313     438,564         371,998
Michael H. Carus........      10,000        $79,200       5,000             60,000      86,475         913,275
Gil Gadot...............          --             --      22,501             17,501     411,656         227,231

EMPLOYMENT AGREEMENTS

     On November 25, 1997, Fundtech entered into an employment agreement with Reuven Ben-Menachem engaging him as the Chairman of the Board and Chief Executive Officer of Fundtech and of Fundtech Corporation. The initial term of Mr. Ben-Menachem's employment commenced on January 1, 1998 and continues until December 31, 1999, unless renewed. Mr. Ben-Menachem's agreement sets forth his annual base salary ($160,000) and eligibility for bonuses based on Fundtech's achievement of certain performance goals. Fundtech may terminate Mr. Ben-Menachem without cause, in which case Mr. Ben-Menachem would receive severance payment in the amount equal to his then current base salary for a period of six (6) months, plus the pro-rata portion of his bonus for such year. Mr. Ben-Menachem's base salary is reviewed annually and any increases to his base salary require the approval of the compensation committee. Mr. Ben-Menachem's employment agreement incorporates a non-competition and confidentiality agreement entered into on February 2, 1995.

     Fundtech does not currently have any written employment contracts in effect with any of the Named Executive Officers other than Reuven Ben-Menachem, its chief executive officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for the fiscal year ended December 31, 1998 were Messrs. Boaz Misholi and Eddy Shalev and Dr. Jay Morrison. No member of the Compensation Committee is an officer or employee of Fundtech. The responsibilities of the Compensation Committee include administering Fundtech's stock plans and approving the base compensation of Mr. Reuven Ben-Menachem.

STOCK OPTION PLANS


     Pursuant to a resolution of Fundtech's Board of Directors, a total of 1,300,000 ordinary shares have been reserved for the granting of options to employees of Fundtech Ltd. and Fundtech Corp. As of April 23, 1999, 1,074,950 options were outstanding, 120,258 options have been exercised and 104,792 options are available to be issued. These options have been reserved and granted pursuant to the following plans:


  1996 Stock Option Plans

     In April 1996, the Board of Directors adopted a resolution to reserve 423,003 ordinary shares for the exercise of options which Fundtech intends to grant to employees of Fundtech Ltd. and employees of Fundtech Corp. pursuant to two separate plans.

     The first plan for the employees of Fundtech Ltd., the 1996 Employee Stock Option Plan for Employees of Fundtech Ltd. (the "102 Plan"), adopted in May 1996, provides for the granting of up to 150,753 ordinary shares under Section 102 of the Israel Income Tax Ordinance ("Section 102"). Pursuant to Section 102 and the rules promulgated thereunder (including the requirement that the options and/or the resulting shares be deposited with a trustee for at least two years), the tax on the benefit arising to the employee from the grant and exercise of options as well as from the allotment of ordinary shares under these options is deferred until the transfer of the options and/or ordinary shares to the employee's name or upon sale of those options and/or ordinary shares. Fundtech will be allowed to claim as an expense for tax purposes the amounts credited to the employees as a benefit upon sale of the shares allotted under the plan at a price exceeding the exercise price, when the related capital gains tax is payable by the employee. The options granted under the 102 Plan vest over a period of four years and expire five years from the date of grant. Options with respect to 34,500 ordinary shares originally authorized under the 102 Plan became subject to a resolution adopted by the Board of Directors on December 31, 1997 (the "December 1997 Resolution"), discussed more fully below.

     The second plan for the employees of Fundtech Corp. and employees of Fundtech Ltd., the 1996 Stock Option Plan for Employees at Fundtech Ltd. and Employees of Fundtech Corp. (the "1996 U.S. Plan"), adopted in October 1996, provides for the granting of up to 272,250 ordinary shares. The options granted under the U.S. Plan vest over a period of four years and expire five years from the date of grant. Options with respect to 36,750 ordinary shares originally authorized under the U.S. Plan became subject to the December 1997 Resolution, discussed more fully below.

  1997 Stock Option Plans

     On September 2, 1997, the Board of Directors adopted a resolution to reserve 225,000 ordinary shares for the exercise of options which Fundtech intends to grant to its employees pursuant to the Fundtech 1997 Stock Option Plan (the "1997 U.S. Plan"). In April and July 1998, the Board of Directors adopted resolutions to reserve an aggregate of an additional 240,000 ordinary shares for the exercise of options to be granted under the 1997 U.S. Plan. The options under the 1997 U.S. Plan vest over a period of four years and expire five years from the date of grant.

     On December 31, 1997, the Board of Directors adopted the December 1997 Resolution. The December 1997 Resolution governs the method by which a total of 71,150 options reserved by prior plans are to be granted (the "1997 Israel Plan"). The 71,150 options governed by the December 1997 Resolution consist of:
(i) 34,500 options which previously had been reserved under the 102 Plan, but which had not vested in employees as well as (ii) 36,750 options which previously had been reserved under the U.S. Plan. In July 1998, the Board of Directors adopted a resolution to reserve an additional 40,000 ordinary shares for the exercise of options to be granted under the 1997 Israel Plan.

     The Board of Directors has reserved an additional 329,997 ordinary shares for the exercise of options to be allocated among the 1997 U.S. Plan and the 1997 Israel Plan.

     On October 20, 1998, the Board of Directors repriced all stock options (other than those held by Directors or the Named Executive Officers) with an exercise price of more than $11.625 to an exercise price of $11.625 (the then current market price of the ordinary shares).

  Directors' Stock Option Plan

     On May 18, 1998, Fundtech agreed to grant options to purchase an aggregate of 42,000 ordinary shares to members of the Board of Directors. The options were granted following the election of a Board of Directors at Fundtech's annual general meeting of the shareholders in August 1998. These options vest over a period of one year.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the ordinary shares as of April 23, 1999, and as adjusted to reflect the sale of the ordinary shares in this offering, by (i) all directors,
(ii) all executive officers, (iii) all directors and executive officers as a group, and (iv) each person who is known by Fundtech to own beneficially more than 5% of its outstanding ordinary shares. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Fundtech Ltd., Beit Habonim, 2 Habonim Street, Ramat Gan, Israel.



                                                                                     PERCENTAGE
                                                                                 BENEFICIALLY OWNED
                                                       NUMBER OF SHARES      ---------------------------
                                                      BENEFICIALLY OWNED       BEFORE           AFTER
NAME OF BENEFICIAL OWNER                             PRIOR TO OFFERING(1)    OFFERING(2)     OFFERING(2)
------------------------                             --------------------    -----------     -----------
DIRECTORS AND 5% HOLDERS
Aura Investments Ltd.(3)...........................        1,144,590             10.5%            8.5%
Boaz Misholi(4)....................................        1,149,090             10.5%            8.6%
Clal Industries and Investments(5).................        2,168,297             19.9%           16.2%
Rina Shainski(6)...................................        2,168,297             19.9%           16.2%
Rimon Ben-Shaoul(7)................................        2,172,297             19.9%           16.2%
Reuven Ben-Menachem(8).............................          365,243              3.3%            2.7%
Jay B. Morrison(9).................................          115,825              1.1%              *%
Eddy Shalev(10)....................................           62,764                *               *
George M. Lieberman................................               --               --              --
EXECUTIVE OFFICERS
Ariu Levi(11)......................................          414,150              3.8%            3.1%
Gil Gadot(12)......................................          127,955              1.2%              *
Joseph Mazzetti(13)................................           17,750                *               *
Michael Carus(14)..................................            9,375                *               *
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (10
  PERSONS).........................................        4,434,494             40.4%           32.9%


---------------
   * Less than one percent.

 (1) Except as otherwise noted and pursuant to applicable community property laws, each person or entity named in the table has sole voting and investment power with respect to all ordinary shares listed as owned by such person or entity. Shares beneficially owned included shares that may be acquired pursuant to the exercise of fully vested options that are exercisable through May 23, 1999.


 (2) Based on 10,905,654 ordinary shares outstanding prior to this offering. The percentage of shares beneficially owned after the offering gives effect to the sale of 2,500,000 ordinary shares offered hereby by Fundtech, assuming no exercise of the underwriters' over-allotment option. Ordinary shares deemed beneficially owned by virtue of the rights of any person or group to acquire such shares within 60 days of the date of this prospectus are treated as outstanding only for purposes of determining the percentage owned by such person or group.


 (3) Consists of 1,144,590 ordinary shares held by Aura Investments Ltd. ("Aura"), of which Mr. Misholi is Chairman of the Board and Chief Executive Officer. Mr. Misholi disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein.

 (4) Includes 1,144,590 ordinary shares held by Aura, of which Mr. Misholi is Chairman of the Board and Chief Executive Officer. Mr. Misholi disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein. Also includes options to purchase 4,500 ordinary shares granted pursuant to the Directors' Option Plan.

 (5) Consists of 2,168,297 ordinary shares held by Clal Industries and Investments Ltd. ("Clal"), of which Mr. Ben-Shaoul is President. The address of Clal is Clal Atidim Tower, Building No. 4, Tel Aviv 61581, Israel. Mr. Ben-Shaoul disclaims beneficial ownership of the shares held by Clal.

 (6) Consists of 2,168,297 ordinary shares owned by Clal. Ms. Shainski disclaims beneficial ownership of the shares held by Clal.

 (7) Includes 2,168,297 ordinary shares owned by Clal, of which Mr. Ben-Shaoul is President. Mr. Ben-Shaoul disclaims beneficial ownership of the shares held by Clal. Also includes options to purchase 4,500 ordinary shares granted pursuant to the Directors' Option Plan.

 (8) Includes options to purchase 4,500 ordinary shares granted pursuant to the Directors' Option Plan. Also includes 1,593 ordinary shares issuable upon the exercise of options held by Mr. Ben-Menachem's spouse, who is an employee of Fundtech.


 (9) Includes 111,325 ordinary shares held by Jerusalem Pacific Ventures, which is affiliated with Newbury Ventures, Inc., of which Dr. Morrison is a General Partner. Dr. Morrison disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein. Also includes options to purchase 4,500 ordinary shares granted pursuant to the Directors' Option Plan.



(10) Consists of 11,621 ordinary shares held by Mr. Shalev and options to purchase 4,500 ordinary shares granted pursuant to the Directors' Option Plan and 14,963 and 31,680 ordinary shares owned by Genesis Partners I (Cayman) L.P. and Genesis Partners I L.P., respectively, of which Mr. Shalev is a general partner. Mr. Shalev disclaims beneficial ownership of the shares held by Genesis Partners I (Cayman) L.P. and Genesis Partners I L.P., except to his proportionate pecuniary interest therein.



(11) The address of Ariu Levi is c/o Fundtech Corporation, 428 McCormick Street, San Leandro, California 94577.



(12) Includes 22,001 and 2,625 ordinary shares issuable upon the exercise of options held by Mr. Gadot and his wife, respectively.



(13) Consists of options to purchase 17,750 ordinary shares.



(14) Consists of options to purchase 9,375 ordinary shares.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

PRIVATE PLACEMENTS

     Since the inception of Fundtech in April 1993, Fundtech has issued, in private placement transactions, shares of Preferred Stock as follows: 945,000 shares of Series A Preferred Stock at $2.00 per share in January 1994; 1,210,614 shares of Series B Preferred Stock at $1.74 and 499,998 shares of Series B Preferred Stock at $2.00 per share between April 1995 and June 1996; 1,007,157 shares of Series C Preferred Stock at $2.33 per share as well as warrants to purchase an aggregate of 167,859 ordinary shares at an exercise price of $2.57 per share in March 1996 and 1,389,752 shares of Series D Preferred Stock at $4.00 per share in March 1997. All shares of Preferred Stock were converted on a one-for-one basis upon the closing of the IPO. The holders of such converted ordinary shares are entitled to certain registration rights with respect to the ordinary shares issued upon conversion thereof. See "-- Registration Rights." The following table sets forth the series of Preferred Stock and number of shares purchased by Fundtech's directors and their respective affiliates at the time that such directors were in office:

                                              SERIES A     SERIES B     SERIES C     SERIES D
                                              PREFERRED    PREFERRED    PREFERRED    PREFERRED
INVESTOR                                        STOCK        STOCK        STOCK        STOCK
--------                                      ---------    ---------    ---------    ---------
Aura Investments Research and Development
  Ltd.(1)...................................   270,000      125,000          --        62,501
Jerusalem Pacific Ventures(2)...............        --      575,936      64,290        62,501
Eddy Shalev(3)..............................        --           --      21,429            --
Genesis Partners(3).........................        --           --          --       375,000

---------------
(1) Mr. Misholi is Chairman of the Board and Chief Executive Officer of Aura. Mr. Misholi disclaims beneficial ownership of the shares held by Aura except to the extent of his proportionate pecuniary interest therein.

(2) Dr. Morrison is a general partner of Newbury Ventures, Inc., which is affiliated with Jerusalem Pacific Ventures. In connection with its acquisition of Series C Preferred Stock, Jerusalem Pacific Ventures also acquired warrants to purchase 10,714 ordinary shares. Dr. Morrison disclaims beneficial ownership of the shares held by Jerusalem Pacific Ventures except to the extent of his proportionate pecuniary interest therein.

(3) In connection with his acquisition of Series C Preferred Stock, Mr. Shalev also acquired warrants to purchase 3,572 ordinary shares. Eddy Shalev is a general partner of Genesis Partners I-Cayman L.P. and Genesis Partners I L.P. Mr. Shalev disclaims beneficial ownership of the shares held by Genesis Partners I L.P. and Genesis Partners I-Cayman L.P. except to the extent of his proportionate pecuniary interest therein.

OPTION GRANTS

     Between May 15, 1996 and October 7, 1996, Fundtech granted to certain executive officers options to purchase an aggregate of 117,004 ordinary shares at an exercise price of $2.33 per share. Such options vest over four years and expire five years following the date of grant.

     Between May 22, 1997 and September 17, 1997, Fundtech granted to certain executive officers options to purchase an aggregate of 93,000 ordinary shares at an exercise price of $3.33 per share. Such options vest over four years and expire five years from the date of grant.

     Between September 18, 1997 and May 1, 1998, Fundtech granted to certain executive officers options to purchase an aggregate of 50,000 ordinary shares at an exercise price of $21.00 per share. In October 1998, these options were repriced at the then current market price for the ordinary shares of $11.625. Such options vest over four years and expire five years from the date of grant.

     On May 18, 1998, Fundtech agreed to grant options to purchase an aggregate of 42,000 ordinary shares to members of the Board of Directors. These grants were made following the election of a Board of Directors at Fundtech's annual general meeting of the shareholders in August 1998. The options vest over a period of one year.

     On October 20, 1998, Fundtech granted certain executive officers options to purchase an aggregate of 98,750 ordinary shares at an exercise price of $11.625 per share. Such options vest over four years and expire five years from the date of grant.

ARRANGEMENTS WITH AURA

     Pursuant to an agreement entered into between Reuven Ben-Menachem, Boaz Misholi and Aura, dated as of March 17, 1993 (the "Founders Agreement"), Aura loaned Fundtech $200,000. The loan was repaid in full in April 1998 out of the proceeds to Fundtech from the IPO.

     Pursuant to the Founders Agreement, Fundtech paid to Aura $87,000, $80,000 and $21,000 in 1994, 1995 and 1996, respectively, for management services. These management services were terminated by agreement on December 31, 1996. Fundtech also paid to Aura $31,000, $68,000 and $50,000, in 1994, 1995 and 1996,
respectively, for the lease and maintenance of Fundtech's office premises in Israel. This lease has been terminated.

     In addition, Fundtech paid $60,000 to Aura in consideration for advisory services provided to Fundtech in connection with a private placement effected by Fundtech in March 1996 (the "1996 Private Placement").

EMPLOYMENT AGREEMENTS

     In November 1997, Fundtech entered into an employment agreement with Reuven Ben-Menachem. See "Management -- Employment Agreements."

REGISTRATION RIGHTS

     Fundtech has entered into agreements with some of its existing shareholders entitling them to certain registration rights (relating to 2,000,787 ordinary shares). Pursuant to such agreements, Fundtech's existing shareholders will each have the right, exercisable at any time within four years from the date of IPO, to demand one registration of their shares under the Securities Act. In addition, each of the parties to such agreements (other than Fundtech) will have the right to have its shares included in certain registration statements of Fundtech.

OTHER ARRANGEMENTS

     CIBC Oppenheimer Corp. is one of the representatives of the underwriters in this offering. Mr. Shalev, a director of Fundtech, is affiliated with CIBC Oppenheimer Corp. See "Underwriting."

     Reuven Ben-Menachem, Boaz Misholi and Aura have also provided guarantees to the OCS for the performance of Fundtech's obligations under the Research Law. See "Taxation Regulation -- Law for the Encouragement of Industrial Research and Development, 1984."

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of this offering, Fundtech will have 13,405,654 ordinary shares issued and outstanding (assuming no exercise of the Underwriters' over-allotment option). Of these shares, the 2,500,000 shares sold in this offering (plus any shares issued upon exercise of the Underwriters' over-allotment option), in addition to the 3,450,000 shares sold in our initial public offering and an additional 3,284,523 shares sold in compliance with the Securities Act, will be freely tradable without restriction under the Securities Act. The remaining 4,171,131 outstanding ordinary shares will be eligible for sale in the public market, compliance with the volume and manner of sale limitations of Rule 144 or pursuant to another exemption from the registration requirements of the Securities Act. Holders of 2,000,787 ordinary shares are entitled to registration rights. Certain shareholders holding an aggregate of 4,189,516 ordinary shares have agreed not to offer, sell, contract to sell or otherwise dispose of any ordinary shares without the consent of BancBoston Robertson Stephens for a period of 90 days after the date of this Prospectus. Sales of substantial amounts of any of the ordinary shares referred to in this paragraph, or the prospect of such sales, could adversely affect the market price of the ordinary shares and Fundtech's ability to raise capital through an offering of securities. See "Management -- Compensation of Directors and Officers," "-- Stock Option Plans" and "Underwriting."



     In general, under Rule 144, as in effect on the date of this prospectus, a person who has beneficially owned restricted securities for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding number of ordinary shares (approximately 134,060 shares immediately after this offering) or (ii) the average weekly trading volume of the ordinary shares on Nasdaq during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about Fundtech. In addition, affiliates of Fundtech must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell ordinary shares that are not "restricted securities" (such as ordinary shares acquired by affiliates in this offering). Under Rule 144(k), if at least two years have elapsed since the ordinary shares were issued by Fundtech or acquired from an affiliate of Fundtech, the holder of those ordinary shares is permitted to sell them without restriction, so long as such holder is not an affiliate of Fundtech and has not been an affiliate for at least 90 days prior to the date of sale.


     Any employee, officer or director of or consultant to Fundtech who purchased his or her shares prior to the date of the consummation of the IPO or holds vested options as of that date pursuant to a written compensatory plan or contract (such as the option plans of Fundtech) is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of the consummation of the IPO.

     Fundtech has registered on Form S-8 under the Securities Act the 970,003 ordinary shares reserved for issuance pursuant to its Stock Option Plans are eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates. Fundtech also intends to register on Form S-8 under the Securities Act up to an additional 330,000 ordinary shares reserved for issuance to its employees. The Form S-8 registration statement would become effective immediately upon filing. Shares issued upon the exercise of these stock options after the effective date of the Form S-8 registration statement would be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a summary of certain information concerning Fundtech's capital stock and a brief description of certain provisions contained in Fundtech's Articles of Association. Copies of the Memorandum of Association and the Articles of Association have been filed as exhibits to the Registration Statement. Such summary and description do not purport to be complete statements of these provisions and are qualified in their entirety by reference to such exhibits.


     Fundtech is authorized to issue 20,000,000 shares, par value NIS 0.01 per share, including 50,002 Deferred Shares (the "Deferred Shares") of which 10,905,654 ordinary shares and 50,002 Deferred Shares were outstanding as of April 23, 1999.


     Under Israeli law, a company may not repurchase or cancel its own shares without prior court approval. Shares that would be otherwise repurchased by an Israeli company and held by the company as treasury shares are converted into deferred shares, which are non-transferable and entitle their holders to no voting, dividend or other rights except the right to receive the par value of the shares upon liquidation of Fundtech. Fundtech had issued shares subject to certain vesting requirements. When these requirements were not met such shares were converted into 50,002 Deferred Shares.

     Upon consummation of this offering, all outstanding ordinary shares, including the ordinary shares issued in this offering, will be validly issued, fully paid and non-assessable. The ordinary shares do not have preemptive rights. The ownership or voting of ordinary shares by non-residents of Israel, except by citizens of countries in a state of war with Israel, is not restricted in any way by the Memorandum of Association or the Amended Articles of Association of Fundtech or by the laws of the State of Israel.

     Transfer of Shares and Notices. Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles unless such transfer is restricted or prohibited by another instrument. Each shareholder of record is entitled to receive at least fourteen days' prior notice of an ordinary shareholders' meeting and at least 21 days' prior notice of any shareholders' meeting in which a special resolution is to be adopted or in which a resolution to dismiss a director is to be adopted.

     Election of Directors. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect all the directors. See "Principal Shareholders."

     Dividend and Liquidation Rights. Fundtech may declare a dividend to be paid to the holders of ordinary shares according to their rights and interests in the profits of Fundtech. It is anticipated that any dividends paid to non-residents of Israel would be paid in dollars, because, under current Israeli regulations, any dividends or other distributions paid in respect of ordinary shares may be paid in non-Israeli currencies and may be freely repatriated, provided that Israeli income taxes have been paid with respect to (or withheld from) such payments. In the event of the liquidation of Fundtech, after satisfaction of liabilities to creditors, the assets of Fundtech will be distributed to the holders of ordinary shares in proportion to the nominal value of their respective holdings. Such right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. Declaration of a final dividend (not exceeding the amounts proposed by the Board) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends. See "Taxation."

     Voting, Shareholders' Meetings and Resolutions. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 33 1/3% of the issued ordinary share capital. A meeting adjourned for lack of a quorum is adjourned to the next week at the same time and place unless such day shall fall on a statutory holiday (in Israel or in the United States), in which case the meeting is adjourned to the first business day which follows such statutory holiday. At such reconvened meeting a quorum is required that consists of two members present in person or by proxy.
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

     An ordinary resolution (such as a resolution for the approval of the financial reports or the declaration of dividends) requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon. A special or extraordinary resolution (such as a resolution amending the Memorandum of Association or Articles of Fundtech or approving any change in capitalization, merger, consolidation, winding-up, or other changes as specified in the Companies Ordinance) requires approval of the holders of 75% of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special or extraordinary resolution can only be considered if shareholders receive at least 21 days' prior notice of the meeting at which such resolution will be considered.


     Upon consummation of this offering, Fundtech's directors, officers, shareholders who owned greater than 5% of the outstanding ordinary shares prior to the offering and their respective affiliates will beneficially own approximately 32.9% of the outstanding ordinary shares (32.1% if the Underwriters' over-allotment option is exercised in full).


     Modification of Class Rights. The rights attached to any class (unless otherwise provided by the terms of issue of such class), such as voting, dividends and the like, may be varied with the consent in writing of the holders of three-fourths of the issued shares of the class, or with the adoption of a special resolution passed at a separate general meeting of the holders of the shares of such class.

ISRAELI SECURITIES LAW REQUIREMENTS

     Fundtech intends to apply to the Israel Securities Authority for an exemption from the obligation to publish Fundtech's prospectus in Israel. Fundtech has also received from the Israel Securities Authority an exemption from the reporting obligations as specified in Chapter Six of the Israel Securities Law 5728-1968, provided that a copy of each report submitted in accordance with applicable United States law shall be available for public review at Fundtech's offices.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the ordinary shares is American Stock Transfer & Trust Company of New York, New York, United States of America.

                              CONDITIONS IN ISRAEL

     Fundtech is incorporated under the laws of, and our principal offices and one of our software development facilities are located in, the State of Israel. Accordingly, we are directly affected by economic, political and military conditions in that country. Our operations would be materially adversely affected if major hostilities involving Israel should occur or if trade between Israel and its present trading partners should be curtailed.

POLITICAL CONDITIONS

     Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. However, a peace agreement between Israel and Egypt was signed in 1979, a peace agreement between Israel and Jordan was signed in 1994 and, since 1993, several agreements between Israel and Palestinian representatives have been signed. As of the date hereof, Israel has not entered into any peace agreement with Syria or Lebanon. There can be no assurance as to how the "peace process" will continue or what effect it may have upon Fundtech.

     Despite the progress towards peace between Israel and its Arab neighbors and the Palestinians, certain countries, companies and organizations continue to participate in a boycott of Israeli firms and others doing business in Israel or with Israeli companies. Although we are precluded from marketing our products to such countries, we believe that in the past the boycott has not had a material adverse effect on us. There can be no assurance that restrictive laws, policies or practices directed towards Israel or Israeli businesses will not have an adverse impact on the expansion of our business.

     Generally, all male adult citizens and permanent residents of Israel under the age of 50 are, unless exempt, obligated to perform up to 39 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of the our officers and employees are currently obligated to perform annual reserve duty. While we have operated effectively under these requirements since we began operations, no assessment can be made as to the full impact of such requirements on our workforce or business if conditions should change, and no prediction can be made as to the effect on us of any expansion or reduction of such obligations.

ECONOMIC CONDITIONS

     Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli government has, for these and other reasons, intervened in all sectors of the economy by utilizing, among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and exchange rates. The Israeli government has periodically changed its policies in all these areas.

TRADE AGREEMENTS

     Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia, Canada and Japan. These preferences allow Israel to export the products covered by such programs either duty-free or at reduced tariffs.

     Israel and the EEC (known now as the "European Union") concluded a Free Trade Agreement in July 1975, which confers certain advantages with respect to Israeli exports to member countries of the European Union and obligates Israel to lower its tariffs with respect to imports from these countries over a number of years. In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area ("FTA"). The FTA has eliminated all tariff and certain non-tariff barriers on most trade between the two countries were ultimately eliminated. On January 1, 1993, an agreement between Israel and the EFTA, which includes Norway, Switzerland, Iceland and Liechtenstein, established a free-trade zone between Israel and the EFTA nations. In recent years, Israel has established commercial and trade relations with a number of other nations, including Russia, China and nations in Eastern Europe, with which Israel had not previously had such relations.

                                    TAXATION

     The following is a summary of the current tax structure applicable to companies in Israel, with special reference to its effect on Fundtech. The following also contains a discussion of certain Israeli and United States tax consequences to persons purchasing the ordinary shares offered hereby and certain Israeli government programs benefiting Fundtech. To the extent that the discussion is based on tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussion will be accepted by the tax authorities in question. The discussion is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

     PROSPECTIVE PURCHASERS OF ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES, ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

GENERAL CORPORATE TAX STRUCTURE

     The general corporate tax rate in Israel is 36%. However, the effective tax rate payable by a company which derives income from an Approved Enterprise (as further discussed below) may be considerably less.

     At December 31, 1998, Fundtech had net operating loss carryforwards in the U.S. of approximately $4.7 million.

LAW FOR THE ENCOURAGEMENT OF CAPITAL INVESTMENTS, 1959

     In November 1995, Fundtech's software development facility in Israel was granted Approved Enterprise status under the Law for the Encouragement of Capital Investments, 1959, as amended (the "Investment Law").

     The Investment Law provides that a capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Commerce of the State of Israel (the "Investment Center"), be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, e.g., the equipment to be purchased and utilized pursuant to the program. The tax benefits derived from any such certificate of approval relate only to taxable income attributable to the specific Approved Enterprise.

     Fundtech's taxable income derived from an Approved Enterprise is subject to a reduced corporate tax rate of 25% until the earlier of (i) seven consecutive years (or ten in the case of an FIC (as defined below) such as Fundtech) commencing in the year in which the Approved Enterprise first generates taxable income, (ii) 12 years from the year of commencement of production or (iii) 14 years from the year of approval of Approved Enterprise status (collectively, the "benefit period"). Such income is eligible for further reductions in tax rates if the company qualifies as a Foreign Investors' Company ("FIC"), depending on the percentage of the foreign investment, as described below. Subject to certain conditions, an FIC is a company more than 25% of whose share capital (in terms of shares, rights to profits, voting and appointment of directors) and of whose combined share and loan capital is owned by non-Israeli residents. The tax rate is 20% if the foreign investment is 49% or more but less than 74%; 15% if the foreign investment is 74% or more but less than 90%; and 10% if the foreign investment is 90% or more. The determination of foreign ownership is made on the basis of the lowest level of foreign ownership during the tax year. Fundtech anticipates that following this offering it will qualify as an FIC with foreign investments of between 49% and 73%.

     Fundtech completed its investments according to its first program under this program on November 27, 1997. A new program of investments in an amount of $110,000 has been approved.

     As Fundtech has selected the Alternative Package of Benefits for its program, Fundtech will be entitled to a tax exemption with respect to the additional income derived from that program for two years (the "exemption period"). The exemption period is included in the benefit period.

     Expenditures supported under other incentive programs of the State of Israel are not eligible for grants and certain other incentives in accordance with the Investment Law.

     In the event that a company is operating under more than one approval, or that not all of its capital investments are approved, its effective corporate tax rate is the result of a weighted combination of the various applicable rates.

     A company that has elected the Alternative Package of Benefits and that subsequently pays a dividend out of income derived from the Approved Enterprise(s) during the tax-exemption period will be subject to Company Tax in respect of the amount distributed (including the tax thereon) at the rate which would have been applicable had the company not elected the Alternative Package of Benefits (10% to 25%, depending on the extent of foreign shareholders holding Fundtech's ordinary shares). The dividend recipient is taxed at the reduced rate applicable to dividends from Approved Enterprises (15%), if the dividend is distributed out of income derived during the benefit period and if, in the case of companies which do not qualify as FICs, the dividend is paid at any time up to 12 years thereafter; or if, in the case of FICs, the dividend is paid at any time thereafter. This tax must be withheld by Fundtech at the source, regardless of whether the dividend is converted into foreign currency. See "-- United States Federal Income Tax Considerations -- Taxation of Ordinary
Shares -- Dividends" and Note 10 to the Consolidated Financial Statements.

     However, Fundtech is not obliged to distribute exempt retained profits under the Alternative Package of Benefits, and Fundtech may generally decide from which year's profits to declare dividends. Fundtech currently intends to permanently reinvest the amount of its tax-exempt income and not to distribute such income as a dividend.

     The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program. Fundtech has not utilized this benefit.

     Grants and certain other incentives received by a company in accordance with the Investment Law remain subject to final ratification by the Investment Center, such ratification being conditional upon fulfillment of all terms of the approved program.

     Each application to the Investment Center is reviewed separately, and a decision as to whether or not to approve such application is based, among other things, on the then-prevailing criteria set forth in the Investment Law, on the specific objectives of the applicant company set forth in such application and on certain financial criteria of the applicant company. Accordingly, there can be no assurance that any such application will be approved. In addition, the benefits available to an Approved Enterprise are conditional upon the fulfillment of certain conditions stipulated in the Investment Law and its regulations and the criteria set forth in the specific certificate of approval, as described above. In the event that these conditions are violated, in whole or in part, Fundtech would be required to refund the amount of tax benefits, with the addition of the CPI linkage adjustment and interest. Fundtech believes its Approved Enterprise operates in substantial compliance with all such conditions and criteria.

LAW FOR THE ENCOURAGEMENT OF INDUSTRIAL RESEARCH AND DEVELOPMENT, 1984

     Under the Law for the Encouragement of Industrial Research and Development, 1984 (the "Research Law") and the Instructions of the Managing Director of the Ministry of Industry and Trade No. 4.4 of January 2, 1994 ("Managing Director's Instructions"), research and development programs and the plans for the intermediate stage between research and development, and manufacturing and sales approved by a governmental committee of the OCS (the "Research Committee") are eligible for grants of up to 50% of the project's expenditure if they meet certain criteria, in return for the payment of royalties from the sale of the product developed in accordance with the program as follows: 3% of revenues during the first three years, 4% of revenues during the following three years, and 5% of revenues in the seventh year and thereafter, the total royalties not to exceed 100% of the dollar value of the OCS grant (or, in some cases, 150%). Following the full payment of such royalties, there is no further liability for payment.

     The terms of the Israeli government participation also require that the manufacture of products developed with government grants be performed in Israel, unless approval is received from the OCS. However, in the event that any portion of the manufacturing is not performed in Israel, if approval is received from the OCS, Fundtech would be required to pay royalties that are adjusted in proportion to manufacturing outside of Israel as follows: when the manufacturing is performed outside of Israel by Fundtech or an affiliated company, the royalties are to be paid as described above with the addition of 1%, and when the manufacturing outside of Israel is not performed by Fundtech or an affiliate, the royalties paid shall be equal to the ratio of the amount of grant received from the OCS (linked to the CPI) divided by the amount of grant received from the OCS (linked to the CPI) and the investment(s) made by Fundtech in the project (approximately 33% or higher). The payback sum is also adjusted to 120%, 150% or 300% of the grant if the manufacturing volume that is supposed to be performed outside of Israel is up to 50%, between 50% and 90%, or more than 90%, respectively. The technology developed pursuant to the terms of these grants may not be transferred to third parties without the prior approval of a governmental committee under the Research Law. Such approval is not required for the export of any products resulting from such research or development. Approval of the transfer of technology may be granted only if the recipient abides by all of the provisions of the Research Law and the regulations promulgated thereunder, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that may be increased.

     Fundtech also benefits from certain other Israeli government grants, programs and tax benefits, especially benefits available as a result of Fundtech's "Approved Enterprise" status. Termination or reduction of any one or more of such grants, programs or benefits could have a material adverse effect on Fundtech. In order to meet certain conditions in connection with the grants and programs of the OCS, Fundtech has made certain representations to the Israeli government about Fundtech's future plans for its Israeli operations. From time to time the extent of Fundtech's Israeli operations has differed and may in the future differ, from Fundtech's representations. If, after receiving tax or other benefits under certain of such programs, Fundtech fails to meet certain conditions to those benefits, including, with respect to grants received from the OCS, the maintenance of a material presence in Israel, or if there is any material deviation from the representations made by Fundtech to the Israeli government, Fundtech could be required to refund to the Government of Israel tax or other benefits previously received (including interest and CPI linkage difference) and would likely be denied receipt of such grants or benefits, and participation in such programs, thereafter.

     During the last five years, Fundtech has participated in programs sponsored by the OCS for the support of research and development activities. As of December 31, 1998, Fundtech had received grants in the aggregate amount of approximately $1.1 million in respect of four research and development programs and two programs for the intermediate stage between research and development and manufacturing and selling. In respect of the income derived from the products developed pursuant to the Approved Programs, Fundtech paid royalties to the Ministry of the Treasury, at a rate of 3% of its sales, in the aggregate amount of $384,000. For purposes of calculating royalties, all of the Approved Programs are related back to the first Approved Research and Development Program by the Research Committee (in the case of Fundtech, this first Approved Program is the program for development of FEDplu$). Aura, Mr. Boaz Misholi and Mr. Reuven Ben-Menachem provided guarantees for the performance of the obligations of Fundtech under the Research Law.

     Each application to the OCS is reviewed separately, and grants are based on the program approved by the Research Committee. Expenditures supported under other incentive programs of the State of Israel are not eligible for OCS grants. As a result, there can be no assurance that applications to the OCS will be approved or, if approved, what the amounts of the grants will be. In addition, Fundtech could also be required to refund the OCS benefits previously received.

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

FUND FOR THE ENCOURAGEMENT OF MARKETING ACTIVITIES

     Pursuant to the Managing Director's Instruction No. 5.9, as amended from time to time, marketing programs approved by the Fund for the Encouragement of Marketing Activities (the "Marketing Fund") are eligible for grants at the rate of the Approved Marketing Expenses up to a participation ceiling determined according to the definition of an exporter as a "small exporter," "medium exporter," etc. Any party other than a "small exporter" who receives grants is obligated to return such funds to the Marketing Fund, up to the cumulative sum which is equivalent to the amount of the grant that is linked to the dollar, through royalties at a rate determined from time to time in the Managing Director's Instructions from the additional level of export performed and which shall be performed by Fundtech in each year in comparison to the year in which the approved marketing plan was submitted.

     Over the last five years, Fundtech has received grants from the Marketing Fund, in the total amount of $404,000 in respect of four marketing programs. Fundtech expects to receive the additional sum of $33,000 (the balance promised in respect of the marketing program for the year 1998). Pursuant to the Managing Director's Instruction No. 5.9 of 1997, the performance of less than 50% of an Approved Program prevents Fundtech from being able to receive the assistance of the Marketing Fund promised for that year (except for an advance in the sum of 33% of the promised amount), and the performance of less than 60% of the Approved Program prevents Fundtech from being able to seek assistance from the Marketing Fund for 1999. In addition, if Fundtech does not perform the marketing program as approved or performs less than 33% of the approved program, the approval of the Marketing Fund shall be canceled and Fundtech shall be required to return the advance that it received together with linkage differentials and interest. Fundtech estimates that it shall perform at least 60% of the Approved Plan and shall be eligible to receive the full grant and to approach the Marketing Fund for additional assistance in 1999. Fundtech was defined as a "medium exporter" for 1995 only, and therefore only the sum of the grant received for that year ($242,273) shall be required to be returned to the Marketing Fund. As of December 31, 1998, Fundtech accrued Marketing Fund royalties in the amount of approximately $164,983.

TAX BENEFITS AND GRANTS FOR RESEARCH AND DEVELOPMENT

     Israeli tax law allows, under certain conditions, a tax deduction in the year incurred for expenditures (including depreciation on capital expenditures) in scientific research and development projects, if the expenditures are approved by the relevant Israeli government ministry (determined by the field of research) and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking such deduction. Expenditures not so approved are deductible over a three-year period. However, expenditures made out of proceeds made available to Fundtech through Government grants are not deductible.

LAW FOR THE ENCOURAGEMENT OF INDUSTRY (TAXES), 1969

     Fundtech currently qualifies as an "Industrial Company" within the definition of the Law for the Encouragement of Industry (Taxes), 1969 (the "Industry Encouragement Law"). According to the Industry Encouragement Law, an "Industrial Company" is a company resident in Israel, at least 90% of the income of which, in any tax year, determined in Israeli currency (exclusive of income from defense loans, capital gains, interest and dividends), is derived from an "Industrial Enterprise" owned by it. An "Industrial Enterprise" is defined as an enterprise whose major activity in a given tax year is industrial production activity.

     The following preferred corporate tax benefits are available to Industrial Companies (including Fundtech):

          (a) deduction of purchases of know-how and patents over an eight-year period for tax purposes;

          (b) deduction of expenses incurred in connection with a public issuance of shares over a three-year period; and

          (c) an election under certain conditions to file a consolidated tax return with additional related Israeli Industrial Companies.
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

     In addition, the tax laws and regulations dealing with the adjustment of taxable income for inflation in Israel provide that Industrial Enterprises, such as those of Fundtech, are eligible for special rates of depreciation deductions. These rates vary in the case of plant and machinery according to the number of shifts in which the equipment is operated and range from 20% to 40% on a straight-line basis, or from 30% to 50% on a declining balance basis for equipment first put into operation on or after June 1, 1989 (instead of the regular rates, which are applied on a straight-line basis).

     In calculating depreciation, a company that engages in the production of software is entitled to choose between the rates referred to above and a rate of 150% of the rates referred to above, provided that the depreciation does not exceed the original price.

     Moreover, Industrial Enterprises which are Approved Enterprises can choose between (a) the special rates referred to above and (b) accelerated rates of depreciation applied on a straight-line basis in respect of property and equipment, generally ranging from 200% (in respect of equipment) to 400% (in respect of buildings) of the ordinary depreciation rates (in respect of buildings) during the first five years of service of the assets, provided that the depreciation does not exceed 20% per annum.

     Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. No assurance can be given that Fundtech will continue to qualify as an "Industrial Company" or that the benefits described above will be available in the future. See Note 12 to the Consolidated Financial Statements.

TAXATION UNDER INFLATIONARY CONDITIONS

     The Income Tax Law (Inflationary Adjustments), 1985 (the "Inflationary Adjustments Law") represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. The Inflationary Adjustments Law is characterized by a high degree of complexity. Its salient features can be described generally as follows:

          (a) A special tax adjustment for the preservation of equity whereby certain corporate assets are classified broadly into Fixed (inflation resistant) Assets and Non-Fixed (soft) Assets. Where a company's equity, as defined in such law, exceeds the depreciated cost of Fixed Assets, a deduction from taxable income that takes into account the effect of the applicable annual rate of inflation on such excess is allowed (up to a ceiling of 70% of taxable income in any single tax year, with the unused portion permitted to be carried forward on a linked basis). If the depreciated cost of Fixed Assets exceeds a company's equity, then such excess multiplied by the applicable annual rate of inflation is added to taxable income.

          (b) Subject to certain limitations, depreciation deductions on Fixed Assets and losses carried forward are adjusted for inflation based on the increase in the CPI (from the beginning of the 1982 fiscal year and, as of the 1985 fiscal year, with respect to equipment).

          (c) Taxable gains on the sale and the increase in value of certain traded securities during the tax year are taxable in certain circumstances, even if such gains have not been realized. However, dealers in securities are subject to the regular tax rules applicable to business income in Israel.

TAXATION OF NON-ISRAELI SHAREHOLDERS

     Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel or received in Israel. Such sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distributions of dividends other than bonus shares (stock dividends), income tax at the rate of 25% (15% for dividends generated by an Approved Enterprise) is withheld at source, unless a different rate is provided in a treaty between Israel and the shareholder's country of residence. Under the tax treaty between the United States and Israel, the maximum rate of tax on dividends paid to a holder of ordinary shares who is a United States resident (as defined in such treaty) is 25%.

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

     Israeli law imposes a capital gains tax on the sale of capital assets. Under current law, however, sales of the ordinary shares offered by this prospectus are exempt from Israeli capital gains tax for so long as (i) the shares are quoted on Nasdaq or listed on a stock exchange recognized by the Israeli Ministry of Finance and (ii) the Company qualifies as an Industrial Company or Industrial Holding Company. There can be no assurance that Fundtech will maintain such qualification or its status as an Industrial Company. See "Taxation -- Law for Encouragement of Industry (Taxes), 1969" and "-- Taxation Under Inflationary Conditions."

     For information with respect to the applicability of Israeli capital gains taxes on the sale of ordinary shares by United States residents, see "-- Capital Gains Tax."

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Subject to the limitations described in the next paragraph, the following discussion describes the material United States federal income tax consequences to a holder of ordinary shares that is (i) a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust (a "U.S. Holder"). This summary is for general information purposes only and does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase ordinary shares. This summary generally considers only U.S. Holders that will own ordinary shares as capital assets.

     This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion does not address all aspects of United States federal income taxation that may be relevant to any particular shareholder based on such shareholder's particular circumstances (including potential application of the alternative minimum tax), United States federal income tax consequences to certain shareholders that are subject to special treatment (such as taxpayers who are broker-dealers, insurance companies, tax-exempt organizations, financial institutions, holders owning directly, indirectly or by attribution at least 10% of the ordinary shares of Fundtech, non-United States corporations, non-resident aliens of the United States, holders of securities held as part of a straddle, "hedge" or "conversion transaction" with other investments, taxpayers who have elected mark-to market accounting, or taxpayers whose functional currency is not the dollar) or any aspect of state, local or non-United States tax laws. Additionally, the discussion does not consider the tax treatment of persons who hold ordinary shares through a partnership or other pass-through entity or possible application of United States federal gift or estate taxes.

     EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT SUCH PERSON'S OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SUCH PERSON OF PURCHASING, HOLDING OR DISPOSING OF THE ORDINARY SHARES, AS WELL AS WITH RESPECT TO THE APPLICATION OF THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION AND OF ANY RELEVANT TAX TREATY TO THEIR PARTICULAR CIRCUMSTANCES.

TAXATION OF ORDINARY SHARES

  Dividends

     In general, for United States federal income tax purposes, a U.S. Holder will be required to include in gross income as ordinary dividend income the amount of any distribution paid with respect to ordinary shares, including the amount of foreign taxes, if any, withheld therefrom, to the extent that such distributions are paid out of Fundtech's current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce a U.S. Holder's tax basis on the ordinary shares and, to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of ordinary shares. See "-- Disposition of Ordinary Shares." Dividends generally will not be eligible for the dividends-received deduction allowed to corporations under the Code. Dividends paid in NIS will be includible in the income of a U.S. Holder in a dollar amount calculated by reference to the exchange rate in effect on the day they are considered to be received by the U.S. Holder, without reduction for any Israeli taxes withheld at the source. A U.S. Holder that receives a foreign currency distribution and converts the foreign currency into U.S. dollars subsequent to receipt generally will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

     Generally, U.S. Holders will have the option of claiming the amount of any Israeli income taxes withheld at source either as a deduction from gross income or as a dollar-for-dollar credit against their United States federal income tax liability. Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Israeli income taxes withheld, but such amount may be claimed as a credit against the individual's United States federal income tax liability. The amount of foreign income taxes which may be claimed as a credit in any year is subject to certain complex limitations and restrictions, which must be determined on an individual basis by each shareholder. The limitations set out in the Code include, among others, rules which limit foreign tax credits allowable with respect to specific classes of income to the United States federal income taxes otherwise payable with respect to each such class of income. Dividends paid by Fundtech generally will be foreign source "passive income" for United States foreign tax credit purposes or, in the case of a financial services entity, financial services income. Foreign income taxes exceeding a U.S. Holder's credit limitation for the year of payment or accrual of such tax can be carried back for two taxable years and forward for five taxable years, subject to the credit limitation applicable in each of such years. Additionally, the foreign tax credit in any taxable year may not offset more than 90% of a U.S. Holder's liability for United States individual or corporate alternative minimum tax. The total amount of allowable foreign tax credits in any year generally cannot exceed regular U.S. tax liability for the year attributable to foreign source taxable income. However, this limitation on the use of foreign tax credits generally will not apply to electing individual U.S. Holders whose creditable foreign taxes during the year do not exceed $300 ($600 for joint filers) if such individual's gross income for the tax year from non-U.S. sources consists solely of certain "passive income." A U.S. Holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on the ordinary shares to the extent such U.S. Holder has not held the ordinary shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent such U.S. Holder is under an obligation to make certain related payments with respect to substantially similar or related property. Any days during which a U.S. Holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the 16-day holding period required by the statute.

  Disposition of Ordinary Shares

     Upon the sale, exchange or other disposition of ordinary shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder's basis in the ordinary shares and the amount realized on the disposition. Gain realized on the sale, exchange or other disposition of ordinary shares held more than one year is long-term capital gain eligible for reduced rates of taxation. Gains realized by a U.S. Holder on a sale, exchange or other disposition of ordinary shares generally will be treated as United States source income for United States foreign tax credit purposes. However, pursuant to the U.S.-Israel Tax Treaty, such gain may be foreign source income in certain circumstances. A loss realized by a U.S. Holder on the sale, exchange or other disposition of ordinary shares generally is allocated to U.S. source income under recently finalized regulations. However, those regulations require such a loss to be allocated to foreign source income to the extent certain dividends were received by the taxpayer within the 24 month period preceding the date on which the taxpayer recognized the loss. Limitations apply to the deductibility of a capital loss realized on the sale, exchange or other disposition of ordinary shares. A U.S. Holder that receives a foreign currency distribution and converts the foreign currency into U.S. dollars subsequent to receipt generally will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

  Passive Foreign Investment Company

     Fundtech will be a PFIC if 75% or more of its gross income (including the pro rata share of the gross income for any company (United States or foreign) in which Fundtech is considered to own 25% or more of the shares by value) in a taxable year is passive income. Alternatively, Fundtech will be considered to be a PFIC if at least 50% of the assets (averaged over the year) of Fundtech (including the pro rata share of the assets of any company of which Fundtech is considered to own 25% or more of the shares by value) in a taxable year are held for the production of, or produce, passive income. Passive income includes amounts derived by reason of the temporary investment of funds raised in this offering. If Fundtech becomes a PFIC, each shareholder who is a U.S. person, in the absence of an election by such shareholder to treat Fundtech as a "qualified electing fund" (a "QEF" election), as discussed below, would, upon certain distributions by Fundtech and upon disposition of Fundtech shares at a gain, be liable to pay tax at the highest tax rate on ordinary income in effect for each period to which the income is allocated plus interest on the tax, as if the distribution or gain had been recognized ratably over the taxpayer's holding period for the ordinary shares while Fundtech was a PFIC. Additionally, were Fundtech to become a PFIC, U.S. Holders who acquire ordinary shares from decedents would be denied the normally available step-up of the income tax basis for such ordinary shares to fair market value at the date of death and, instead, would have a tax basis equal to the decedent's basis, if lower.

     If a U.S. Holder has made a QEF election for all taxable years that such holder held the ordinary shares and Fundtech was a PFIC, distributions and gain will not be taxed as if recognized ratably over the taxpayer's holding period or subject to an interest charge, gain on the sale of ordinary shares will be characterized as capital gain and the denial of basis step-up at death described above would not apply. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge.

     A U.S. Holder of certain publicly traded PFIC stock could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the holder's fair market value of the PFIC stock and the adjusted basis in the PFIC stock. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election.

     Fundtech believes that it was not a PFIC for 1998. However, the tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to this determination. Accordingly, there can be no assurance that Fundtech will not become a PFIC. Furthermore, Fundtech does not assume any obligation to make timely disclosure with respect to such status, and Fundtech does not undertake to provide U.S. Holders with the necessary information to make a QEF election. Consequently, as a practical matter, U.S. Holders should assume that they will not be able to make a QEF election. U.S. Holders who hold ordinary shares during a period when Fundtech is a PFIC will be subject to the foregoing rules, even if Fundtech ceases to be a PFIC.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders are generally subject to information reporting requirements with respect to dividends paid on ordinary shares. Under existing regulations, such dividends are not subject to back-up withholding. U.S. Holders generally will be subject to back-up withholding at 31% on proceeds paid from the disposition of ordinary shares and, under regulations generally effective January 1, 2000 on dividends paid on ordinary shares, unless the U.S. Holder provides an Internal Revenue Service Form W-9, a taxpayer identification number, or otherwise establishes an exemption. Holders generally will be entitled to credit any amounts withheld under the back-up withholding rules against their United States federal income tax liability and/or to a refund, provided the requisite information is forwarded to the Internal Revenue Service.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Salomon Smith Barney Inc., CIBC Oppenheimer Corp., Hambrecht & Quist LLC and Lehman Brothers Inc., have severally agreed with Fundtech, subject to the terms and conditions set forth in the underwriting agreement, to purchase from Fundtech the number of ordinary shares set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                      NUMBER
UNDERWRITER                                                         OF SHARES
-----------                                                         ----------
BancBoston Robertson Stephens Inc. .........................
Salomon Smith Barney Inc. ..................................
CIBC Oppenheimer Corp. .....................................
Hambrecht & Quist LLC.......................................
Lehman Brothers Inc. .......................................
                                                                    ----------
          Total.............................................         2,500,000
                                                                    ==========

     The representatives have advised us that the underwriters propose to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a
concession of not in excess of $          per share, of which $          may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by Fundtech as set forth on the cover page of this prospectus. The ordinary shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Fundtech has granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 375,000 additional ordinary shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of ordinary shares to be purchased by it shown in the above table represents as a percentage of the shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the ordinary shares offered hereby are being sold. Fundtech will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the ordinary shares offered hereby. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to Fundtech will be
$          , $          and $          , respectively.

     The following table summarized the compensation to be paid to the underwriters by Fundtech assuming both no exercise and full exercise of the underwriters' over-allotment option:

                                                                                  TOTAL
                                                                     --------------------------------
                                                                        WITHOUT             WITH
                                                        PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                        ---------    --------------    --------------
Underwriting Discounts and Commissions
  payable by Fundtech.................................

     Fundtech estimates expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $2,000,000.

     The underwriting agreement contains covenants of indemnity among the underwriters and Fundtech against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.


     Pursuant to the terms of lock-up agreements, the holders of 4,189,516 ordinary shares have agreed with the representatives of the underwriters, for a period of 90 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any ordinary shares, any options or warrants to purchase any ordinary shares, or any securities convertible into or exchangeable for ordinary shares owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of Fundtech's shareholders providing consent by the representatives to the sale of shares prior to the expiration of the lock-up period.


     In addition, Fundtech has agreed that it will not, until 90 days after the date of this prospectus, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, offer, sell, contract to sell or otherwise dispose of any ordinary shares, any options or warrants to purchase ordinary shares or any securities convertible into, exercisable for or exchangeable for ordinary shares other than Fundtech's sale of ordinary shares in this offering, the issuance of ordinary shares upon the exercise of outstanding options and warrants and the granting of options to purchase ordinary shares under Fundtech's existing stock option plans; provided, however, that Fundtech may offer or contract to sell ordinary shares in connection with a proposed acquisition and may file a registration statement on Form S-8 to register up to 330,000 ordinary shares for issuance of options to employees during such 90 day period without seeking the consent of BancBoston Robertson Stephens Inc.

     The representatives of the underwriters have advised Fundtech that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares. A "syndicate covering transaction" is the bid for or the purchase of the ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the ordinary shares originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised Fundtech that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     The Underwriters have agreed that they will coordinate with Fundtech any offer and/or sale of the ordinary shares to any offered in Israel. The Underwriters have undertaken that (a) they will not offer the ordinary shares in Israel to more than 35 offerees in the aggregate, (b) they will deliver to Fundtech and the Israel Securities Authority the names and addresses of such offerees within seven days of the consummation of this offering and (c) they will obtain a representation from each offeree that he or she is purchasing the ordinary shares for investment purposes only, and not for purposes of resale.

     An officer of E. Shalev Ltd., an affiliate of CIBC Oppenheimer Corp., owns in the aggregate 11,621 ordinary shares of Fundtech and options to purchase 6,000 ordinary shares of Fundtech. Additionally, Genesis Partners I (Cayman L.P.) and Genesis Partners I L.P., each an affiliate of CIBC Oppenheimer Corp. and a shareholder of Fundtech, own 14,963 and 31,680 ordinary shares of Fundtech, respectively.

     The offering is being conducted in accordance with Rule 2720 ("Rule 2720") of the National Association of Securities Dealers, Inc. (the "NASD") which provides that, among other things, when an

NASD member firm participates in the offering of equity securities of a company with whom such member has a "conflict of interest" (as defined in Rule 2720), the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" (as defined in Rule 2720) (a "QIU"). BancBoston Robertson Stephens Inc. is serving as the QIU in the offering and will recommend a price in compliance with the requirements of Rule 2720. BancBoston Robertson Stephens Inc. has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the Registration Statement of which this prospectus forms a part. BancBoston Robertson Stephens Inc., in its capacity as QIU, will receive no additional compensation as such in connection with this offering.

                                 LEGAL MATTERS

     The validity of the ordinary shares being offered hereby and certain other legal matters in connection with this offering with respect to Israeli law will be passed upon for Fundtech by Herzog, Fox & Neeman, Tel Aviv, Israel. Certain legal matters in connection with this offering with respect to United States law will be passed upon for Fundtech by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York with respect to matters of United States law, and by Naschitz, Brandes & Co., Tel Aviv, Israel, with respect to matters of Israeli law.

                                    EXPERTS

     The Consolidated Financial Statements of Fundtech at December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and Registration Statement have been audited by Kost Forer & Gabbay, a member of Ernst & Young International, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

     The combined financial statements of the Cash Management and Wire Transfer Divisions (the "Divisions") of CheckFree as of June 30, 1996 and 1997 and the related combined statements of operations and divisions' equity and of cash flows for the eight months ended February 29, 1996 (Predecessor), the four months ended June 30, 1996, and the year ended June 30, 1997, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the inclusion in the financial statements of the Divisions of allocations of certain accounts and balances of CheckFree which are common to the other divisions of CheckFree, and an explanatory paragraph relating to the sale of certain assets and liabilities of the Divisions to Fundtech Ltd. in April 1998), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Statements concerning Israeli law included under the captions "Enforceability of Civil Liabilities," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Effective Corporate Tax Rate," "Business -- Employees," "Management," "Description of Capital Stock," "Conditions in Israel," and "Taxation" have been examined by Herzog, Fox & Neeman, and have been included upon the authority of such counsel as an expert in the laws of the State of Israel. Statements included under the caption "Taxation -- United States Federal Income Tax Considerations" have been examined by Weil, Gotshal & Manges LLP, and have been included upon the authority of such firm as expert in such matters.

                      WHERE YOU CAN FIND MORE INFORMATION

     Fundtech has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-l under the Securities Act (together with all amendments and exhibits thereto, the "Registration Statement"), with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and are qualified by reference to each such contract, agreement or other document which is filed as an exhibit to the Registration

Statement. The Registration Statement, including the exhibits thereto, may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Office of the Commission at Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60601, and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material may be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Fundtech is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files periodic reports and other information with the Commission. You may read and copy any document we file at the Commission's public reference rooms as indicated above. You may obtain information on the operation of the public reference rooms at 1-800-SEC-0330. You may also read and copy our Commission filings at the Nasdaq National Market offices located in Washington, D.C.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Service of process upon directors and officers of Fundtech and the Israeli experts named herein, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a significant portion of Fundtech's assets and a substantial number of Fundtech's directors and officers are located outside the United States, any judgment obtained in the United States against Fundtech or such directors and officers predicated upon the civil liability provisions of the federal securities laws of the United States may not be collectible within the United States.

     There are no treaties between the United States and Israel relating to the reciprocal enforcement of foreign court judgments. Fundtech has been informed by its legal counsel in Israel, Herzog, Fox & Neeman, that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after due trial before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Israel) that enforces similar Israeli judgments, provided that (i) due service of process has been effected and the defendant has had a reasonable opportunity to be heard, (ii) such judgments or the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel, (iii) such judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties, and (iv) an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court. Fundtech has irrevocably appointed Fundtech Corp., a wholly-owned subsidiary of Fundtech, as Fundtech's agent to receive service of process in any action against Fundtech in any federal court or state court in the State of New York arising out of this offering or any purchase or sale of securities in connection therewith. Consent has not been given by Fundtech for such agent to accept service of process in connection with any other claim. These appointments are irrevocable provided that Fundtech shall have the right to appoint a successor agent for service if such successor is acceptable to the representatives of the Underwriters, in their reasonable judgment.

     Foreign judgments enforced by Israeli courts will generally be payable in Israeli currency, which may be converted into foreign currency and repatriated out of Israel. See "Taxation."

     The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange of such foreign currency on the date of payment, but the judgment debtor may also make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the CPI plus interest at the annual statutory rate (set by Israeli regulations) prevailing at such time. Judgment creditors must bear the risk that they will be unable to convert their award into foreign currency that can be transferred out of Israel and the risk of unfavorable exchange rates.

                                 FUNDTECH LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS FOR FUNDTECH
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................  F-3
Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 1998...............  F-4
Consolidated Statements of Changes in Shareholders' Equity
  for the three year period ended December 31, 1998.........  F-5
Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 1998...............  F-6
Notes to Consolidated Financial Statements..................  F-7

COMBINED FINANCIAL STATEMENTS FOR CASH MANAGEMENT AND WIRE
  TRANSFER DIVISIONS OF CHECKFREE HOLDINGS CORPORATION
Independent Auditors' Report................................  F-22
Combined Balance Sheets as of June 30, 1996 and 1997 and
  unaudited combined Balance Sheet as of March 31, 1998.....  F-23
Combined Statements of Operations and Divisions' Equity for
  the year ended June 30, 1997, the four months ended June
  30, 1996, and the eight months ended February 29, 1996
  (Predecessor) and unaudited combined Statements of
  Operations for the nine months ended March 31, 1998 and
  1997......................................................  F-24
Combined Statements of Cash Flows for the year ended June
  30, 1997, the four months ended June 30, 1996, and the
  eight months ended February 29, 1996 (Predecessor) and
  unaudited combined Statement of Cash Flows for the nine
  months ended March 31, 1998 and 1997......................  F-25
Notes to Combined Financial Statements......................  F-26

[ERNST & YOUNG KOST FORER & GABBAY LOGO]

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of FUNDTECH LTD.:

     We have audited the accompanying consolidated balance sheets of Fundtech Ltd. as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Fundtech Ltd. as of December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles in the United States.

                                          KOST, FORER and GABBAY
                                          Certified Public Accountants (Israel)
                                          A Member of Ernst & Young
                                          International

Tel Aviv, Israel
March 26, 1999

                                 FUNDTECH LTD.

                          CONSOLIDATED BALANCE SHEETS
          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,573    $ 13,019
  Short-term bank deposits..................................    2,694          --
  Trade receivables (net of allowance -- $100 in 1997 and
     $301 in 1998)..........................................    2,152       7,244
  Unbilled receivables......................................    1,583       4,796
  Other receivables and prepaid expenses (Note 3)...........      589         579
                                                              -------    --------
     Total current assets...................................    8,591      25,638
                                                              -------    --------
SEVERANCE PAY FUND (Note 8).................................       37         113
                                                              -------    --------
LONG-TERM TRADE RECEIVABLES (Note 4)........................      189         244
                                                              -------    --------
FIXED ASSETS, NET (Note 5)..................................      841       3,759
                                                              -------    --------
OTHER ASSETS (net of amortization of $153 in 1998)..........       --       2,963
                                                              -------    --------
                                                              $ 9,658    $ 32,717
                                                              =======    ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term bank credit, including current maturities of
     long-term debt.........................................  $   255    $     --
  Trade payables............................................      746       1,386
  Deferred revenues.........................................      276       3,933
  Other payables and accrued expenses (Note 7)..............      669       2,179
                                                              -------    --------
     Total Current Liabilities..............................    1,946       7,498
                                                              -------    --------
LONG-TERM LIABILITIES:
  Loan payable..............................................       15          --
  Loan payable to related party (Note 6)....................      246          --
  Other liabilities.........................................       --          36
  Accrued severance pay (Note 8)............................       47         135
                                                              -------    --------
     Total long-term liabilities............................      308         171
                                                              -------    --------
COMMITMENTS AND CONTINGENT LIABILITIES (Note 9)
SHAREHOLDERS' EQUITY: (Note 10)
  Preferred Shares:
     Authorized: 5,821,011 of NIS 0.01 par value as of
      December 31, 1997;
     Issued and outstanding: 5,202,521 as of December 31,
      1997 and none as of December 31, 1998.................       10          --
  Ordinary Shares:
     Authorized: 19,949,998 of NIS 0.01 par value;
     Issued and outstanding: 2,774,997 as of December 31,
      1997 and 10,791,952 as of December 31, 1998...........        7          34
  Deferred Shares:
     Authorized, issued and outstanding:
       50,002 of NIS 0.01 par value shares as of December
        31, 1997 and 1998...................................       --          --
  Additional paid-in capital................................   12,623      41,664
  Deferred compensation.....................................     (197)       (219)
  Accumulated deficit.......................................   (5,039)    (16,431)
                                                              -------    --------
       Total shareholders' equity...........................    7,404      25,048
                                                              -------    --------
                                                              $ 9,658    $ 32,717
                                                              =======    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                                 FUNDTECH LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1997       1998
                                                              -------    ------    --------
Revenues:
  Software licenses fees....................................  $ 2,403    $4,997    $ 14,007
  Maintenance and services fees.............................      498     2,313       7,116
  Hardware sales............................................      667       709       2,009
                                                              -------    ------    --------
          Total revenues....................................    3,568     8,019      23,132
                                                              -------    ------    --------
Cost of revenues:
  Software licenses costs...................................      163       334         238
  Maintenance and services costs............................      316     1,086       4,549
  Hardware costs............................................      596       646       1,631
                                                              -------    ------    --------
          Total cost of revenues............................    1,075     2,066       6,418
                                                              -------    ------    --------
Gross profit................................................    2,493     5,953      16,714
                                                              -------    ------    --------
Operating expenses:
  Software development, net.................................    1,595     2,468       6,636
  Selling and marketing, net (Note 9).......................    1,424     1,750       2,970
  General and administrative................................      963     1,289       2,471
  In-process research and development write-off (Note 1b)...       --        --      16,600
                                                              -------    ------    --------
          Total operating expenses..........................    3,982     5,507      28,677
                                                              -------    ------    --------
Operating income (loss).....................................   (1,489)      446     (11,963)
Financial income, net (Note 13c)............................       28       190         571
                                                              -------    ------    --------
Net income (loss)...........................................  $(1,461)   $  636    $(11,392)
                                                              =======    ======    ========
Basic earnings (loss) per share.............................  $ (0.50)   $ 0.22    $  (1.12)
                                                              =======    ======    ========
Diluted earnings (loss) per share...........................  $ (0.50)   $ 0.08    $  (1.12)
                                                              =======    ======    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                                 FUNDTECH LTD.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                PREFERRED SHARES       ORDINARY SHARES     DEFERRED SHARES   ADDITIONAL
                               -------------------   -------------------   ---------------    PAID-IN       DEFERRED
                                 SHARES     AMOUNT     SHARES     AMOUNT   SHARES   AMOUNT    CAPITAL     COMPENSATION
                               ----------   ------   ----------   ------   ------   ------   ----------   ------------
Balance as of January 1,
  1996.......................   2,655,612    $  6     2,924,997    $ 7     50,002    $--      $ 4,885        $  --
Issuance of Preferred "C"
  Shares, net of issuance
  costs......................   1,007,157       2            --     --         --     --        2,250           --
Net loss.....................          --      --            --     --         --     --           --           --
                               ----------    ----    ----------    ---     ------    ---      -------        -----
Balance as of December 31,
  1996.......................   3,662,769       8     2,924,997      7     50,002     --        7,135           --
Issuance of Preferred "D"
  Shares net of issuance
  costs......................   1,389,752       2            --     --         --     --        5,287           --
Conversion of Ordinary Shares
  to Preferred "D" Shares....     150,000      --      (150,000)    --         --     --           --           --
Deferred compensation related
  to grant options...........          --      --            --     --         --     --          201         (201)
Amortization of deferred
  compensation...............          --      --            --     --         --     --           --            4
Net income...................          --      --            --     --         --     --           --           --
                               ----------    ----    ----------    ---     ------    ---      -------        -----
Balance as of December 31,
  1997.......................   5,202,521      10     2,774,997      7     50,002     --       12,623         (197)
Stock dividend...............          --      --            --      8         --     --           (8)          --
Exercise of stock options,
  net........................          --      --        42,325     --         --     --          159           --
Exercise of warrants, net....          --      --       184,609      1         --     --          130           --
Conversion of Preferred
  Shares into Ordinary
  Shares.....................  (5,202,521)    (10)    5,202,521     10         --     --           --           --
Issuance of Ordinary Shares,
  net........................          --      --     2,587,500      8         --     --       28,667           --
Deferred compensation related
  to grant options...........          --      --            --     --         --     --           93          (93)
Amortization of deferred
  compensation...............          --      --            --     --         --     --           --           71
Net loss.....................          --      --            --     --         --     --           --           --
                               ----------    ----    ----------    ---     ------    ---      -------        -----
Balance as of December 31,
  1998.......................          --    $ --    10,791,952    $34     50,002    $--      $41,664        $(219)
                               ==========    ====    ==========    ===     ======    ===      =======        =====

                                                 TOTAL
                               ACCUMULATED   SHAREHOLDERS'
                                 DEFICIT        EQUITY
                               -----------   -------------
Balance as of January 1,
  1996.......................   $ (4,214)      $    684
Issuance of Preferred "C"
  Shares, net of issuance
  costs......................         --          2,252
Net loss.....................     (1,461)        (1,461)
                                --------       --------
Balance as of December 31,
  1996.......................     (5,675)         1,475
Issuance of Preferred "D"
  Shares net of issuance
  costs......................         --          5,289
Conversion of Ordinary Shares
  to Preferred "D" Shares....         --             --
Deferred compensation related
  to grant options...........                        --
Amortization of deferred
  compensation...............         --              4
Net income...................        636            636
                                --------       --------
Balance as of December 31,
  1997.......................     (5,039)         7,404
Stock dividend...............         --             --
Exercise of stock options,
  net........................         --            159
Exercise of warrants, net....         --            131
Conversion of Preferred
  Shares into Ordinary
  Shares.....................         --             --
Issuance of Ordinary Shares,
  net........................         --         28,675
Deferred compensation related
  to grant options...........         --             --
Amortization of deferred
  compensation...............         --             71
Net loss.....................    (11,392)       (11,392)
                                --------       --------
Balance as of December 31,
  1998.......................   $(16,431)      $ 25,048
                                ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                                 FUNDTECH LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1996       1997        1998
                                                              -------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $(1,461)   $   636    $(11,392)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................      102        155         529
  In-process research and development write-off.............       --         --      16,600
  Amortization of deferred compensation.....................       --          4          71
  Capital loss (gain) on sale of fixed assets...............        5         (1)          4
  Increase in trade receivables and unbilled receivables....   (1,658)    (1,989)     (5,008)
  Decrease (increase) in other receivables and prepaid
     expenses...............................................       98       (498)        120
  Increase in trade payables................................      165        324         615
  Increase in other payables and accrued expenses...........      190        316         645
  Other.....................................................       15         (3)         (4)
                                                              -------    -------    --------
Net cash provided by (used in) operating activities.........   (2,544)    (1,056)      2,180
                                                              -------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of CheckFree(a).................................       --         --     (18,824)
Investment in short-term bank deposits......................   (1,209)    (6,460)         --
Proceeds from short-term bank deposits......................       --      4,975       2,694
Purchase of fixed assets....................................     (184)      (574)     (3,069)
Proceeds from sale of fixed assets..........................      168         13          12
                                                              -------    -------    --------
Net cash used in investing activities.......................   (1,225)    (2,046)    (19,187)
                                                              -------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of share capital and exercise of
  stock options and warrants, net of expenses...............    2,252      5,289      28,965
Proceeds from long-term bank loans..........................       25         --          --
Short-term bank credit, net.................................      950       (705)       (250)
Principal payment of long-term loan to a related party......       --         --        (242)
Principal payment of long-term loans........................      (13)       (14)        (20)
                                                              -------    -------    --------
Net cash provided by financing activities...................    3,214      4,570      28,453
                                                              -------    -------    --------
Increase (decrease) in cash and cash equivalents............     (555)     1,468      11,446
Cash and cash equivalents at the beginning of the year......      660        105       1,573
                                                              -------    -------    --------
Cash and cash equivalents at the end of the year............  $   105    $ 1,573    $ 13,019
                                                              =======    =======    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS ACTIVITIES:
Cash paid during the period for:
  Interest..................................................  $    14    $    24    $     16
                                                              =======    =======    ========
---------------
(a) Payment for acquisition of CheckFree: (see Note 1b)
     Estimated fair value of assets acquired and liabilities
       assumed
     Working capital deficiency.............................                        $ (1,133)
     Fixed assets...........................................                             241
     Goodwill...............................................                           3,116
     In-process research and development....................                          16,600
                                                                                    --------
                                                                                    $ 18,824
                                                                                    ========

  The accompanying notes are an integral part of the consolidated statements.

                                 FUNDTECH LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1 -- GENERAL

  a.  Overview

     Fundtech Ltd. was incorporated in Israel in April 1993, and commenced operations approximately at that time. Fundtech Ltd., together with its wholly owned U.S. subsidiary, Fundtech Corporation, ("the Company") designs, develops, markets and supports a suite of client/server software products which enables businesses and their banks to process payments, transfer funds and manage cash positions electronically.

     On December 29, 1998, the Company established a wholly owned subsidiary in England. This subsidiary commenced its operations on January 6, 1999.

     As to geographical destinations and customers, see Notes 13a and 13b.

  b.  Acquisitions

     In April 1998, the Company acquired from CheckFree Holdings Corporation ("CheckFree") assets and liabilities of certain businesses ("the Acquired Businesses") engaged primarily in the design and development of cash management software products and the development and sale of wire transfer products ("the Acquisition").

     The Company paid $18,824 for the Acquired Businesses.

     The Acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill, which is amortized on a straight-line basis over 10 years. The Company recorded an expense in the amount of $16,600 which represents the estimated value of the software acquired from CheckFree for which technological feasibility has not yet been established and for which no alternative future use exists ("in-process research and development").

     CheckFree's financial statements are included with those of the Company commencing with the second quarter of 1998.

     The estimated fair value of the assets and liabilities acquired are summarized as follows:

Working capital deficiency..................................  $(1,133)
Fixed assets................................................      241
In-process research and development.........................   16,600
Goodwill....................................................    3,116
                                                              -------
                                                              $18,824
                                                              =======

     The following represents the unaudited pro forma results of operations assuming the acquisition occurred on January 1, 1997, excluding the write-off of the acquired in-process research and development.

                                 FUNDTECH LTD.

        (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1 -- GENERAL (CONTINUED)
     c.  Statement of operations data

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Revenues....................................................  $16,718    $26,071
                                                              =======    =======
Net income..................................................  $    31    $ 5,493
                                                              =======    =======
Basic earnings per share....................................  $  0.01    $  0.54
                                                              =======    =======
Diluted earnings per share..................................  $  0.01    $  0.51
                                                              =======    =======

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

     a.  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     b.  Financial statements in United States dollars

     A majority of the revenues of Fundtech Ltd. and its subsidiary are generated in United States dollars. In addition, a substantial portion of the costs of Fundtech Ltd. and its subsidiary are incurred in dollars. Since the dollar is the primary currency in the economic environment in which the Company operates, the dollar is its functional currency and, accordingly, monetary accounts maintained in currencies other than the dollar are remeasured using the foreign exchange rate at the balance sheet date. Operational accounts and non-monetary balance sheet accounts are measured and recorded at the rate in effect at the date of the transaction. The effects of foreign currency remeasurement are reported in current operations.

     c.  Principles of consolidation

     The consolidated financial statements include the accounts of Fundtech Ltd. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

     d.  Cash equivalents

     Cash equivalents are short-term, highly liquid investments that are readily convertible to cash, and purchased with maturities of three months or less.

     e.  Short-term bank deposits

     Bank deposits with maturities of more than three months but less than one year, are included in short-term deposits. The short-term deposits are presented at cost, including accrued interest.

     f.  Allowance for doubtful accounts

     The allowance for doubtful accounts is determined with respect to specific debts that are doubtful of collection.

                                 FUNDTECH LTD.

        (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     g.  Fixed assets

     Fixed assets are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual depreciation rates:

                                                                 %
                                                              -------
Office furniture and equipment..............................   6 - 15
Computers and software......................................  20 - 33
Motor vehicles..............................................       15

     Leasehold improvements are depreciated over the related lease periods.

     h.  Other assets

     Other assets are stated at amortized cost. Amortization is calculated using the straight-line method over the estimated useful lives, at the following annual rates:

                                                               %
                                                              ---
Goodwill....................................................   10

     i.  Deferred taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) 109, Accounting for Income Taxes. This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

     j.  Revenue recognition

     The Company generates revenues from licensing the rights to use its software products directly to end-users and indirectly through sub-license fees from resellers. The Company also generates revenues from sales of professional services, including consulting, implementation, training and maintenance.

     Revenues from software license agreements are recognized, in accordance with Statement Of Position (SOP) 97-2 "Software Revenue Recognition", upon delivery of the software when collection is probable; all license payments are due within one year, the license fee is otherwise fixed or determinable, vendor-specific evidence exists to allocate the total fee to the elements of the arrangement and persuasive evidence of an arrangement exists.

     Revenues from software licenses that require significant customization, integration and installation are recognized using contract accounting on a percentage of completion methods based on the relationship of actual costs incurred to total estimated costs.

     Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are first determined, in the amount of the estimated loss on the entire contract.

     Revenues from maintenance and services are recognized over the life of the maintenance agreement or at the time that services are rendered.

     Revenues from hardware sales are recognized upon shipment.

                                 FUNDTECH LTD.

        (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Deferred revenues include unearned amounts received under maintenance and support contracts and amounts billed to customers but not recognized as revenues.

     k.  Advertising expenses

     Advertising expenses are charged to the statement of operations as incurred. Advertising expenses for the years ended 1996, 1997 and 1998 were $30, $59 and $144, respectively.

     l.  Software development

     Software development costs incurred in the process of developing product improvements or new products, are charged to expenses as incurred, net of participation of the Office of the Chief Scientist.

     SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

     Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Therefore, all research and development costs have been expensed.

     m.  Concentration of credit risks

     SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no significant off-balance sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, short-term bank deposits and accounts receivable. The Company's cash and cash equivalents and short-term bank deposits are invested in deposits with major banks in Israel and in the United States. Management believes that the financial institutions holding the Company's investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments. The Company's accounts receivable are derived from sales to customers located mainly in the United States. The Company generally does not require collateral; however, in certain circumstances, the Company may require letters of credit, other collateral or additional guarantees. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

     n.  Basic and diluted earnings (loss) per share

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("Statement 128"), which replaced the provision of Accounting Principles Board Opinion No. 15, "Earnings per Share." Statement 128, which establishes the standards for computing and reporting earnings per share, requires the presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to holders of Ordinary Shares by the weighted average number of ordinary shares outstanding for the period. Diluted earnings per share reflect the dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares (see Note 11).

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     o.  Accounting for stock-based compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25") in accounting for its employee stock options plans. Under APB 25, when the exercise price of the Company's employee stock options equals or is above the market price of the underlying stock on the date of grant, no compensation expense is recognized. The pro forma information with respect to the fair value of options granted is provided in accordance with the provisions of Statement No. 123 (see Note 10c).

     In accounting for options granted to persons other than employees and directors, the provisions of SFAS 123 were applied.

     p.  Fair value of financial instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents and short-term bank deposits -- The carrying amounts of these items approximate their fair value due to the short-term maturity of such instruments.

     Short-term bank credit and long-term loans -- The carrying amounts of the Company's borrowing arrangements approximate their fair value. Fair values were estimated using discounted cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

     q.  Comprehensive income

     As of January 1, 1998, the Company adopted Statement, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components. The adoption of this Statement had no impact on the Company's net income or shareholders' equity for the years ended December 31, 1996, 1997 and 1998.

     r.  Future adoption of new accounting standard

     In June 1998, the Financial Accounting Standards Board issued SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and cannot be applied retroactively. The Company does not expect that this new Statement will have any material impact on the Company's consolidated balance sheets or results of operations.

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 3 -- OTHER RECEIVABLES AND PREPAID EXPENSES

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Prepaid expenses............................................  $233    $249
Accrued income..............................................   189     224
Employees...................................................    19      34
Government authorities......................................    35      42
Other.......................................................   113      30
                                                              ----    ----
                                                              $589    $579
                                                              ====    ====

NOTE 4 -- LONG-TERM TRADE RECEIVABLES

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Maturity dates -- long-term trade receivables:
  First year (current maturities)...........................  $444    $189
  Second year...............................................   132     131
  Third year................................................    36      75
  Fourth year...............................................    17      26
  Fifth year................................................     4      12
                                                              ----    ----
                                                               633     433
Less -- current maturities..................................   444     189
                                                              ----    ----
                                                              $189    $244
                                                              ====    ====

NOTE 5 -- FIXED ASSETS

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1998
                                                              ------    ------
Cost:
  Office furniture and equipment............................  $  211    $  798
  Computers and software....................................     910     3,494
  Motor vehicles............................................      46       156
  Leasehold improvements....................................      10        16
                                                              ------    ------
                                                               1,177     4,464
                                                              ------    ------
Accumulated depreciation:
  Office furniture and equipment............................      28       106
  Computers and software....................................     289       567
  Motor vehicles............................................      14        20
  Leasehold improvements....................................       5        12
                                                              ------    ------
                                                                 336       705
                                                              ------    ------
Depreciated cost............................................  $  841    $3,759
                                                              ======    ======

     Depreciation expenses for the years ended December 31, 1996, 1997 and 1998 are $ 73, $ 155 and $ 337, respectively.

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 6 -- LOAN PAYABLE TO RELATED PARTY

     The loan is linked to the Israeli CPI and does not bear interest. Under the terms of the agreement, the loan was repaid upon the initial public offering of the Company's shares.

NOTE 7 -- OTHER PAYABLES AND ACCRUED EXPENSES

                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1998
                                                              ----    ------
Employees and payroll accruals..............................  $224    $  514
Accrued expenses............................................   269     1,365
Office of the Chief Scientist and the Fund for the
  Encouragement of Marketing Activities (see Note 9)........   139       214
Others......................................................    37        86
                                                              ----    ------
                                                              $669    $2,179
                                                              ====    ======

NOTE 8 -- ACCRUED SEVERANCE PAY, NET

     The Company's liability for severance pay, pursuant to Israel law, is fully provided by an accrual. Part of the liability is funded through insurance policies. The cash value of these policies is recorded as an asset in the Company's balance sheets.

     Severance expenses for the years ended December 31, 1996, 1997 and 1998 amounted to approximately $60, $37 and $104, respectively.

NOTE 9 -- COMMITMENTS AND CONTINGENT LIABILITIES

     a. The Company participates in programs sponsored by the Israeli Government for the support of research and development activities. Through December 31, 1996, 1997 and 1998, the Company had obtained grants from the Office of the Chief Scientist in the Israeli Ministry of Industry and Trade ("the OCS") aggregating to $1,115 for certain of the Company's software development projects. The Company is obligated to pay royalties to the OCS, amounting to 3%-5% of the sales of the products and other related revenues generated from such projects, up to an amount equal to 100%-150% of the grants received.

     Through December 31, 1998, the Company has paid or accrued royalties to OCS in the amount of $500. As of December 31, 1998, the aggregate contingent liability to OCS was $753. The amounts of grants earned from the OCS for the years ended 1996, 1997 and 1998 were $199, $0 and $0, respectively.

     b. The Israeli Government, through the Fund for the Encouragement of Marketing Activities, awarded the Company grants for participation in expenses for overseas marketing.

     The Company received an accumulated amount of grants of $404 for the years up to and including 1998.

     The Company is committed to pay royalties at the rate of 3% of the increase in export sales, up to the amount of $228 as of December 31, 1998.

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 9 -- COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
     The following table sets forth the amounts of net selling and marketing expenses, the amounts of grants earned and the related gross selling and marketing expenses.

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1996      1997      1998
                                                           ------    ------    ------
Gross selling and marketing expenditures.................  $1,664    $1,848    $3,015
Total participations of the Fund for Encouragement of
  Marketing Activities...................................    (240)      (98)      (45)
                                                           ------    ------    ------
Selling and marketing expenses, net......................  $1,424    $1,750    $2,970
                                                           ======    ======    ======

     c. The Company rents its facilities under various operating lease agreements, which expire on various dates, the latest of which is in 2004. The minimum rental payments under non-cancelable operating leases are as follows:

YEAR ENDED DECEMBER 31,
-----------------------
1999................................................  $  618
2000................................................     617
2001................................................     427
2002................................................     395
2003................................................     280
2004................................................     227
                                                      ------
                                                      $2,564
                                                      ======

     Total rent expenses for the years ended December 31, 1996, 1997 and 1998, were approximately $242, $193 and $605, respectively.

NOTE 10 -- SHARE CAPITAL

     a.  General

          1. The Ordinary Shares of the Company are traded on Nasdaq National Market.

          2. In March 1998, the Company completed an initial public offering (the "IPO") of 2,587,500 Ordinary Shares, which raised net proceeds in the amount of approximately $29,000.

          3. In December 1997, the Company's shareholders approved a stock dividend of one Ordinary Share for every two Ordinary Shares outstanding to be effected immediately prior to the completion of the IPO. All Ordinary shares, Preferred Shares and per share data included in these financial statements have been retroactively adjusted to reflect this issuance of stock dividend. In connection with the IPO, all of the Company's Preferred Shares outstanding as of December 31, 1997 were converted into 5,202,521 Ordinary Shares.

          Prior to the IPO, the Company increased its authorized share capital to 20,000,000 shares NIS 0.01 par value each. The increase in authorized share capital is presented as of December 31, 1997.

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 10 -- SHARE CAPITAL (CONTINUED)
     b.  Composition of share capital

                                            AUTHORIZED           ISSUED AND OUTSTANDING
                                     ------------------------    -----------------------
                                           DECEMBER 31,               DECEMBER 31,
                                     ------------------------    -----------------------
                                        1997          1998         1997          1998
                                     ----------    ----------    ---------    ----------
                                                     (NUMBER OF SHARES)
Shares of NIS 0.01 par value:
Ordinary Shares(1).................  14,128,987    19,949,998    2,774,997    10,791,952
Deferred Shares(2).................      50,002        50,002       50,002        50,002
Preferred "A" Shares...............     945,000            --      945,000            --
Preferred "B" Shares...............   2,050,995            --    1,710,612            --
Preferred "C" Shares...............   1,175,016            --    1,007,157            --
Preferred "D" Shares...............   1,650,000            --    1,539,752            --
                                     ----------    ----------    ---------    ----------
                                     20,000,000    20,000,000    8,027,520    10,841,954
                                     ==========    ==========    =========    ==========

          1. The Ordinary Shares confer upon the holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends, if declared.

          2. Deferred Shares are non-transferable and entitle their holders to no voting, dividend or other rights except the right to receive the par value of the shares upon dissolution of the company.

     c.  Warrants and options

          1. The Company's outstanding warrants as of December 31, 1998, are as follows:

                                                    PRICE PER
ISSUANCE DATE                             AMOUNT      SHARE      EXPIRATION DATE
-------------                             ------    ---------    ---------------
March 21, 1996(a).......................   3,572     $ 2.57      March 21, 1999
August 26, 1997(b)......................  72,191     $13.00      March 13, 2000
                                          ------     ------
                                          75,763     $12.51
                                          ======     ======

             a) In 1996, the Company issued 167,859 warrants to a group of investors. Each warrant can be exercised to purchase an Ordinary share within three years from a date of its issuance at an exercise price of $2.57 per warrant. During 1998, 164,287 warrants were exercised.

             b) On August 26, 1997, the Company granted 72,191 warrants to a consultant which were exercisable upon the success of the IPO. The consultant is entitled to purchase, for a period of two years after the IPO, Ordinary Shares of the Company, at an exercise price of $13.00 per share. Subsequent to the balance sheet date, on February 19, 1999, the consultant exercised 32,191 warrants.

             In addition, the Company paid this consultant a fee equal to approximately 1% of the gross proceeds of the IPO.

             All the warrants are exercisable as of December 31, 1998.

             A shareholder had warrants to purchase 45,000 shares of the Company's NIS 0.01 par value ordinary shares at a total price of $30, which warrants were exercised in May 1998 at a total price of $30.

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 10 -- SHARE CAPITAL (CONTINUED)
          2.  Stock options:

             a. Under the Company's 1996 Stock Option Plans, the 1997 Stock Option Plan and the 1998 Stock Option Plan (the "Plans"), options may be granted to employees and directors of the Company or its subsidiary.

             b. Pursuant to the plans, as of December 31, 1998, an aggregate of 91,716 options of the Company are still available for future grant.

             c. Each option granted under the Plans to employees expires no later than 4 to 5 years from the date of the grant. The options vest primarily over four years. Any options which are canceled or not exercised before expiration become available for future grants.

             Options granted to directors are exercisable within a year from their date of grant.

             d. Each option granted to employees and directors is exercisable to purchase one Ordinary Share at an exercise price of $2.33 to $17.00.

             A summary of the Company's share option activity under the Plans is as follows:

                                                    YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------
                                       1996                 1997                   1998
                                ------------------   -------------------   --------------------
                                          WEIGHTED              WEIGHTED               WEIGHTED
                                NUMBER    AVERAGE     NUMBER    AVERAGE     NUMBER     AVERAGE
                                  OF      EXERCISE      OF      EXERCISE      OF       EXERCISE
                                OPTIONS    PRICE     OPTIONS     PRICE      OPTIONS     PRICE
                                -------   --------   --------   --------   ---------   --------
Outstanding -- beginning of
  the year....................       --    $  --      415,128    $2.33       543,753    $ 3.22
Granted.......................  423,003    $2.33      334,500     3.80       624,438    $12.29
Exercised.....................       --       --           --       --       (42,325)   $ 3.77
Forfeited.....................   (7,875)   $2.33     (205,875)    2.34       (59,907)   $12.55
                                -------    -----     --------    -----     ---------    ------
Outstanding -- end of the
  year........................  415,128    $2.33      543,753    $3.22     1,065,959    $ 8.16
                                =======    =====     ========    =====     =========    ======
Options exercisable...........   70,407    $2.33      133,689    $2.54       268,355    $ 4.48
                                =======    =====     ========    =====     =========    ======

             The options outstanding as of December 31, 1998 have been separated into ranges of exercise price, as follows:

                OPTIONS       WEIGHTED                  OPTIONS
              OUTSTANDING      AVERAGE     WEIGHTED   EXERCISABLE    WEIGHTED
                 AS OF        REMAINING    AVERAGE       AS OF       AVERAGE
  EXERCISE    DECEMBER 31,   CONTRACTUAL   EXERCISE   DECEMBER 31,   EXERCISE
   PRICE          1998          LIFE        PRICE         1998        PRICE
------------  ------------   -----------   --------   ------------   --------
$ 2.33           192,173         2.7        $ 2.33      137,607       $ 2.33
  3.33           258,099         3.5          3.33       76,866         3.33
  7.33-11.50      52,250         3.9          7.49       12,375         7.33
 11.63-17.00     563,437         4.5         12.43       41,507        12.92
------------   ---------         ---        ------      -------       ------
$ 2.33-17.00   1,065,959         3.9        $ 8.16      268,355       $ 4.48
============   =========         ===        ======      =======       ======

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 10 -- SHARE CAPITAL (CONTINUED)
             On October 20, 1998, the Board of Directors decided to reduce to the current market price the exercise price of all employee stock options, excluding options granted to members of the Board of Directors, that were not exercised, canceled or forfeited, that had an original exercise price above $11.63.

             The number of options repriced was 304,500. The original exercise price of these options ranged between $13.00-$21.50.

             Compensation expense for the excess of market value over the exercise price of options at the date of grant totaled $294 and is being amortized to income over the vesting period for four years.

             Under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), pro-forma information regarding net income (loss) and earnings (loss) per share is required for grants issued after December 1994, and has been determined as if the Company had accounted for its employee share options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 1997 and 1998: risk-free interest rates of 7.0%, 5.5% and 5.5%, respectively, dividend yields of 0.0%, volatility factors of the expected market price of the Company's Ordinary Shares of 0.20,
        0.20 and 0.75, respectively, and a weighted-average expected life of four years per option.

             The weighted average fair values of options granted for the years ended December 31, 1996, 1997 and 1998, were $2.33, $3.61 and $6.33, respectively.

             The weighted average fair values of options granted at an exercise price less than the market price for the years ended December 31, 1997 and 1998 were $6.28 and $8.20 respectively.

             Because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing option pricing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

             Pro-forma information under SFAS No. 123 is as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                  1996      1997       1998
                                                 -------    -----    --------
Net income (loss) as reported..................  $(1,461)   $ 636    $(11,392)
                                                 =======    =====    ========
Pro-forma income (loss)........................  $(1,484)   $ 586    $(11,803)
                                                 =======    =====    ========
Pro-forma basic earnings (loss) per share......  $ (0.50)   $0.21    $  (1.16)
                                                 =======    =====    ========
Pro-forma diluted earnings (loss) per share....  $ (0.50)   $0.07    $  (1.16)
                                                 =======    =====    ========

     d.  Dividends

     In the event that cash dividends are declared in the future, such dividends will be paid in NIS. The Company does not intend to pay cash dividends in the foreseeable future.

     The Company has decided to permanently reinvest its tax exempt income (see note 12a).

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 11 -- EARNINGS (LOSS) PER SHARE

     The following table sets forth the computation of historical basic and diluted earnings (loss) per share:

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1996         1997          1998
                                                           ---------    ---------    ----------
Numerator:
  Net income (loss)......................................  $  (1,461)   $     636    $  (11,392)
                                                           =========    =========    ==========
  Numerator for basic earnings (loss) per share -- income
     (loss) available to ordinary shareholders...........  $  (1,461)   $     636    $  (11,392)
                                                           =========    =========    ==========
  Numerator for diluted earnings (loss) per
     share -- income (loss) available to ordinary
     shareholders after assumed conversions..............  $  (1,461)   $     636    $  (11,392)
                                                           =========    =========    ==========
Denominator:
Weighted average Ordinary shares outstanding.............  2,924,997    2,837,497    10,151,033
                                                           ---------    ---------    ----------
Denominator:
  Denominator for basic earnings (loss) per share --
     weighted-average shares.............................  2,924,997    2,837,497    10,151,033
                                                           ---------    ---------    ----------
  Effect of dilutive securities(1)
     Employee stock options..............................         --      168,660            --
     Warrants............................................         --      135,827            --
     Convertible preferred shares........................         --    4,792,583            --
                                                           ---------    ---------    ----------
  Dilutive potential Ordinary shares.....................         --    5,097,070            --
                                                           ---------    ---------    ----------
     Denominator for diluted earnings (loss) per
       share -- adjusted weighted-average shares and
       assumed conversions...............................  2,924,997    7,934,567    10,151,033
                                                           =========    =========    ==========

---------------
(1) The effect of the inclusion of these securities in 1996 and 1998 would be antidilutive.

NOTE 12 -- TAXES ON INCOME

     a. Tax benefits under the Law for the Encouragement of Capital Investments, 1959

     The Company has been granted in November 1995 the status of an "Approved Enterprise", under the Law for the Encouragement of Industry (Taxation), 1969 (the "Investment Law") and the Company has elected the alternative benefits program, waiver of grants in return for tax exemptions. Pursuant thereto, the income of the Company derived from the "Approved Enterprise" program is tax-exempt for two years and will enjoy a reduced tax rate of 25% for an eight-year period. (Subject to adjustment of 20% based upon the foreign investors' ownership of the Company).

     The Company completed its investment according to its first program on November 27, 1997.

     Income derived from this program is tax exempt for two years commencing in 1998 and will enjoy a reduced tax of 25% for an additional eight years.

     In 1998, the Company received an approval for an expansion program of its Approved Enterprise. Accordingly, the Company's income from the expansion program will be tax-exempt for a period of two years and will be subject to a reduced tax rate as mentioned above for an additional period of eight years. The

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 12 -- TAXES ON INCOME (CONTINUED)
aforementioned benefits are in respect of the taxable income that the Company derives from the expansion program.

     The period of tax benefits detailed above is subject to limits of 12 years from the year of commencement of production, or 14 years from the date of granting the approval, whichever is earlier.

     The tax-exempt profits that will be earned by the Company's "Approved Enterprise" can be distributed to shareholders, without tax liability to the Company only upon the complete liquidation of the Company. As of December 31, 1998 retained earnings included approximately $2,630 in tax exempt income earned by the Company's "Approved Enterprise". The company has decided to permanently reinvest its tax exempt income. Accordingly, no deferred income taxes have been provided on income attributable to the company's "Approved Enterprise". If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company, they would be taxed at the corporate tax rate applicable to such profits as if the Company had not chosen the alternative tax benefits (currently -- 25% for an "Approved Enterprise") and an income tax liability would be incurred of approximately $657 as of December 31, 1998.

     The Investment Law also grants entitlement to claim accelerated depreciation on equipment used by the "Approved Enterprise" during five tax years.

     Should the Company derive income from sources other than the "Approved Enterprise" during the periods of benefits, such income shall be taxable at regular corporate tax rates (1996 and thereafter -- 36%).

     b. Tax benefits under the Israeli Law for the Encouragement of Industry (Taxation), 1969

     The Company is an "industrial company" under the Law for the Encouragement of Industry (Taxation), 1969 and, therefore, is entitled to certain tax benefits, including accelerated rates of depreciation and deduction of public offering expenses.

     c. Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments), 1985

     Results for tax purposes are measured in real terms of earnings in NIS after certain adjustments for increases in the CPI. As explained in Note 2b, the financial statements are presented in U.S. dollars. The difference between the annual change in the CPI and in the NIS/dollar exchange rate causes a difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on this difference between the reporting currency and the tax bases of assets and liabilities.

     d.  Tax assessments

     The Company has not received final tax assessments since its incorporation.

     e.  Net operating losses carryforwards

     As of December 31, 1998, Fundtech Corporation had a U.S. federal net operating loss carryforward of approximately $4,741.

     f.  Deferred income taxes

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 12 -- TAXES ON INCOME (CONTINUED)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
U.S. net operating loss carryforwards.......................  $ 1,910    $ 1,659
Other reserve and allowances (including in process, research
  and development write-off $5,552 in 1998).................       43      5,657
                                                              -------    -------
Total deferred assets.......................................    1,953      7,316
Valuation allowance.........................................   (1,953)    (7,316)
                                                              -------    -------
Balance at the end of the year..............................  $    --    $    --
                                                              =======    =======

     The subsidiary has provided valuation allowances in respect of deferred tax assets resulting from tax loss carryforwards and other temporary differences, since it has a history of losses over the past years. Management currently believes that it is more likely than not that the deferred tax regarding the loss carryforwards and other temporary differences will not be realized.

     g.  Reconciliation of the theoretical tax expenses

     A reconciliation between the theoretical income tax, assuming all income is taxed at the statutory rate applicable to income of the Company and the actual income tax as reported in the statements of operations, is as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1996      1997       1998
                                                         -------    -----    --------
Pre tax income (loss)..................................  $(1,461)   $ 636    $(11,392)
                                                         -------    -----    --------
Statutory tax rate in Israel...........................       36%      36%         36%
                                                         =======    =====    ========
Theoretical tax (benefit) expense......................  $  (526)   $ 229    $ (4,101)
Tax benefits arising from "approved enterprises".......       --       --        (947)
Write off of in process research and development.......       --       --       5,552
Tax adjustment in respect of inflation in Israel and
  others...............................................      (75)     (18)       (131)
Carryforward losses and other deferred taxes for which
  valuation allowance was recorded.....................      853      363          --
Items for which deferred taxes were not recognized.....     (258)      14        (301)
Difference between tax rate in Israel and in U.S. .....        2        4         209
Utilization of tax losses carryforward.................       --     (615)       (296)
Non deductible expenses................................        4       23          15
                                                         -------    -----    --------
Income taxes...........................................  $    --    $  --    $     --
                                                         =======    =====    ========

     h.  Income (loss) before taxes on income

     Income (loss) before taxes on income consists of the following:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1996       1997       1998
                                                        -------    ------    --------
Domestic (within Israel)..............................  $   (57)   $1,599    $  4,183
Foreign (outside Israel)..............................   (1,404)     (963)    (15,575)
                                                        -------    ------    --------
                                                        $(1,461)   $  636    $(11,392)
                                                        =======    ======    ========

                                 FUNDTECH LTD.

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 13 -- SELECTED STATEMENTS OF OPERATIONS DATA

     a.  Summary information about geographical destinations

     The Company operates in one industry -- the design, development, marketing and support of a suite of client server software products which enables businesses and their banks to process payments, transfer funds and manage cash positions electronically, and is divided into 4 main geographical destinations.

     The Company attributes revenues for external customers on the basis of where the products are being sold as follows:

                                     1996               1997                      1998
                                   --------    ----------------------    ----------------------
                                    TOTAL       TOTAL      LONG-LIVED     TOTAL      LONG-LIVED
                                   REVENUES    REVENUES      ASSETS      REVENUES      ASSETS
                                   --------    --------    ----------    --------    ----------
Israel...........................   $   50      $  204        $189       $   693       $  413
U.S.A............................    3,518       7,471         689        19,190        6,422
Australia........................       --         332          --           262           --
Europe...........................       --          12          --         1,801           --
Other............................       --          --          --         1,186           --
                                    ------      ------        ----       -------       ------
                                    $3,568      $8,019        $878       $23,132       $6,835
                                    ======      ======        ====       =======       ======

     b.  Major customers data; percentage of total revenues

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Customer A..................................................    --       31%      1%
                                                               ===      ===      ==
Customer B..................................................     3%      12%      4%
                                                               ===      ===      ==

     c.  Financial income, net

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Financial expenses:
  Interest and other........................................  $ 44     $ 28     $ 24
                                                              ----     ----     ----
                                                                44       28       24
                                                              ----     ----     ----
Financial income:
  Foreign currency translation differences, net.............   (11)      57        9
  Interest and other........................................    83      161      586
                                                              ----     ----     ----
                                                                72      218      595
                                                              ----     ----     ----
Financial income, net.......................................  $ 28     $190     $571
                                                              ====     ====     ====

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of CheckFree Holdings Corporation:

     We have audited the accompanying combined balance sheets of the Cash Management and Wire Transfer Divisions (the "Divisions") of CheckFree Holdings Corporation ("CheckFree") as of June 30, 1996 and 1997 and the related combined statements of operations and divisions' equity and of cash flows for the eight months ended February 29, 1996 (Predecessor), the four months ended June 30, 1996, and the year ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Divisions at June 30, 1996 and 1997 and the results of their operations and their cash flows for the eight months ended February 29, 1996 (Predecessor), the four months ended June 30, 1996, and the year ended June 30, 1997 in conformity with generally accepted accounting principles.

     As described in Note 1 to the financial statements, the Cash Management division and Wire Transfer division were operated as divisions of CheckFree, and accordingly, the accompanying financial statements contain allocations of certain accounts and balances of CheckFree which are common to the other divisions of CheckFree. Such allocations were made in order to reflect the financial position, results of operations and cash flows of the Divisions on a combined stand-alone basis.

     As described in Note 11 to the financial statements, CheckFree sold certain assets and liabilities of the Divisions to Fundtech Ltd. on April 20, 1998.

                                          DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 29, 1998

                  CASH MANAGEMENT AND WIRE TRANSFER DIVISIONS
                       OF CHECKFREE HOLDINGS CORPORATION

                            COMBINED BALANCE SHEETS

                                                         JUNE 30,       JUNE 30,      MARCH 31,
                                                           1996           1997          1998
                                                        -----------    ----------    -----------
                                                                                     (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................  $        --    $       --    $       --
  Receivables, net of allowance for doubtful accounts
     of $100,253, $796,801 and $369,703 as of June 30,
     1996 and 1997 and March 31, 1998, respectively...    5,312,208     5,428,399     5,621,483
                                                        -----------    ----------    ----------
          Total Current Assets........................    5,312,208     5,426,399     5,621,483
OTHER ASSETS:
  Computer Equipment..................................      262,902       380,099       425,889
  Less Accumulated Depreciation.......................      (43,118)     (206,593)     (174,441)
                                                        -----------    ----------    ----------
     Computer Equipment, net..........................      219,784       173,506       251,448
  Intangible Assets, net of accumulated amortization
     of $368,933, $973,624 and $1,531,930 as of June
     30, 1996 and 1997 and March 31, 1998,
     respectively.....................................    4,581,685     1,903,048     1,344,742
                                                        -----------    ----------    ----------
          Total Assets................................  $10,113,677    $7,504,953    $7,217,673
                                                        ===========    ==========    ==========

          LIABILITIES AND DIVISIONS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................  $   494,204    $  126,735    $   66,553
  Accrued liabilities.................................      333,359       692,166       329,398
  Customer deposits...................................           --        22,338        31,197
  Deferred revenue....................................    3,784,470     4,363,681     4,968,274
  Amounts due CheckFree...............................      662,123     1,808,655       517,342
                                                        -----------    ----------    ----------
          Total Current Liabilities...................    5,274,156     7,013,575     5,912,764
DIVISIONS' EQUITY.....................................    4,839,521       491,378     1,304,909
                                                        -----------    ----------    ----------
          Total Liabilities and Divisions' Equity.....  $10,113,677    $7,504,953    $7,217,673
                                                        ===========    ==========    ==========

                  See notes to combined financial statements.

                  CASH MANAGEMENT AND WIRE TRANSFER DIVISIONS
                       OF CHECKFREE HOLDINGS CORPORATION

            COMBINED STATEMENTS OF OPERATIONS AND DIVISIONS' EQUITY

                                          PREDECESSOR                            DIVISIONS
                                          ------------    --------------------------------------------------------
                                          EIGHT MONTHS    FOUR MONTHS       YEAR        NINE MONTHS    NINE MONTHS
                                             ENDED           ENDED          ENDED          ENDED          ENDED
                                          FEBRUARY 29,     JUNE 30,       JUNE 30,       MARCH 31,      MARCH 31,
                                              1996           1996           1997           1997           1998
                                          ------------    -----------    -----------    -----------    -----------
                                                                                        (UNAUDITED)    (UNAUDITED)
OPERATING REVENUES:
  License fees..........................   $2,099,459     $2,224,071     $ 4,600,165    $2,787,368     $2,385,571
  Maintenance fees......................    2,509,391         36,566       2,852,484     1,947,236      2,981,885
  Consulting............................      261,490        159,217       1,147,075       615,697      1,540,648
  Other.................................      492,031        290,725       1,136,777       944,104        889,301
                                           ----------     ----------     -----------    -----------    ----------
    Total operating revenues............    5,362,371      2,710,579       9,736,501     6,294,405      7,797,405
OPERATING EXPENSES:
  Cost of servicing and support.........    2,055,143      1,256,799       6,429,279     3,875,226      4,065,754
  Selling and royalties.................      692,971        852,279       1,234,855       788,933        525,300
  Research and development..............    1,246,375        345,418         974,975       750,391        649,580
  General and administrative............    1,287,167        494,921       2,543,525     1,770,962      1,118,408
  Depreciation and amortization.........      422,318        412,051       1,253,541     1,022,633        573,739
  Write-off of capitalized software.....           --             --       1,588,571     1,588,571             --
                                           ----------     ----------     -----------    -----------    ----------
    Total operating expenses............    5,703,974      3,361,468      14,024,746     9,796,716      6,932,781
OPERATING INCOME (LOSS).................     (341,603)      (650,889)     (4,288,245)   (3,502,311)       864,624
OTHER INCOME (EXPENSE)
  Interest income.......................        8,659
  Interest expense......................                         903          59,898        36,937         51,093
                                           ----------     ----------     -----------    -----------    ----------
    Net other income (expense)..........        8,659           (903)        (59,898)      (36,937)       (51,093)
                                           ----------     ----------     -----------    -----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES.......     (332,944)      (651,792)     (4,348,143)   (3,539,248)       813,531
DIVISIONS' EQUITY (DEFICIT)
  Beginning of Period...................     (496,895)     5,491,313       4,839,521     4,839,521        491,378
  End of Period.........................   $ (829,839)    $4,839,521     $   491,378    $1,300,273     $1,304,909
                                           ==========     ==========     ===========    ===========    ==========

                  See notes to combined financial statements.

                  CASH MANAGEMENT AND WIRE TRANSFER DIVISIONS
                       OF CHECKFREE HOLDINGS CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS

                                         PREDECESSOR                            DIVISIONS
                                         ------------    -------------------------------------------------------
                                         EIGHT MONTHS    FOUR MONTHS      YEAR       NINE MONTHS    NINE MONTHS
                                            ENDED           ENDED         ENDED         ENDED          ENDED
                                         FEBRUARY 29,     JUNE 30,      JUNE 30,      MARCH 31,      MARCH 31,
                                             1996           1996          1997           1997           1998
                                         ------------    -----------   -----------   ------------   ------------
                                                                                     (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income (loss) before income taxes....  $  (332,944)    $ (651,792)   $(4,348,143)  $(3,539,248)   $   813,531
  Adjustments to reconcile income
    (loss) before income taxes to net
    cash provided by operating
    activities:
    Depreciation and amortization......      422,318        412,051      1,253,541     1,022,633        573,739
    Write-off of capitalized
      software.........................           --             --      1,388,571     1,588,571             --
    Changes in operating assets and
      liabilities
      Increase in accounts receivable,
         net...........................   (1,327,454)    (1,251,976)      (116,191)     (349,867)       193,084
      Increase in prepaid expenses.....           --             --             --    (1,170,000)            --
      Increase (decrease) in accounts
         payable.......................      409,956         30,616       (367,469)     (302,102)        60,182
      Increase (decrease) in accrued
         liabilities...................      (21,781)       (76,471)       358,807       (42,476)      (362,768)
      Increase (decrease) in customer
         deposits......................      (20,710)            --         22,338        22,338          6,559
      Increase in deferred revenue.....    1,502,188      1,460,942        579,211     2,358,488        604,593
                                         -----------     -----------   -----------   -----------    -----------
         Net cash provided by (used in)
           operating activities........      631,573        (76,630)    (1,029,335)     (611,663)     1,384,688
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capitalization of software
    development costs..................           --       (816,485)            --            --             --
  Capital expenditures for computer
    equipment..........................      (64,912)      (255,175)      (117,197)     (106,259)       (93,375)
                                         -----------     -----------   -----------   -----------    -----------
         Net cash used in investing
           activities..................      (64,912)    (1,071,660)      (117,197)     (106,259)       (93,375)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in amounts due
    CheckFree..........................  $  (566,661)    $1,148,290    $ 1,146,532   $   717,922    $(1,291,313)
                                         -----------     -----------   -----------   -----------    -----------
INCREASE IN CASH.......................           --             --             --            --             --
CASH, beginning of period..............           --             --             --            --             --
                                         -----------     -----------   -----------   -----------    -----------
CASH, end of period....................           --             --             --            --             --
                                         ===========     ===========   ===========   ===========    ===========

                  See notes to combined financial statements.

                  CASH MANAGEMENT AND WIRE TRANSFER DIVISIONS
                       OF CHECKFREE HOLDINGS CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying combined financial statements have been prepared for the purpose of presenting the stand-alone results of the combined operations of the cash management and wire transfer divisions ("Divisions") of CheckFree Holdings Corporation ("CheckFree").

     Until February 1996, the Divisions were owned and operated by Servantis Systems, Inc., a subsidiary of Servantis Systems Holdings, Inc. ("Servantis"). In February 1996, Servantis was acquired by CheckFree. The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded based on their fair values at the date of the acquisition.

     The impact of the purchase accounting adjustments on the Divisions' equity (deficit) as of February 29, 1996 was as follows:

Divisions' deficit prior to acquisition.....................  $ (829,839)
Purchase accounting Adjustments:
  Fixed asset revaluation...................................      51,449
  Intangible asset valuation................................   2,437,676
  Purchased profits elimination.............................   3,832,027
                                                              ----------
Divisions' equity after acquisition.........................  $5,491,313
                                                              ==========

     Due to the resulting change in the carrying value of the Divisions' assets and liabilities, results of operations and cash flows have been separated between Predecessor and Divisions on the face of the statements of operations and Divisions' equity and the statements of cash flows.

     Certain costs incurred by CheckFree in connection with operating the Divisions have been allocated to the Divisions in order to present the historical financial statements of the Divisions as if the Divisions had operated on a combined stand-alone basis. See Note 8 for a further discussion regarding allocations of certain accounts and balances of CheckFree to the Divisions.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a.  Revenue Recognition

     The Divisions generate revenues from licensing the right to use their software products; supporting the software products ("maintenance revenue"); performing installation, consulting, training, and other professional services related to their software products. The Divisions recognize revenues in accordance with the provisions of the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 91-1 ("SOP 91-1"), Software Revenue Recognition.

     In October 1997, the AICPA issued Statement of Position No. 97-2 ("SOP 97-2"), Software Revenue Recognition, which supersedes SOP 91-1. SOP 97-2 is effective for fiscal years beginning after December 15, 1997. The adoption of SOP 97-2 is not expected to have a material impact on the Divisions' financial statements. In March 1998, the AICPA issued Statement of Position No. 98-4 ("SOP 98-4"), Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, which defers for one year the application of certain requirements of SOP 97-2. The adoption of SOP 98-4 is not expected to have a material impact of the Divisions' financial statements.

     Revenue from software license agreements is recognized upon delivery of the software if there are no significant postdelivery obligations. Any revenue related to significant postdelivery obligations is deferred and recognized when the product is accepted by the customer. Maintenance revenue is recognized ratably over the term of the related contractual support period, generally 12 months. Consulting revenue is primarily related to professional services performed on a time-and-materials basis and is recognized as the services are performed.

                  CASH MANAGEMENT AND WIRE TRANSFER DIVISIONS
                       OF CHECKFREE HOLDINGS CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Such services do not include customization or modification to underlying software code. Modification or customization services are separately priced and recognized as the services are performed.

     As a result of the purchase of Servantis by CheckFree, the Divisions were required to record a purchase accounting adjustment in the amount of $3,832,027 to eliminate purchased profits from its deferred revenue. The effect of the adjustment was to reduce deferred revenue, and the resulting amount was then reflected as a reduction of recorded revenue over the next twelve months.

  b.  Cash and Cash Equivalents

     The Divisions participate in CheckFree's cash management system and, accordingly, do not maintain cash balances.

  c.  Computer Equipment

     Computer equipment is stated at historical cost less accumulated depreciation and amortization, with the exception of assets on hand at February 29, 1996 which were restated to market value in conjunction with the purchase of the Divisions by CheckFree. Computer equipment is depreciated on a straight-line basis over their estimated useful lives (from 3 to 5 years). When computer equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repair costs are charged to expense as incurred. The Divisions recorded depreciation expense of $72,191, $43,118, $163,477, $118,671 and $15,434 for the eight-month period ended February 29, 1996, the four-month period ended June 30, 1996, the year ended June 30, 1997, and the nine-month periods ended March 31, 1997 and March 31, 1998 (unaudited), respectively.

  d.  Intangible Assets

     Intangible assets are amortized on a straight-line basis over periods from three to thirty years. At each balance sheet date, a determination is made by management to ascertain whether the intangible assets have been impaired based on several criteria, including, but not limited to, sales trends, undiscounted operating cash flows, and other operating factors.

  e.  Capitalized Software

     Research and development expenditures, except as described below, are charged to expense as incurred. Computer software development costs for the core operating system of the Divisions' software products to be marketed are charged to research and development expense until technological feasibility is established, after which remaining software production costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Management continually evaluates the recoverability of purchased or capitalized computer software development costs based on projected revenues and the future estimated economic life of its software products. In the quarter ended March 31, 1997 the Divisions determined that certain assets related to their WireNext software product were impaired and, accordingly, recorded a charge of $1,588,571 to reflect the impairment. Capitalized computer software development costs are amortized on a product-by-product basis based on the greater of (a) the amount computed using the ratio that current gross revenues fora product bear to the total of current and anticipated future gross revenues for that product or (b) straight-line amortization using a three-year life. The Divisions capitalized $816,485 for the four-month period ended June 30, 1996. Amortization of intangible assets and capitalized computer software development costs for the eight-month period ended February 29, 1996, the four-month period ended June 30, 1996, the year ended

                  CASH MANAGEMENT AND WIRE TRANSFER DIVISIONS
                       OF CHECKFREE HOLDINGS CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) June 30, 1997 and the nine-month periods ended March 31, 1997 and 1998 (unaudited) were $350,127, $368,933, $1,090,066, $903,962 and $558,305, respectively.

  f.  Use of Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  g.  Interim Combined Financial Statements

     The unaudited combined balance sheet as of March 31, 1998, and the unaudited combined statements of operations and divisions' equity (deficit) and of cash flows for the nine months ended March 31, 1997 and 1998, in the opinion of management, have been prepared on the same basis as the audited combined financial statements and include all significant adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of interim periods. The data disclosed in these notes to the combined financial statements for these periods are also unaudited. Operating results from the interim periods are not necessarily indicative of the results that may be expected for the entire year.

NOTE 3 -- ACCOUNTS RECEIVABLE

     Receivables at June 30, 1996 and 1997 and March 31, 1998 consist of the following:

                                                  JUNE 30,      JUNE 30,      MARCH 31,
                                                    1996          1997          1998
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Trade accounts receivable......................  $1,457,751    $1,765,203    $2,160,694
Unbilled accounts receivable...................   3,954,166     4,446,024     3,817,783
Other receivables..............................         544        13,973        12,709
                                                 ----------    ----------    ----------
                                                  5,412,461     6,225,200     5,991,186
Less allowance for doubtful accounts...........    (100,253)     (796,801)     (369,703)
                                                 ----------    ----------    ----------
                                                 $5,312,208    $5,428,399    $5,621,483
                                                 ==========    ==========    ==========

     The billing terms related to the Divisions' license and services contracts generally do not coincide with revenue recognition, giving rise to unbilled accounts receivable.

NOTE 4 -- PREPAID EXPENSES

     During the quarter ended March 31, 1997, the Divisions entered into a reseller agreement with a strategic partner to provide the Divisions' customers an alternative solution to a product the Divisions discontinued. The Divisions purchased $1,600,000 of software from the strategic partner and expensed the amount as product was delivered to the Divisions' customers. Of the prepaid amount, $430,000 was expensed in the quarter ended March 31, 1997 and the balance of $1,170,000 was expensed in the quarter ended June 30, 1997.

                  CASH MANAGEMENT AND WIRE TRANSFER DIVISIONS
                       OF CHECKFREE HOLDINGS CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- INTANGIBLE ASSETS

     Intangible assets at June 30, 1996 and 1997 and March 31, 1998 consist of the following:

                                                 JUNE 30,      JUNE 30,      MARCH 31,
                                                   1996          1997          1998
                                                ----------    ----------    -----------
                                                                            (UNAUDITED)
Purchased PC Software.........................  $3,138,636    $1,881,175    $ 1,881,175
Workforce.....................................     335,818       335,818        335,818
Customer Base.................................     320,717       320,717        320,717
Tradenames....................................     168,664       168,664        168,664
Capitalized Software..........................     986,783       170,298        170,298
                                                ----------    ----------    -----------
     Total....................................   4,950,618     2,876,672      2,876,672
Less Accumulated Amortization.................    (368,933)     (973,624)    (1,531,930)
                                                ----------    ----------    -----------
     Net......................................  $4,581,685    $1,903,048    $ 1,344,742
                                                ==========    ==========    ===========

NOTE 6 -- ACCRUED LIABILITIES

     Accrued liabilities at June 30, 1996 and 1997 and March 31, 1998 consist of the following:

                                                    JUNE 30,    JUNE 30,     MARCH 31,
                                                      1996        1997         1998
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
Accrued compensation and employee benefits........  $230,608    $242,393     $213,557
Accrued royalty expense...........................    25,095     404,271        8,737
Other accrued liabilities.........................    77,656      45,502      107,104
                                                    --------    --------     --------
                                                    $333,359    $692,166     $329,398
                                                    ========    ========     ========

NOTE 7 -- INCOME TAXES (UNAUDITED)

     The Divisions have been included in CheckFree's consolidated United States Federal and state income tax returns. CheckFree accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. CheckFree does not allocate income taxes to the Divisions on a stand-alone basis; therefore the accompanying financial statements do not reflect an income tax provision or income tax-related assets and liabilities.

     The following represents the unaudited pro forma estimated impact of income taxes as if the combined Divisions had filed income tax returns.

                        PREDECESSOR                          DIVISIONS
                        ------------   -----------------------------------------------------
                        EIGHT MONTHS   FOUR MONTHS                 NINE MONTHS   NINE MONTHS
                           ENDED          ENDED      YEAR ENDED       ENDED         ENDED
                        FEBRUARY 29,    JUNE 30,      JUNE 30,      MARCH 31,     MARCH 31,
                            1996          1996          1997          1997          1998
                        ------------   -----------   -----------   -----------   -----------
                                                                   (UNAUDITED)   (UNAUDITED)
Income (Loss) Before
  Income Taxes........   $(332,944)     $(615,792)   $(4,348,143)  $(3,539,248)   $813,531
Pro Forma Income Tax
  Expense (Benefit)...    (133,178)      (260,717)    (1,739,257)   (1,415,699)    325,412
Pro Forma Net Income
  (Loss)..............   $(199,766)     $(391,075)   $(2,608,886)  $(2,123,549)   $488,119
                         =========      =========    ===========   ===========    ========

     As there are no material permanent differences in any of the periods presented, the blended effective rate of 40% is essentially the same as the combined Federal and state statutory rates.

                  CASH MANAGEMENT AND WIRE TRANSFER DIVISIONS
                       OF CHECKFREE HOLDINGS CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- RELATED PARTY TRANSACTIONS

     Within both Servantis and CheckFree, the Divisions operated as separate direct margin centers. Servantis and CheckFree incurred various costs in connection with the operations of the Divisions, which included corporate controlled expenses such as employee benefits, accounting, legal, tax, information services, marketing and executive management. Such amounts, which are management's best estimate of the costs incurred to operate the Divisions, have been allocated to the Divisions using relative revenue, employee usage or other measures as appropriate in order to present financial statements as if the Divisions were operated on a stand-alone basis. It is management's assertion that the cost allocation methods used are practical and reasonable methods of allocation of the corporate controlled expenses of both Servantis and CheckFree. However, these statements are not necessarily indicative of the financial position and results of operations which would have occurred had the Divisions been operated on a stand-alone basis. The following table lists the various allocated expenses for the periods indicated:

                              PREDECESSOR                         DIVISIONS
                              ------------   ----------------------------------------------------
                              EIGHT MONTHS   FOUR MONTHS      YEAR      NINE MONTHS   NINE MONTHS
                                 ENDED          ENDED        ENDED         ENDED         ENDED
                              FEBRUARY 29,    JUNE 30,      JUNE 30,     MARCH 31,     MARCH 31,
                                  1996          1996          1997         1997          1998
                              ------------   -----------   ----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
Corporate C&A...............   $  592,617    $  303,036    $1,061,730   $  897,830    $  702,663
Sales.......................      442,678       651,761     1,083,902      680,183       457,068
Facilities..................      383,873       191,937       593,435      474,464       335,000
Information Services........       64,357        32,178       353,117      296,964       112,000
                               ----------    ----------    ----------   ----------    ----------
     Total Allocated........   $1,483,525    $1,178,912    $3,092,184   $2,349,441    $1,606,731
                               ==========    ==========    ==========   ==========    ==========

     Additionally, the Divisions utilize the cash management services of the parent, CheckFree. Excess cash provided by or used by the Divisions is accounted for as amounts due CheckFree in the current liabilities section of the balance sheet. The average outstanding balances in the amounts due CheckFree account is used to compute the amount of interest expense or interest income realized by the Divisions. Such amounts are reflected appropriately in the statement of income. An intercompany interest rate of 5.25% is used to compute the interest income and expense, as this amount approximates investment income earned by CheckFree over the periods presented.

NOTE 9 -- EMPLOYEE RETIREMENT PLANS

  a.  401(k) Plans

     The Divisions participated in the defined contribution 401(k) retirement plans sponsored by CheckFree and Servantis which covered substantially all of the employees. Under the plans, eligible employees may contribute a portion of their salary under retirement and CheckFree and Servantis, at their discretion, may match a portion of the employee's contribution. Total expenses under these plans amounted to $63,176, $49,618, $63,528, $47,646, and $62,517 for the eight months ended February 29, 1996, the four months ended June 30, 1996, the year ended June 30, 1997, the nine months ended March 31, 1997 and 1998 (unaudited), respectively.

  b.  Pension Plan

     The Divisions participated in a noncontributory money purchase pension plan sponsored by Servantis, which covered substantially all of its employees age 21 or older who had a minimum of 12 months of service. The contribution to the pension plan was 10% of the annual aggregate compensation of the qualified

                  CASH MANAGEMENT AND WIRE TRANSFER DIVISIONS
                       OF CHECKFREE HOLDINGS CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- EMPLOYEE RETIREMENT PLANS -- (CONTINUED) participants in each year (subject to the maximum limits established by the Internal Revenue Code). Total expenses under this plan were $37.524 for the eight months ended February 29, 1996. Upon the purchase of Servantis by CheckFree in February of 1996, the money purchase pension plan was dissolved and employee assets were rolled into the CheckFree 401(k) retirement plan. Plan assets were not allocated to the Divisions.

NOTE 10 -- GEOGRAPHIC SALES INFORMATION

     The Divisions reported sales in multiple foreign locations. The following table identifies revenue by location for the periods indicated:

                              PREDECESSOR                         DIVISIONS
                              ------------   ----------------------------------------------------
                              EIGHT MONTHS   FOUR MONTHS                NINE MONTHS   NINE MONTHS
                                 ENDED          ENDED      YEAR ENDED      ENDED         ENDED
                              FEBRUARY 29,    JUNE 30,      JUNE 30,     MARCH 31,     MARCH 31,
          LOCATION                1996          1996          1997         1997          1998
          --------            ------------   -----------   ----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
United States...............   $4,782,591    $2,392,381    $8,668,539   $5,353,518    $7,012,717
Asia........................       17,500        33,698       700,579      659,559       570,660
Europe......................      515,095            --       275,995      210,971       131,113
Central and Southern
  America...................           --        15,550        21,500       21,500            --
Australia...................           --       240,000        13,300       13,300        54,790
Other.......................       47,185        28,950        56,588       35,557        28,125
                               ----------    ----------    ----------   ----------    ----------
                               $5,362,371    $2,710,579    $9,736,501   $6,294,405    $7,797,405
                               ==========    ==========    ==========   ==========    ==========

NOTE 11 -- SUBSEQUENT EVENT

     On April 20, 1998, certain assets and liabilities of the Divisions were sold to Fundtech Ltd. for consideration of $18,250,000 in cash.

             Fundtech's suite of products is designed to integrate


                 all elements of the electronic payments cycle



                [GUI DISPLAY OF (1) GLOBAL TREASURY MANAGEMENT,


                                   (2) GLOBAL RISK MANAGEMENT,


                                   (3) INTERNET/INTRANET AND


                                   (4) CENTRALIZED CONTROL OF FUNDS

                              [FUNDTECH LTD. LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses, other than underwriting commissions, expected to be incurred by Fundtech in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee.........    $   22,929
Nasdaq National Market Filing Fee...........................        17,500
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................         8,784
Israeli Taxes...............................................       824,766
Printing and Engraving......................................       200,000
Legal Fees and Expenses.....................................       350,000
State Securities Qualification Fees and Expenses............        10,000
Accounting Fees and Expenses................................       200,000
Miscellaneous...............................................       366,021
                                                                ----------
          Total.............................................    $2,000,000
                                                                ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Association of Fundtech provide that, to the fullest extent permitted by the Israeli Companies' Ordinance (New Version), 1983, as amended (the "Companies' Ordinance"), Fundtech may indemnify its Office Holders (as defined in the Companies' Ordinance), directors and officers for (i) a financial obligation imposed on them in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award by court in respect of an act performed in his capacity as an officer of Fundtech and (ii) reasonable litigation expenses, including attorneys' fees, expended by such officer or charged to him by a court, in proceedings instituted against him by Fundtech or on its behalf or by any other person, or in a criminal charge from which he was acquitted, all in respect of an act performed by him in his capacity as an officer of Fundtech. Fundtech has entered into indemnification agreements with most of its Office Holders.

     Fundtech's Articles of Association also provide that, to the fullest extent permitted by the Companies' Ordinance, Fundtech may procure directors' and officers' liability insurance for (a) breach by any director or officer of the duty of care or officer owed to Fundtech or to any other person, (b) breach by any officer or director of a fiduciary duty owed to Fundtech, provided that such person acted in good faith and had reasonable cause to assume that the action would not prejudice the interests of Fundtech and (c) any financial liability imposed upon any director or officer for the benefit of a third party by reason of an act or omission of such person in his capacity as a director or officer of Fundtech.

     Under the Companies' Ordinance, Fundtech may not indemnify or procure insurance coverage for the liability of its Office Holders (as defined in the Companies' Ordinance) in respect of any monetary obligation imposed by reason of
(a) an act or omission which constitutes a breach of fiduciary duty, except to the extent described above, (b) a willful breach of the duty of care or reckless disregard of the circumstances or consequences of such breach, (c) an act or omission done with the intent to unlawfully realize personal gain or (d) a fine or penalty imposed for a criminal offense.

     The Companies' Ordinance defines an "Office Holder" to include a director, managing director, chief business manager, president, executive vice president, vice president, other managers directly subordinate to the managing director, any person so nominated by the Board and any other person who fills one of the above positions, even if he carries a different title.

     In addition, pursuant to the Companies' Ordinance, indemnification of, and procurement of insurance coverage for, an Office Holder of Fundtech is permitted if it is approved by Fundtech's Audit Committee and Board of Directors. In certain circumstances, the Companies' Ordinance also requires approval of such indemnification and insurance by Fundtech's shareholders.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Described below are unregistered securities sold by Fundtech during the three years preceding the filing of this Registration Statement:

          On March 31, 1997, Fundtech sold an aggregate of 1,389,752 ordinary shares to certain affiliated and unaffiliated investors for an aggregate purchase price of $5,559,006 ($4.00 per share). The affiliated investors were Aura, Oscar Gruss, the Star Entities, Jerusalem Pacific Ventures and the Israel Growth Fund, and they purchased an aggregate of 390,002 ordinary shares.

          Between May 15, 1996 and October 7, 1996, Fundtech granted to employees options to purchase an aggregate of 423,003 ordinary shares at an exercise price of $2.33 per share. Such options vest over four years and expire five years following the date of grant.

          Between May 22, 1997 and September 3, 1997, Fundtech granted to certain employees options to purchase an aggregate of 295,500 ordinary shares at an exercise price of $3.33 per share which included a number of options forfeited and reissued. Such options vest in four years and expire five years from the date of grant.

          Between December 1, 1997 and May 15, 1998 Fundtech granted certain employees options to purchase an aggregate of 300,250 ordinary shares at exercise prices ranging from $7.33 to $21.00. In October 1998, these options were repriced at $11.625, the then current market price of the ordinary shares.

          On October 1, 1996, Fundtech granted a former employee an option to purchase 18,750 ordinary shares at an exercise price of $2.67 per share, exercisable prior to January 31, 1998. These options expired unexercised.

          In September 1997, Fundtech granted to an unaffiliated consultant options to purchase 72,191 ordinary shares at an exercise price of $13.00. The options are exercisable for a two-year period commencing March 13, 1998. On February 19, 1999, the unaffiliated consultant exercised options to purchase 32,191 ordinary shares.

          On May 18, 1998, Fundtech agreed to grant options to purchase an aggregate of 42,000 ordinary shares to members of the Board of Directors. Such grant was made following the election of a Board of Directors at Fundtech's annual general meeting of the shareholders, in August 1998. The options vest over a period of one year.


          Between October 20, 1998 and April 23, 1999, Fundtech granted to executive officers and employees options to purchase an aggregate of 224,188 ordinary shares at exercise prices ranging from $10.375 to $31.875.


     Each of the securities listed above was (i) sold pursuant to exemptions from registration under Section 4(2) of the Securities Act and/or (ii) sold to persons who were neither nationals nor residents of the United States and no facilities or instrumentalities of United States interstate commerce were used in connection with any offer or sale thereof. Except with respect to the sale of ordinary shares on March 31, 1997, no underwriter or underwriting discount or commission was involved in any of such sales. See "Certain Transactions."

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


  1    Form of Underwriting Agreement*****
  3.1  Amended Memorandum of Association of Registrant**
  3.2  Amended and Restated Articles of Association of Registrant**
  4.1  Form of Ordinary Share Certificate**
  4.2  Form of Registration Rights**
  5    Opinion of Herzog, Fox & Neeman*****
 10.1  Software License, Maintenance Services and Training
       Agreement, dated February 28, 1997, by and between checker and Fundtech**++
 10.2  Software Development, Licensing and Maintenance Agreement,
       dated September 26, 1997, by and between Merrill Lynch and
       Fundtech**++
 10.3  Development and Distribution License Agreement, dated August
       15, 1997, by and between Tandem (subsequently acquired by
       Compaq) and Fundtech**++
 10.4  Fundtech Ltd. 1996 Employee Stock Option Plan for the
       Employees of Fundtech Ltd.**
 10.5  Fundtech Ltd. 1996 Employee Stock Option Plan for the
       Employees of Fundtech Ltd. and the Employees of Fundtech
       Corp.**
 10.6  Fundtech Ltd. 1997 Stock Option Plan for Fundtech
       Corporation**
 10.7  Fundtech Ltd. December 1997 Israeli Share Option Plan
       (English summary)**
 10.8  Loan Agreement, dated March 1993, between Fundtech and Aura
       Investments Research & Development Ltd., as amended (English summary)**
 10.9  Grant Approvals issued by the Chief Scientist to Fundtech
       (English summary of representative approval)**
 10.10 Grant Approvals issued by the Marketing Fund to Fundtech
       (English summary)**
 10.11 Asset Purchase Agreement between CheckFree Corporation and
       Fundtech Ltd., dated as of April 20, 1998***
 10.12 Employment Agreement between Reuven Ben-Menachem and
       Fundtech Corporation, dated November 25, 1997****
 10.13 Lease Agreement relating to Fundtech's Facility in Ramat
       Gan, Israel****
 10.14 Lease Agreement relating to Fundtech's Facility in Atlanta,
       Georgia****
 21    Subsidiaries of Registrant*****
 23.1  Consent of Herzog, Fox & Neeman (included in Exhibit 5 hereto)
 23.2  Consent of Kost, Forer & Gabbay
 23.3  Consent of Deloitte & Touche LLP*****
 24    Power of attorney (included in the signature pages to the
       Registration Statement)
 27.1  Financial Data Schedule*****


---------------

** Previously filed as an exhibit to the Registrant's Registration Statement on Form F-1, as amended, dated March 13, 1998, and incorporated herein by reference.


*** Previously filed as an exhibit to the Registrant's Report on Form 6-K, dated April 30, 1998, and incorporated herein by reference.

**** Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

***** Previously filed as an exhibit to this Registration Statement.

++ Certain portions of this agreement have been omitted pursuant to a request for confidential treatment.

     (b) Financial Statement Schedules

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission (the "Commission") are not required under the related instructions and the required information is contained in the financial statements and notes thereto or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat Gan, Israel, on the 27th day of April, 1999.


                                          FUNDTECH LTD.

                                          By:       /s/ MICHAEL CARUS
                                            ------------------------------------
                                            Name: Michael Carus
                                            Title:  Executive Vice President and
                                                    Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

                         *                             Chairman of the Board of           April 27, 1999
---------------------------------------------------      Directors, Chief Executive
                Reuven Ben-Menachem                      Officer and President
                                                         (principal executive officer)

                         *                             Director                           April 27, 1999
---------------------------------------------------
                   Boaz Misholi

                         *                             Director                           April 27, 1999
---------------------------------------------------
                  Jay B. Morrison

                         *                             Director                           April 27, 1999
---------------------------------------------------
                    Eddy Shalev

                         *                             Director                           April 27, 1999
---------------------------------------------------
                George M. Lieberman

                         *                             Director                           April 27, 1999
---------------------------------------------------
                   Rina Shainski

                         *                             Director                           April 27, 1999
---------------------------------------------------
                 Rimon Ben-Shaoul

                 /s/ MICHAEL CARUS                     Executive Vice President and       April 27, 1999
---------------------------------------------------      Chief Financial Officer
                   Michael Carus                         (principal financial and
                                                         accounting officer)

Authorized Representative in the United
  States:
                                                                                            DATE
                                                                                       --------------
                                                                                       April 27, 1999
FUNDTECH CORP.

            /s/ MICHAEL CARUS
------------------------------------------
  Michael Carus, Chief Financial Officer
           * /s/ MICHAEL CARUS
------------------------------------------
             Attorney-in-fact
              Michael Carus

                                 EXHIBIT INDEX


EXHIBIT
  NO.                               EXHIBIT
-------                             -------
  1       Form of Underwriting Agreement*****
  3.1     Amended Memorandum of Association of Registrant**
  3.2     Amended and Restated Articles of Association of Registrant**
  4.1     Form of Ordinary Share Certificate**
  4.2     Form of Registration Rights**
  5       Opinion of Herzog, Fox & Neeman*****
 10.1     Software License, Maintenance Services and Training
          Agreement, dated February 28, 1997, by and between CheckFree and Fundtech**++
 10.2     Software Development, Licensing and Maintenance Agreement,
          dated September 26, 1997, by and between Merrill Lynch and
          Fundtech**++
 10.3     Development and Distribution License Agreement, dated August
          15, 1997, by and between Compaq and Fundtech**++
 10.4     Fundtech Ltd. 1996 Employee Stock Option Plan for the
          Employees of Fundtech Ltd.**
 10.5     Fundtech Ltd. 1996 Employee Stock Option Plan for the
          Employees of Fundtech Ltd. and the Employees of Fundtech
          Corp.**
 10.6     Fundtech Ltd. 1997 Stock Option Plan for Fundtech
          Corporation**
 10.7     Fundtech Ltd. December 1997 Israeli Share Option Plan
          (English summary)**
 10.8     Loan Agreement, dated March 1993, between Fundtech and Aura
          Investments Research & Development Ltd., as amended (English summary)**
 10.9     Grant Approvals issued by the Chief Scientist to Fundtech
          (English summary of representative approval)**
 10.10    Grant Approvals issued by the Marketing Fund to Fundtech
          (English summary)**
 10.11    Asset Purchase Agreement between CheckFree Corporation and
          Fundtech Ltd., dated as of April 20, 1998***
 10.12    Employment Agreement between Reuven Ben-Menachem and
          Fundtech Corporation, dated November 25, 1997****
 10.13    Lease Agreement relating to Fundtech's Facility in Ramat
          Gan, Israel****
 10.14    Lease Agreement relating to Fundtech's Facility in Atlanta,
          Georgia****
 21       Subsidiaries of Registrant*****
 23.1     Consent of Herzog, Fox & Neeman (included in Exhibit 5
          hereto)
 23.2     Consent of Kost, Forer & Gabbay
 23.3     Consent of Deloitte & Touche LLP*****
 24       Power of attorney (included in the signature pages to the
          Registration Statement)
 27.1     Financial Data Schedule*****


---------------

** Previously filed as an exhibit to the Registrant's Registration Statement on Form F-1, as amended, dated March 13, 1998, and incorporated herein by reference.


*** Previously filed as an exhibit to the Registrant's Report on Form 6-K, dated April 30, 1998, and incorporated herein by reference.

**** Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

***** Previously filed as an exhibit to this Registration Statement.

++ Certain portions of this agreement have been omitted pursuant to a request for confidential treatment.